                            SCHEDULE 14A INFORMATION


                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No. 2)



      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12


                                    ENSTAR INC.
------------------------------------------------------------
      (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the
                        Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                common stock, par value $.01 per share
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                1,047,167 shares and stock option settlements with respect to 243,750 shares
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                $12.50 per share purchased ($13,089,587) and average
                option spread of $4.7538 per share ($1,158,750)
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                $14,248,337
                ----------------------------------------------------------
           (5)  Total fee paid:
                $2,850
                ----------------------------------------------------------
/X/        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                  ENSTAR INC.
                            7450 FLYING CLOUD DRIVE
                         EDEN PRAIRIE, MINNESOTA 55344


                            ------------------------


                                                                October 28, 1999


Dear Shareholder:


    You are cordially invited to attend the Annual Meeting of Shareholders of ENStar Inc. (the "Company") to be held at the offices of the Company, 7450 Flying Cloud Drive, Eden Prairie, Minnesota, on Wednesday, December 1, 1999 at 9:00 a.m. local time (the "Annual Meeting"). A Notice of the Annual Meeting, a Proxy Statement, related information about the Company and a proxy card are enclosed. All holders of the Company's outstanding shares of common stock (the "Common Stock") as of October 15, 1999 are entitled to notice of and to vote at the Annual Meeting.


    At the Annual Meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated August 13, 1999 (the "Merger Agreement"), among the Company, ENStar Acquisition, Inc., a Minnesota corporation wholly owned by two limited partnerships and a trust controlled by James H. and Jeffrey J. Michael (the "Acquisition Company"), James
H. and Jeffrey J. Michael and the two limited partnerships and the trust controlled by them (together, the "Michael Family"), pursuant to which the Acquisition Company will be merged with and into the Company (the "Merger") with the Company as the surviving corporation. If the Merger Agreement is approved and the Merger becomes effective, each outstanding share of the Common Stock not owned or controlled by the Michael Family (the "Minority Shares") will be converted into the right to receive $12.50 in cash, and holders, other than members of the Michael Family, of options to acquire shares of the Common Stock will receive a cash settlement, net of withholding taxes, equal to the excess of $12.50 over the exercise price of such options.

    Approval of the Merger Agreement requires the affirmative vote of a majority of all of the outstanding shares of the Common Stock and the affirmative vote of a majority of all of the outstanding Minority Shares. The Merger Agreement may be terminated by the parties to the Merger Agreement under certain circumstances. For example, the Merger Agreement may be terminated by the Acquisition Company if the Dollar Weighted Trading Price of CorVel Corporation ("CorVel") common stock is less than $20.00 per share and by the Company if the Dollar Weighted Trading Price of CorVel common stock is greater than $26.00 per share. The "Dollar Weighted Trading Price" means the quotient of (A) the product of (i) the total number of shares of CorVel traded during the 15 trading days immediately prior to the date of the Annual Meeting of Shareholders, multiplied by (ii) the price paid per share, divided by (B) the total number of shares of CorVel traded during such 15 day period. In addition, the Merger Agreement may be terminated by the Acquisition Company if the holders of more than 5% of the outstanding Common Stock of the Company exercise dissenters' rights. Details of the proposed Merger and other important information are set forth in the accompanying Proxy Statement, which you are urged to read carefully.

    If the Merger Agreement is not approved and adopted, or if the Merger Agreement is terminated, you will be asked to vote upon the election of a Board of Directors for the ensuing year and until their successors are elected and qualified. The affirmative vote of a majority of the outstanding shares of the Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to elect each of the nominees.

    A Special Committee of the Board of Directors and the Board of Directors of the Company (without James H. and Jeffrey J. Michael participating) have determined that the Merger is fair from a financial point of view to the Company's shareholders other than the Michael Family, have approved the Merger Agreement and recommend that you vote FOR approval and adoption of the Merger

Agreement. In the event that there is a vote with respect to the election of directors, the Board of Directors recommends that you vote FOR the slate of directors that is set forth in the accompanying Proxy Statement.

    The Merger is an important decision for the Company and its shareholders. Whether or not you plan to attend the Annual Meeting, I urge you to complete, sign and date the accompanying proxy card and return it in the enclosed postage prepaid envelope. If you attend the Annual Meeting, you may revoke such proxy and vote in person if you wish, even if you have previously returned your proxy card.

    Thank you for your interest and participation.

                                          Sincerely,

                                          [LOGO]

                                          Jeffrey J. Michael
                                          CHIEF EXECUTIVE OFFICER

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                  ENSTAR INC.
                            7450 FLYING CLOUD DRIVE
                         EDEN PRAIRIE, MINNESOTA 55344

                            ------------------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON DECEMBER 1, 1999


                            ------------------------

To Shareholders of ENStar Inc.:


    The Annual Meeting of the Shareholders of ENStar Inc., a Minnesota corporation (the "Company"), will be held at the offices of the Company, 7450 Flying Cloud Drive, Eden Prairie, Minnesota, on Wednesday, December 1, 1999 at 9:00 a.m. local time (the "Annual Meeting"), to consider and act upon the following matters:


    1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated August 13, 1999 (the "Merger Agreement"), among the Company, ENStar Acquisition, Inc., a Minnesota corporation wholly owned by two limited partnerships and a trust controlled by James H. and Jeffrey J. Michael (the "Acquisition Company"), James H. and Jeffrey J. Michael and the two limited partnerships and the trust controlled by them (together, the "Michael Family"), pursuant to which the Acquisition Company will be merged with and into the Company (the "Merger") with the Company as the surviving corporation. If the Merger Agreement is approved and the Merger becomes effective, (i) each outstanding share of the common stock of the Company (the "Common Stock") not owned or controlled by the Michael Family (the "Minority Shares") will be converted into the right to receive $12.50 in cash, and (ii) holders, other than members of the Michael Family, of options to acquire shares of the Common Stock will receive a cash settlement, net of withholding taxes, equal to the excess of $12.50 over the exercise price of such options. The Merger Agreement may be terminated by the parties to the Merger Agreement under certain circumstances. For example, the Merger Agreement may be terminated by the Acquisition Company if the Dollar Weighted Trading Price of CorVel Corporation ("CorVel") common stock is less than $20.00 per share and by the Company if the Dollar Weighted Trading Price of CorVel common stock is greater than $26.00 per share. The "Dollar Weighted Trading Price" means the quotient of (A) the product of (i) the total number of shares of CorVel traded during the 15 trading days immediately prior to the date of the Annual Meeting, multiplied by (ii) the price paid per share, divided by (B) the total number of shares of CorVel traded during such 15 day period. In addition, the Merger Agreement may be terminated by the Acquisition Company if the holders of more than 5% of the outstanding Common Stock of the Company exercise dissenters' rights. A copy of the Merger Agreement is attached as Exhibit A to the accompanying Proxy Statement.

    2. If the Merger Agreement is not approved and adopted, or if the Merger Agreement is terminated, to vote upon the election of a Board of Directors for the ensuing year and until their successors are elected and qualified.

    3. To vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

    Only holders of record of the Common Stock at the close of business on October 15, 1999 are entitled to notice of and to vote at the Annual Meeting. The Michael Family, which beneficially owns approximately 65.5% of the outstanding shares of Common Stock, has agreed in the Merger Agreement to vote its shares of the Common Stock in favor of the Merger Agreement. However, because the Merger Agreement requires that the Merger be approved by a majority of the Minority

Shares, approval of the Merger is not assured as a result of the voting power held by the Michael Family.

    Holders of the Common Stock who do not vote their shares in favor of the Merger Agreement and who strictly comply with Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act (the "MBCA") have the right to dissent and make written demand for payment of the "fair value" of their shares ("Dissenting Shares"). For a description of your dissenters' rights, see Sections 302A.471 and 302A.473 of the MBCA, a copy of which is attached as Exhibit C to the accompanying Proxy Statement. In addition, a description of the procedures to be followed in order to obtain payment for Dissenting Shares is set forth under the caption "RIGHTS OF DISSENTING SHAREHOLDERS" in the Proxy Statement.

    Your attention is directed to the Proxy Statement, the Exhibits thereto and the other materials relating to the Company that have been mailed to you herewith for more complete information regarding the Merger Agreement and the Company. The Special Committee of the Board of Directors and the Board of Directors of the Company (without James H. and Jeffrey J. Michael participating) recommend that you vote FOR approval and adoption of the Merger Agreement. In the event that there is a vote with respect to the election of directors, the Board of Directors recommends that you vote FOR the slate of directors that is set forth in the accompanying Proxy Statement.

                                          By Order of the Board of Directors

                                          [LOGO]

                                          Peter E. Flynn
                                          SECRETARY


Eden Prairie, Minnesota
October 28, 1999


    YOUR VOTE IS IMPORTANT. ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

                                  ENSTAR INC.
                            7450 FLYING CLOUD DRIVE
                         EDEN PRAIRIE, MINNESOTA 55344


                            ------------------------

                                PROXY STATEMENT

                             ---------------------


                         ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON DECEMBER 1, 1999


                            ------------------------


    This Proxy Statement is being furnished to the shareholders of ENStar Inc., a Minnesota corporation (the "Company" or "ENStar"), in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held at the offices of the Company, 7450 Flying Cloud Drive, Eden Prairie, Minnesota, on December 1, 1999 at 9:00 a.m. local time, and any adjournments or postponements thereof (the "Annual Meeting"). At the Annual Meeting, the shareholders of the Company will consider and vote upon:


    1. A proposal to approve and adopt an Agreement and Plan of Merger, dated August 13, 1999 (the "Merger Agreement"), by and among the Company, ENStar Acquisition, Inc., a Minnesota corporation wholly owned by two limited partnerships and a trust controlled by James H. and Jeffrey J. Michael (the "Acquisition Company"), James H. and Jeffrey J. Michael and the two limited partnerships and the trust controlled by them (together, the "Michael Family"), pursuant to which the Acquisition Company will be merged with and into the Company (the "Merger"), with the Company as the surviving Corporation. If the Merger Agreement is approved and the Merger becomes effective, (i) each outstanding share of the common stock of the Company (the "Common Stock") not owned or controlled by the Michael Family (the "Minority Shares"), except those Minority Shares as to which dissenters' rights have been perfected ("Dissenting Shares"), will be converted into the right to receive $12.50 in cash, without interest, and
       (ii) holders, other than members of the Michael Family, of options to acquire shares of the Common Stock will receive a cash settlement, net of withholding taxes, equal to the excess of $12.50 over the exercise price of such options. See "THE MERGER AGREEMENT--Consideration To Be Received by Shareholders" and
       "--Treatment of Stock Options." The Michael Family beneficially owns approximately 65.5% of the outstanding Common Stock. Jeffrey J. Michael is the Company's President and Chief Executive Officer and is a member of the Company's Board of Directors. James H. Michael is the Company's Chairman of the Board of Directors. The Merger Agreement may be terminated by the parties to the Merger Agreement under certain circumstances. For example, the Merger Agreement may be terminated by the Acquisition Company if the Dollar Weighted Trading Price of CorVel Corporation ("CorVel") common stock is less than $20.00 per share and by the Company if the Dollar Weighted Trading Price of CorVel common stock is greater than $26.00 per share. The "Dollar Weighted Trading Price" means the quotient of (A) the product of (i) the total number of shares of CorVel traded during the 15 trading days immediately prior to the date of the Annual Meeting of Shareholders, multiplied by (ii) the price paid per share, divided by (B) the total number of shares of CorVel traded during such 15 day period. In addition, the Merger Agreement may be terminated by the Acquisition Company if the holders of more than 5% of the outstanding Common Stock of the Company exercise dissenters' rights. See "THE MERGER AGREEMENT--Termination."

    2. If the Merger Agreement is not approved and adopted, or if the Merger Agreement is terminated, the election of members of the Board of Directors of the Company for the ensuing year and until their successors are elected and qualified. See "ELECTION OF DIRECTORS."

    3. Such other business as may properly come before the Annual Meeting or any adjournment thereof.

    This Proxy Statement is accompanied by copies of the Company's Annual Report on Form 10-K for the year ended December 31, 1998, as amended by the Company's Annual Report on Form 10-K/A, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 1999. These materials are specifically incorporated by reference in this Proxy Statement and are included to aid shareholders in their consideration of the Merger.


    On March 8, 1999, the last full day of trading prior to the announcement by the Company that the Michael Family had made a proposal to acquire all of the Minority Shares for $10.00 per share, the reported high and low trading prices per share of the Common Stock were $8.19 and $8.00, respectively. On July 19, 1999, the last full day of trading prior to the announcement by the Company that it had signed a letter of intent with the Michael Family relating to the Merger, such reported high and low trading prices per share of the Common Stock were each $10.00. On August 13, 1999, the last full day of trading prior to the announcement by the Company that it had entered into the Merger Agreement, such reported high and low trading prices per share of the Common Stock were each $10.06. On October 27, 1999, the last full day of trading prior to the printing of this Proxy Statement, the reported high and low trading prices per share of the Common Stock were $12.31 and $12.31, respectively. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THEIR SHARES.



    Only holders of record of the Common Stock of the Company at the close of business on October 15, 1999 are entitled to notice of and to vote at the Annual Meeting. This Proxy Statement is first being sent to shareholders on or about October 29, 1999.


    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
SUMMARY.....................................................      1
    Date, Time and Place of Annual Meeting..................      1
    Record Date; Shareholders Entitled to Vote; Quorum......      1
    Purpose of the Meeting..................................      1
    The Merger..............................................      1
    Vote Required...........................................      1
    Conditions to the Merger; Termination...................      2
    Effective Time of the Merger............................      2
    Voting of Shares Owned by the Michael Family............      2
    Recommendations of the Company's Special Committee and
     Board of Directors.....................................      3
    Opinion of Financial Advisor............................      3
    Interests of Certain Persons in the Merger..............      3
    Federal Income Tax Consequences.........................      3
    Additional Factors to be Considered.....................      3
    Payment for Shares and Options..........................      3
    Dissenters' Rights......................................      4
    The Company.............................................      4
    The Acquisition Company.................................      4
    Market Price and Dividend Data..........................      5
    Selected Historical Consolidated Financial Data.........      7
    Forward-Looking Statements..............................      8

THE ANNUAL MEETING..........................................      9
    General.................................................      9
    Proposals to be Considered at the Annual Meeting........      9
    Record Date; Shareholder Approval.......................      9
    Proxies.................................................     10

SPECIAL FACTORS.............................................     10
    Background of the Merger................................     10
    Purpose and Reasons for Structure of the Merger.........     13
    Recommendations of the Company's Special Committee and
     Board of Directors.....................................     14
    Opinion of Financial Advisor............................     17
    Position of the Michael Family and Acquisition Company
     as to Fairness of the Merger...........................     24
    Plans for the Company After the Merger..................     24
    Certain Effects of the Merger...........................     25
    Conduct of the Company's Business if the Merger is Not
     Completed..............................................     26
    Interests of Certain Person in the Merger...............     26
    Source of Funds.........................................     27
    Fees and Expenses.......................................     28
    Federal Income Tax Consequences.........................     28
    Accounting Treatment....................................     29
    Public Offerings and Repurchases of Common Stock........     29
    Regulatory Approvals....................................     30

                                                                PAGE
                                                              --------
THE MERGER AGREEMENT........................................     31
    The Merger..............................................     31
    Effective Time..........................................     31
    Consideration to be Received by Shareholders............     31
    Exchange and Payment Procedures.........................     31
    Treatment of Stock Options..............................     32
    Operations of the Company Prior to the Merger...........     32
    No Solicitation.........................................     33
    Other Agreements........................................     34
    Conditions to Consummation of the Merger................     34
    Termination.............................................     36

RIGHTS OF DISSENTING SHAREHOLDERS...........................     36

ELECTION OF DIRECTORS.......................................     38
    General.................................................     38
    Nominees................................................     39
    Information Concerning the Board of Directors...........     40
    Compensation of Directors...............................     40

EXECUTIVE COMPENSATION AND STOCK OPTIONS....................     41
    Report of the Compensation Committee on Executive
     Compensation...........................................     41
    Summary of Cash and Certain Other Compensation..........     43
    Employment Contracts and Termination of Employment
     Arrangements...........................................     45

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL
OWNERS......................................................     46
    Stock Ownership.........................................     46
    Transactions by Certain Persons in Common Stock.........     47
    Section 16(a) Beneficial Ownership Reporting
     Compliance.............................................     47

MANAGEMENT OF THE COMPANY AND THE ACQUISITION COMPANY.......     47
    The Company.............................................     47
    The Acquisition Company.................................     48
    Certain Proceedings.....................................     48

SHAREHOLDER PROPOSALS.......................................     48

INDEPENDENT PUBLIC ACCOUNTANTS..............................     48

INFORMATION INCORPORATED BY REFERENCE.......................     48

AVAILABLE INFORMATION.......................................     49

ADDITIONAL INFORMATION......................................     49

EXHIBIT A--MERGER AGREEMENT.................................    A-1

EXHIBIT B--OPINION OF GOLDSMITH, AGIO, HELMS SECURITIES,
INC.........................................................    B-1

EXHIBIT C--MINNESOTA BUSINESS CORPORATION ACT SECTIONS
DEALING WITH
             DISSENTERS' RIGHTS.............................    C-1

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT. THE FOLLOWING SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED IN THIS PROXY STATEMENT, IN THE MATERIALS ACCOMPANYING THIS PROXY STATEMENT, IN THE EXHIBITS HERETO AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS ARE URGED TO REVIEW THE ENTIRE PROXY STATEMENT AND ACCOMPANYING MATERIALS CAREFULLY.

DATE, TIME AND PLACE OF ANNUAL MEETING


    The Annual Meeting of Shareholders of ENStar Inc. will be held on Wednesday, December 1, 1999 at 9:00 a.m. local time at the offices of the Company, 7450 Flying Cloud Drive, Eden Prairie, Minnesota.


RECORD DATE; SHAREHOLDERS ENTITLED TO VOTE; QUORUM


    Only holders of record of shares of the Common Stock at the close of business on October 15, 1999 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. On that date, there were 2,976,723 shares of Common Stock outstanding, held of record by approximately 160 shareholders. See "THE ANNUAL MEETING--Record Date; Shareholder Approval." The presence, in person or by proxy, at the Annual Meeting of a majority of the outstanding shares of the Common Stock is necessary to constitute a quorum at the Annual Meeting.


PURPOSE OF THE MEETING

    At the Annual Meeting, shareholders will consider and vote upon a proposal to approve and adopt the Merger Agreement, a copy of which is attached as Exhibit A to this Proxy Statement. If the Merger Agreement is not approved and adopted, the shareholders will vote for the election of directors of the Company to serve until the next annual meeting of shareholders. See "THE ANNUAL MEETING--Proposals To Be Considered at the Annual Meeting." The Merger Agreement provides for the merger of the Acquisition Company with and into the Company, with the Company being the surviving corporation (the "Surviving Corporation") and wholly owned by the Michael Family. See "THE MERGER AGREEMENT--The Merger."

THE MERGER

    Pursuant to the Merger Agreement, the Acquisition Company will merge with and into the Company, with the Company being the Surviving Corporation. Each Minority Share (except Dissenting Shares) will be converted into the right to receive from the Surviving Corporation $12.50 in cash, without interest (the "Merger Consideration"), and holders of options to acquire shares of the Common Stock of the Company, other than members of the Michael Family, will receive a cash settlement, net of withholding taxes, equal to the excess of $12.50 over the exercise price of such options. See "THE MERGER AGREEMENT--Consideration To Be Received by Shareholders" AND "--Treatment of Stock Options." After the Merger, the Michael Family will own all of the outstanding shares of capital stock of the Surviving Corporation. The shares of the Common Stock will no longer be traded on the Nasdaq Stock Market and the registration of the Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated. See "SPECIAL FACTORS--Certain Effects of the Merger."

VOTE REQUIRED

    Approval of the Merger requires the affirmative vote of a majority of the outstanding shares of the Common Stock and the affirmative vote of a majority of all of the Minority Shares. See "THE ANNUAL MEETING--Record Date; Shareholder Approval."

CONDITIONS TO THE MERGER; TERMINATION

    The Merger is subject to various closing conditions, including the absence of any event that would have a material adverse effect on the assets, properties, liabilities, obligations, financial condition, results of operations or business of the Company. The Merger Agreement may, under other specified circumstances, be terminated and the Merger abandoned at any time prior to the filing of Articles of Merger with the Minnesota Secretary of State, notwithstanding approval of the Merger Agreement by the shareholders of the Company. For example, the Merger Agreement may be terminated by the Acquisition Company if the Dollar Weighted Trading Price (as hereinafter defined) of CorVel common stock is less than $20.00 per share and by the Company if the Dollar Weighted Trading Price of CorVel common stock is greater than $26.00 per share. The "Dollar Weighted Trading Price" means the quotient of (A) the product of
(i) the total number of shares of CorVel traded during the 15 trading days immediately prior to the date of the Annual Meeting of Shareholders, multiplied by (ii) the price paid per share, divided by (B) the total number of shares of CorVel traded during such 15 day period. The CorVel common stock price was selected as the benchmark for the termination provision because the value of the Company's Common Stock is closely related to the CorVel common stock price. As of July 19, 1999, the date on which a letter of intent relating to the Merger was signed, the market value of the Company's holdings of 2,050,000 shares of CorVel common stock, based on the $22.00 closing price of CorVel common stock on the date, was $45,100,000. Any material change in the value of the CorVel common stock would change the Company's value. The following table sets forth the high and low sales prices per share of CorVel common stock as reported on the Nasdaq Stock Market and the quarterly sales volume of CorVel common stock for each calendar quarter since the fourth quarter of 1998.


                                                                    CORVEL COMMON STOCK
                                                              -------------------------------
                                                                                    QUARTERLY
                                                                HIGH       LOW       VOLUME
                                                              --------   --------   ---------
1998
  Fourth Quarter............................................   $19.00     $16.88      536,400
1999
  First Quarter.............................................   $18.50     $17.00      694,200
  Second Quarter............................................    21.63      17.50    1,076,800
  Third Quarter.............................................    26.25      20.25      457,300
  Fourth Quarter (through October 25, 1999).................    22.06      20.25      179,200


    In addition, the Merger Agreement may be terminated by the Acquisition Company if the holders of more than 5% of the outstanding Common Stock of the Company exercise dissenters' rights. See "THE MERGER AGREEMENT--Conditions to Consummation of the Merger" and "--Termination."

EFFECTIVE TIME OF THE MERGER

    Unless otherwise agreed by the parties to the Merger Agreement or otherwise provided by law, the Merger will become effective upon the acceptance for filing of the Articles of Merger by the Minnesota Secretary of State (the "Effective Time"). Subject to approval of the Merger at the Annual Meeting and the satisfaction or waiver of the terms and conditions in the Merger Agreement, the Effective Time is expected to occur as soon as practicable after the Annual Meeting. See "THE MERGER AGREEMENT--Effective Time."

VOTING OF SHARES OWNED BY THE MICHAEL FAMILY

    The Michael Family, which beneficially owns approximately 65.5% of the outstanding Common Stock, has agreed in the Merger Agreement to vote its shares of the Common Stock in favor of the Merger. However, because the Merger Agreement requires that the Merger also be approved by holders of a majority of the Minority Shares, approval of the Merger is not assured as a result of the voting power held by the Michael Family. See "THE ANNUAL MEETING--Record Date; Shareholder Approval."

RECOMMENDATIONS OF THE COMPANY'S SPECIAL COMMITTEE AND BOARD OF DIRECTORS

    A special committee of the Board of Directors of the Company (the "Special Committee") and the Board of Directors of the Company (without James H. and Jeffrey J. Michael participating) have determined that the Merger is fair from a financial point of view to and in the best interests of the Company's shareholders other than the Michael Family (the "Minority Shareholders"). The Special Committee and the Board of Directors (without James H. and Jeffrey J. Michael participating) have approved the Merger Agreement and recommend that shareholders vote in favor of the proposal to approve and adopt the Merger Agreement. See "SPECIAL FACTORS--Recommendations of the Company's Special Committee and Board of Directors."

OPINION OF FINANCIAL ADVISOR

    On August 13, 1999, Goldsmith, Agio, Helms Securities, Inc. ("GAHS") delivered a written opinion to the Special Committee to the effect that the Merger Consideration to be received by the Minority Shareholders pursuant to the Merger is fair to such shareholders from a financial point of view. A copy of the written opinion of GAHS is attached as Exhibit B to this Proxy Statement. Shareholders of the Company are urged to read this opinion in its entirety. For discussion of the factors considered and assumptions made by GAHS in reaching its opinion, see "SPECIAL FACTORS--Opinion of Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendations of the Special Committee and the Board of Directors of the Company with respect to the Merger Agreement and the transactions contemplated thereby, shareholders should be aware that certain officers and directors of the Company have interests in connection with the consummation of the Merger that may conflict with the interests of the Company's shareholders. In particular, the Michael Family beneficially owns approximately 65.5% of the outstanding Common Stock. Jeffrey J. Michael is the Company's President and Chief Executive Officer and is a member of the Company's Board of Directors. James H. Michael is the Company's Chairman of the Board of Directors. See "SPECIAL FACTORS--Interests of Certain Persons in the Merger."

FEDERAL INCOME TAX CONSEQUENCES

    For federal income tax purposes, the Merger will be treated as a taxable sale or exchange of shares of the Common Stock for cash by each holder of the Common Stock (including any holder of Dissenting Shares). The amount of gain or loss to be recognized by each shareholder will be measured by the difference between the amount of cash received by such shareholder in connection with the Merger for his or her shares of Common Stock (including Dissenting Shares) and such shareholder's tax basis in such shares of Common Stock at the Effective Time. See "SPECIAL FACTORS--Federal Income Tax Consequences."

ADDITIONAL FACTORS TO BE CONSIDERED

    Shareholders of the Company should also consider the additional special factors discussed elsewhere in this Proxy Statement under the caption "SPECIAL FACTORS."

PAYMENT FOR SHARES AND OPTIONS

    As promptly as possible after the Effective Time, instructions will be furnished to the Minority Shareholders regarding procedures to be followed to surrender their certificates and receive payment for their shares. Instructions will also be furnished to holders of options to purchase the Common Stock (other than members of the Michael Family) concerning their rights to receive payments in settlement of the options and procedures to be followed to exercise those rights. See "THE MERGER AGREEMENT--Exchange and Payment Procedures" and "--Treatment of Stock Options."

DISSENTERS' RIGHTS

    Under the Minnesota Business Corporation Act (the "MBCA"), any holder of the Common Stock who does not vote in favor of the Merger Agreement and who strictly complies with the procedural requirements of Sections 302A.471 and 302A.473 of the MBCA, the full text of which is attached as Exhibit C to this Proxy Statement, will have the right to dissent and make written demand for the payment of the "fair value" of such holder's shares of the Common Stock. See "RIGHTS OF DISSENTING SHAREHOLDERS."

THE COMPANY

    The Company is a holding company. Its principal subsidiaries are Americable, Inc. ("Americable") and Enstar Networking Corporation ("Enstar Networking"). Americable is a provider of value-added connectivity products and custom OEM manufacturing solutions to communication service providers, integrators and commercial customers. Enstar Networking is a network security integrator providing solutions to design, manage and secure corporate network infrastructures. The Company also owns 2,050,000 shares of common stock of CorVel Corporation ("CorVel"), or an approximate 25% interest in CorVel, a provider of cost containment and managed care services designed to address the medical costs of workers' compensation and 1,350,000 shares in Vicom Incorporated ("Vicom"), or an approximate 38.5% interest in Vicom, a telecommunications company providing services to integrate voice, data, and video solutions. The investments in CorVel and Vicom are accounted for as unconsolidated subsidiaries using the equity method of accounting.

    The following chart sets forth the organizational structure of the Company and its operating subsidiaries and indicates the holdings of common stock of CorVel and Vicom:

                                    [CHART]

    The principal executive office of the Company is located at 7450 Flying Cloud Drive, Eden Prairie, Minnesota 55344, and the Company's telephone number is (612) 942-3887.

THE ACQUISITION COMPANY

    ENStar Acquisition, Inc., a Minnesota corporation, was organized in connection with the Merger and has not carried on any activities to date other than those incident to its formation and the consummation of the Merger. As of the date of this Proxy Statement, all of the issued and outstanding capital stock is owned by 4J2R1C Limited Partnership, 3J2R Limited Partnership and the Michael Acquisition Corporation Trust. James H. Michael and Jeffrey J. Michael are the general partners of 4J2R1C Limited Partnership, and Jeffrey J. Michael is the managing general partner of 3J2R Limited Partnership. Jeffrey J. Michael is the sole trustee of the Michael Acquisition Corporation Trust. See "STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS" and "MANAGEMENT OF THE COMPANY AND THE ACQUISITION COMPANY--The Acquisition Company."

    The offices of the Acquisition Company are located at 6479 City West Parkway, Eden Prairie, Minnesota 55344-3246, and its telephone number is
(612) 941-3200.

MARKET PRICE AND DIVIDEND DATA

    The Common Stock is traded on the Nasdaq National Market under the symbol "ENSR." The following table sets forth the high and low sales prices per share of the Common Stock on the Nasdaq Stock Market for the periods indicated. These prices do not include adjustments for retail markups, markdowns or commissions.


                                                                HIGH       LOW
                                                              --------   --------
1997
  First Quarter (beginning March 3).........................   $ 9.00     $5.75
  Second Quarter............................................     6.50      4.38
  Third Quarter.............................................     9.38      5.88
  Fourth Quarter............................................     9.00      7.38

1998
  First Quarter.............................................   $ 7.88     $5.94
  Second Quarter............................................     7.63      6.38
  Third Quarter.............................................     8.50      5.63
  Fourth Quarter............................................     9.25      6.75

1999
  First Quarter.............................................   $10.00     $6.75
  Second Quarter............................................    10.00      8.75
  Third Quarter.............................................    11.94      9.50
  Fourth Quarter (through October 26, 1999).................    12.31     10.88



    On March 8, 1999, the last full day of trading prior to the announcement by the Company that the Michael Family had made a proposal to acquire all of the Minority Shares for $10.00 per share, the reported high and low trading prices per share of the Common Stock were $8.19 and $8.00, respectively. On July 19, 1999, the last full day of trading prior to the announcement by the Company that it had signed a letter of intent with the Michael Family relating to the Merger, such reported high and low trading prices per share of the Common Stock were each $10.00. On August 13, 1999, the last full day of trading prior to the announcement by the Company that it had entered into the Merger Agreement, such reported high and low trading prices per share of the Common Stock were each $10.06. On October 27, 1999, the last full day of trading prior to the printing of this Proxy Statement, the reported high and low trading prices per share of the Common Stock were $12.31 and $12.31, respectively. Shareholders are urged to obtain current market quotations for their shares.



    On the record date for the Annual Meeting, there were approximately 160 holders of record of the Company's Common Stock. The Company has not paid any dividends to date. In addition, under the Merger Agreement, the Company has agreed not to pay any dividends on its Common Stock before the closing of the Merger.


    The following graph and table compare the percentage change in the cumulative total shareholder return on ENStar's Common Stock during the period beginning March 3, 1997 and ending December 31, 1998, with the cumulative total return on each of the S&P 500 Index, the S&P Healthcare Sector Index and the S&P Computers (Networking) Index. The component S&P indices represent indices relating to ENStar's operating subsidiaries (S&P Computers Networking Index) and ENStar's investment in CorVel Corporation (S&P Healthcare Sector Index). The comparison assumes $100 was invested on March 3, 1997 in ENStar's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                                    [CHART]

                                                        3/3/97    12/31/97   12/31/98
                                                       --------   --------   --------
ENStar Inc...........................................    100         91         85
S&P 500..............................................    100        125        160
S&P Computers (Networking)...........................    100        129        278
S&P Healthcare Sector................................    100        128        184

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    Set forth below is a summary of selected consolidated financial data with respect to the Company excerpted or derived from the information contained in the Company's Annual Reports on Form 10-K for the years ended December 31, 1998, 1997 and 1996, and its Quarterly Report on Form 10-Q for the quarterly periods ended June 30, 1999 and 1998. More comprehensive financial information is included in such reports and other documents filed by the Company with the Securities and Exchange Commission (the "Commission"), and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the Commission. See "AVAILABLE INFORMATION." In addition, copies of the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999 accompany this Proxy Statement being provided to shareholders and are incorporated herein by reference. See "INFORMATION INCORPORATED BY REFERENCE."

                                                      (UNAUDITED)
                                                      SIX MONTHS
                                                         ENDED                              YEARS ENDED
                                                       JUNE 30,                             DECEMBER 31,
                                                  -------------------   ----------------------------------------------------
                                                    1999       1998       1998       1997       1996       1995       1994
                                                  --------   --------   --------   --------   --------   --------   --------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA(1)
Revenues........................................  $17,932    $21,473    $43,358    $38,632    $48,667    $42,159    $36,940
Operating income (loss).........................     (504)    (2,163)    (3,689)    (4,767)        44        110     (1,053)
Interest expense, net...........................     (581)      (611)    (1,336)      (722)      (169)      (232)      (337)
Loss before income taxes and equity in earnings
  of unconsolidated subsidiary..................   (1,085)    (2,774)    (5,025)    (5,489)      (125)      (122)    (1,390)
Income (loss) from:
  Continuing operations.........................     (238)    (2,039)    (1,663)    (2,062)     1,154      1,024         86
  Discontinued operations.......................       --         32      3,436       (199)       (82)       548        200
                                                  -------    -------    -------    -------    -------    -------    -------
Net income (loss)...............................  $  (238)   $(2,007)   $ 1,773    $(2,261)   $ 1,072    $ 1,572    $   286
                                                  =======    =======    =======    =======    =======    =======    =======

Basic and diluted net income (loss) per share(2)
  Income (loss) from:
    Continuing operations.......................  $ (0.08)   $ (0.63)   $ (0.53)   $ (0.63)   $  0.34    $  0.32    $  0.03
    Discontinued operations.....................       --       0.01       1.09      (0.06)     (0.02)      0.17       0.06
                                                  -------    -------    -------    -------    -------    -------    -------
Net income (loss) per share.....................  $ (0.08)   $ (0.62)   $  0.56    $ (0.69)   $  0.32    $  0.49    $  0.09
                                                  =======    =======    =======    =======    =======    =======    =======

Basic and diluted weighted average common and
  common equivalent shares outstanding(2).......    2,977      3,256      3,152      3,289      3,309      3,217      3,235

CONSOLIDATED BALANCE SHEET DATA(1) (END OF
  PERIOD)
Total assets....................................  $40,320    $46,097    $43,573    $41,106    $32,817    $33,603    $30,520
Long-term debt, including current maturities....   16,288     18,285     19,003     16,127        944      1,071      3,607
Shareholders' equity............................   13,271     12,231     13,585     14,937     20,947     19,694     18,176

OTHER DATA:
Period end book value per share.................  $  4.46    $  3.78    $  4.56    $  4.57    $  6.34    $  6.25    $  5.78
Cash dividends declared per share...............       --         --         --         --         --         --         --
Ratio of earnings to fixed charges..............    (0.56)     (2.76)     (2.16)     (4.26)      0.69       0.73      (1.56)
Earnings coverage deficit below 1:1 ratio.......  $ 1,085    $ 2,774    $ 5,025    $ 5,489    $   125    $   122    $ 1,390

------------------------------

(1) Amounts are restated for discontinued operations as discussed in Note 3 to Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

(2) Basic and diluted net income (loss) per share for 1994 to 1996 was computed using the weighted average number of outstanding shares of North Star Universal, Inc. ("NSU") common stock during each period presented adjusted for the distribution of one share of ENStar Common Stock for every three shares of NSU common stock outstanding.

    The Company has not provided any pro forma data giving effect to the proposed Merger as it does not believe such information is material to its shareholders in evaluating the Merger Agreement since the proposed Merger Consideration is all cash and if the proposed Merger is completed, the Company's Common Stock would cease to be publicly traded.

    The Company has also not provided any separate financial information for Acquisition Company since it is a special purpose entity formed in connection with the proposed Merger and has no independent operations.

FORWARD-LOOKING STATEMENTS

    This Proxy Statement contains certain forward-looking statements which are made in reliance upon the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include statements regarding intent, belief or current expectations of the Company and its management. Shareholders and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that may cause the Company's actual results to differ materially from the results discussed in the forward-looking statements. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are general economic conditions, computer and computer networking industry conditions, risks associated with the cost required for the development and offering of new products and services that may not be commercially successful, the rapid technological changes occurring in the markets in which the Company operates, risks relating to "Year 2000" issues, dependence on and the need to recruit and retain key personnel, the concentration of the Company's revenues with certain customers, dependence on key suppliers and product supply, the substantial competition in the markets in which the Company operates and certain indemnification obligations of the Company relating to its formation. Each of these factors is more fully discussed in Exhibit 99 to the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

                               THE ANNUAL MEETING

GENERAL


    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Company for the Annual Meeting of Shareholders to be held on December 1, 1999 at 9:00 a.m. local time at the offices of the Company, 7450 Flying Cloud Drive, Eden Prairie, Minnesota, and at any adjournments thereof. Shares represented by properly executed proxies received by the Company will be voted at the Annual Meeting or any adjournment thereof in accordance with the terms of such proxies, unless such proxies are revoked. See "--Proxies" below.


PROPOSALS TO BE CONSIDERED AT THE ANNUAL MEETING

    At the Annual Meeting, the shareholders of the Company will consider and vote upon a proposal to approve and adopt the Merger Agreement. Pursuant to the Merger Agreement, the Acquisition Company will merge with and into the Company, the separate corporate existence of the Acquisition Company will cease, and the Company will be the Surviving Corporation. At the Effective Time, each outstanding share of the Common Stock (except Dissenting Shares) will be converted into the right to receive $12.50 in cash, without interest, and holders of options to acquire shares of the Common Stock of the Company (other than members of the Michael Family) will receive a cash settlement, net of withholding taxes, equal to the excess of $12.50 over the exercise price of such options. Holders of Dissenting Shares will be entitled to receive from the Surviving Corporation a cash payment in the amount of the "fair value" of such shares as determined, under Sections 302A.471 and 302A.473 of the MBCA. After the Effective Time, such shares will not represent any interest in the Surviving Corporation other than the right to receive such cash payment. See "RIGHTS OF DISSENTING SHAREHOLDERS." A copy of the Merger Agreement is attached as Exhibit A to this Proxy Statement.

    If the Merger Agreement is not approved and adopted, the shareholders will be asked to vote upon the election of a Board of Directors for the ensuing year and until their successors are elected and qualified. In addition, shareholders of the Company may be asked to approve a proposal to adjourn the Annual Meeting to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Annual Meeting to approve and adopt the Merger Agreement. It is not anticipated that any other matters will be brought before the Annual Meeting. However, if other matters should come before the Annual Meeting, it is intended that the holders of proxies solicited hereby will vote thereon in their discretion, unless such authority is withheld.

RECORD DATE; SHAREHOLDER APPROVAL


    Only holders of record of the Common Stock at the close of business on October 15, 1999 are entitled to notice of and to vote at the Annual Meeting. On that date, there were 2,976,723 shares of Common Stock outstanding, which were held of record by approximately 160 shareholders. Each share of Common Stock entitles its holder to one vote. A majority of the outstanding shares of Common Stock entitled to vote, represented in person or by proxy, will constitute a quorum. Abstentions and broker non-votes (shares held by brokers in street name, voting on certain matters due to discretionary authority or instructions from the beneficial owner but not voting on other matters due to lack of authority to vote on such matters without instructions from the beneficial owner) are counted for the purpose of establishing a quorum and will have the same effect as a vote against the approval of the Merger Agreement. Approval of the Merger Agreement requires the affirmative vote of a majority of all of the outstanding shares of the Common Stock and the affirmative vote of a majority of all of the outstanding Minority Shares. The Michael Family has agreed in the Merger Agreement to vote its shares of Common Stock in favor of the Merger Agreement. Because the Merger Agreement must be approved by a majority of the Minority Shares, approval of the Merger Agreement is not assured as a result of the voting power held by the Michael Family.

    Although they have not expressly agreed to do so (except in the case of the Michael Family), the Company believes that each of its directors and executive officers will vote the shares of Common Stock with respect to which he has voting power in favor of the Merger. Such shares represent 69% of the shares entitled to vote at the Annual Meeting and 13.8% of the Minority Shares entitled to vote at the Annual Meeting.

PROXIES

    Any shareholder entitled to vote at the Annual Meeting may vote either in person or by duly authorized proxy. All shares of the Common Stock represented by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted for the proposal to approve and adopt the Merger Agreement and, if necessary, for the election of the nominees for director and, in the discretion of the persons named in the proxy, on such other matters as may properly be presented at the Annual Meeting.

    A shareholder may revoke his or her proxy at any time prior to its use by delivering to the Secretary of the Company a signed notice of revocation or a later dated and signed proxy or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute the revocation of a proxy.

    Expenses in connection with the solicitation of proxies will be paid by the Company. The Company's directors, officers and employees may, without compensation other than their regular compensation, solicit proxies by telephone, e-mail, facsimile, personal conversation or other similar means. In addition, upon request, the Company will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material to the beneficial owners of the Common Stock which such persons hold of record.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

    In August 1998, the Company engaged GAHS to assist the Company in analyzing alternatives to maximize values with respect to its operating subsidiaries. GAHS also advised the Company regarding strategic alternatives relating to transactions involving the Company's holdings in CorVel common stock. At this time, GAHS did not examine the alternative of a "going private" transaction involving the Michael Family.

    During the fall of 1998, GAHS assisted the Company in selling two of its subsidiaries, Transition Networks, Inc. and the Midwest Division of Enstar Networking. Also, representatives of the Company and GAHS held discussions with CorVel and its tax and legal advisors with respect to various transaction structures involving a potential merger of the Company with CorVel. CorVel was not interested in pursuing any proposed form of transaction with the Company during this time. The Company also had informal, preliminary discussions with certain parties regarding potential transactions relating to the Company's operating subsidiaries; however, no further discussions resulted.

    On February 23, 1999, a meeting was held at the offices of the Company attended by Jeffrey J. Michael, the Company's President and Chief Executive Officer, Peter E. Flynn, the Company's Executive Vice President, and a representative of GAHS and the Company's outside law firm. At this meeting, Mr. Michael asked questions regarding the potential structure and related issues regarding a "going private" transaction.

    On March 3, 1999, a special meeting of the Board of Directors of the Company was held to consider the strategic alternatives available to the Company. Peter Flynn reported that the Michael Family was considering making an offer to acquire the approximately 35% of the Company's outstanding Common Stock not controlled by them. The Board discussed the issues raised by the potential offer and decided to consider them further at another special meeting within a week.

    On March 8, 1999, a special meeting of the Board was held to discuss further the potential offer by the Michael Family to acquire the approximately 35% of the Company's outstanding common stock not controlled by them. Jeffrey Michael informed the Board that the Michael Family was interested in pursuing such an acquisition and wished to commence negotiations of acceptable terms and structure for an acquisition. Mr. Michael informed the Board that the proposal would be for a purchase price of $10.00 per share in cash. The Board then established a Special Committee of the Board, consisting of Richard Braun, the sole disinterested director. The Special Committee was authorized to evaluate and negotiate a transaction with the Michael Family or any third party proposal that might be made, and to report its recommendations to the Board.

    The Company issued a press release on March 8, 1999, disclosing the Michael Family's preliminary proposal to acquire the approximately 35% of the Company's outstanding shares of common stock not controlled by them for $10.00 per share and creation of the Special Committee to evaluate the fairness of the proposal.

    During the balance of March and early April 1999, the Special Committee retained GAHS as its financial advisor and retained legal counsel. In connection with this engagement, GAHS suspended activity under its August 1998 engagement with the Company. During the same period, the Michael Family retained legal counsel and formulated its offer to acquire the Minority Shares.

    On April 13, 1999, a meeting was held between the Michael Family and its representatives and advisors and the Special Committee and its advisors. The Michael Family delivered a written proposal to purchase the approximately 35% of the Company's shares of Common Stock not controlled by them for a purchase price of $10.00 per share in cash. The offer represented a 25% premium to the Company's Common Stock price prior to announcement of the Michael Family's interest in making an offer. The proposal contemplated a merger of the Company with a newly created corporation controlled by the Michael Family. The offer was conditioned upon, among other things, the Michael Family obtaining financing for the acquisition.

    On April 27, 1999, the Special Committee and its advisors met with Jeffrey Michael and the Michael Family's advisors. The Special Committee reported that based on its consultations with GAHS, it was unable to conclude that the $10.00 per share proposal was fair to the Minority Shareholders. The Committee also stated that unless an offer in excess of $12.00 per share were made by the Michael Family, the Special Committee would find it necessary to investigate whether alternative transactions might be available at a higher price per share.

    On May 10, 1999, the Michael Family informed the Special Committee of its view that the $10.00 per share proposal was fair and that the offer would remain open through June 15, 1999. The Michael Family declined to increase its offer at that time.

    On May 12, 1999, a special meeting of the Board of Directors of the Company was held to hear the report of the Special Committee regarding the Michael Family offer. The Special Committee reported that, in its view, the $10.00 per share offer was inadequate and that an offer in excess of $12.00 per share was warranted, based on the financial analysis of GAHS. The Board considered whether an additional grant of authority was necessary to authorize the Special Committee to solicit third party transactions. The Board adjourned, taking no action pending a review of additional information.

    On May 17, 1999, a special meeting of the Board of Directors of the Company was held at which the Board authorized the Special Committee to solicit third parties to determine whether interest existed in an acquisition of the Minority Shares or another transaction.

    Thereafter, the Special Committee, directly and through GAHS, contacted 11 parties to determine whether they had an interest in a possible transaction with the Company. Included among the 11 was CorVel Corporation, a health care company in which the Company holds approximately 25% of the outstanding common stock. CorVel's Chief Executive Officer conveyed a lack of interest in a transaction directly to the Special Committee and to GAHS. Similarly, the remaining 10 parties communicated a lack of interest, in several cases citing the unrelated nature of the businesses owned by the Company or in which the Company held investments. On June 11, 1999, at the request of the Special Committee and during the period that third parties were being contacted, the Michael Family extended until June 30, 1999, the time during which its offer would remain open.

    On June 30, 1999, the Special Committee distributed a written report to the Board of Directors and to James and Jeffrey Michael. The report stated that the $10.00 per share offer from the Michael Family was inadequate and that a price in excess of $12.00 per share was warranted. This conclusion was based on an analysis of the Company by GAHS. In the absence of a third party acquirer, the Special Committee recommended to the Board a restructuring of the Company consisting of a sale or spin-off of the Company's operating subsidiaries and pursuit of a combination with CorVel, possibly after acquiring a health care company. Mr. Braun also stated that in the absence of a higher offer from the Michael Family, and in light of the absence of interested third parties, the Special Committee's duties were complete and he tendered his resignation on the basis that no further acceptable offer from the Michael Family was forthcoming.

    On July 2, 1999, the Michael Family, through its legal counsel, proposed to the Special Committee in writing a revised offer to acquire the Company shares not owned by the Michael Family. That offer was for $11.25 in cash plus a distribution of one-half of a share of common stock of Vicom Incorporated to each selling shareholder. The Vicom shares, which were held by the Company, were to be fully registered.

    On July 6, 1999, the Special Committee informed the Michael Family in writing, via their respective legal counsel, that the revised offer of July 2, 1999, did not, in the Special Committee's view, reach the $12.00 plus level that the Special Committee believed would constitute a fair price. The Special Committee reiterated that absent an offer in excess of $12.00, the Committee's resignation would stand.

    During the period of July 6, 1999 to July 13, 1999, discussions occurred among the Special Committee, GAHS and the Michael Family as to the content of a proposal which the Special Committee would deem fair.

    On July 13, 1999, the Michael Family delivered a written offer to the Special Committee proposing a merger of a newly created corporation with the Company pursuant to which the Minority Shares would be purchased for $12.50 per share in cash. The offer also proposed a price collar around the CorVel stock owned by the Company and which constituted the Company's principal asset. The collar would allow the Company to terminate the transaction if the closing price of CorVel stock was above $28.00 per share on each of the five trading days preceding the merger closing. The Michael Family could terminate the merger if the CorVel closing price was less than $18.00 per share on each of the five trading days preceding the merger closing.

    In light of the revised Michael Family offer, the Special Committee, with the concurrence of the Board of Directors, withdrew its resignation on July 19, 1999 and discussions ensued regarding the revised Michael Family offer.

    On July 19, 1999, the Michael Family and the Special Committee executed a letter of intent containing a modified version of the Michael Family's July 13, 1999 offer. The letter of intent provided for the same $12.50 per share cash merger as the July 13, 1999 offer but altered the terms of the CorVel stock price collar. The collar's parameters were narrowed to $20.00 per share on the low side and $26.00 per share on the high side. The applicable period to compute the average CorVel stock price was extended from five trading days prior to the Merger closing to 15 trading days prior to the Merger closing.

    In agreeing to condition consummation of the Merger on the price of CorVel common stock, the Michael Family and the Special Committee considered the significance of the CorVel holdings on the value of the Company and their respective beliefs that any material change in the market price of the CorVel stock would change the Company's value. As of July 19, 1999, the date on which a letter of intent relating to the Merger was signed, the market value of the Company's holdings of 2,050,000 shares of CorVel common stock, based on the $22.00 closing price of CorVel common stock on that date, was $45,100,000. The price collar allows the Merger Agreement to be terminated by the Acquisition Company if the Dollar Weighted Trading Price of CorVel common stock is less than $20.00 per share and by the Company if the Dollar Weighted Trading Price of CorVel common stock is greater than $26.00 per share. This termination provision was viewed as a reasonable protection for the Michael Family and the holders of the Minority Shares. The range of the CorVel stock price collar was determined through negotiation between the Special Committee and its advisors and the Michael Family and its advisors and was based on their respective assessments of CorVel's historical trading range and market price during the period preceding the date of the Merger Agreement. The measurement period for the CorVel stock price collar was increased to 15 trading days from five trading days to reduce the possibility that a small number of trades prior to the closing of the Merger could result in significant or erratic price movements in CorVel stock. Due to the relatively low trading volume that is typical of CorVel common stock, small trading volumes can result in significant moves in the stock price. Such movements could be temporary but significant enough, in the five trading day period, to result in termination of the Merger Agreement. The longer measurement period is intended to smooth out such short term price fluctuations.

    The terms of the CorVel stock price collar were considered by GAHS in connection with its opinion that consideration be paid to the holders of the Minority Shares in the Merger is fair to the holders of Minority Shares from a financial point of view.

    The Company issued a press release announcing the letter of intent on July 20, 1999.

    On July 26, 1999, the Michael Family obtained a written financing commitment for the transaction from National City Bank.

    Negotiation of a definitive agreement culminated on August 13, 1999 with execution of the Merger Agreement. GAHS delivered its written fairness opinion to the Special Committee on the same date. The Special Committee and the Company's Board of Directors, with James and Jeffrey Michael not participating, approved the Merger Agreement prior to its execution and recommended its adoption by the Company's shareholders. The Merger Agreement requires approval by the affirmative vote of a majority of the Minority Shares and a majority of all outstanding shares of Common Stock, including those controlled by the Michael Family. The Michael Family agreed to vote their shares of Common Stock in favor of the Merger Agreement.

    A press release announcing the execution of a definitive Merger Agreement was issued by the Company on August 13, 1999.

PURPOSE AND REASONS FOR STRUCTURE OF THE MERGER

    The purpose for the Merger is to enable the Michael Family to acquire the entire equity interest in the Company. The transaction has been structured as a cash merger in order to provide the shareholders of the Company with cash for all of their shares and to provide a prompt and orderly transfer of complete ownership of the Company from the Minority Shareholders of the Company to the Michael Family.

    The Merger is motivated largely by the continuing low valuation placed on the Company in the public markets. The low public market valuation has led to pressure on Company management from public shareholders to take actions to increase shareholder value. Management considered alternatives based on enhancing the value of the Company's Common Stock, including a possible sale of the Company, additional sales of subsidiaries or acquisitions of other companies in businesses related to the businesses of the Company's operating subsidiaries. Upon concluding that such sales or other form of restructuring was not feasible on acceptable terms, the Michael Family approached the Company's Board of Directors regarding the Merger. The Michael Family did not consider other alternatives with respect to the structure of the transaction.

    The primary benefit of the Merger to the Minority Shareholders is the opportunity to sell all of their Common Stock at a price which represents a substantial premium over trading prices in effect immediately prior to the announcement by the Michael Family of their proposal to acquire the Minority Shares for $10.00 per share and the announcement of the Merger Agreement, pursuant to which the Minority Shares will be acquired for $12.50 per share, without interest. The structure of the transaction as a cash merger provides a cash payment at a premium price to all Minority Shareholders and ensures the acquisition by the Michael Family of all the outstanding shares of the Company.

    The primary reason for the Company entering into the Merger Agreement is the Board of Directors' belief that it would be difficult for the Company to significantly enhance shareholder value in the immediate future. The Board of Directors believes, based upon the factors discussed below under "--Recommendations of the Special Committee and the Company's Board of Directors," that an internal restructuring of the Company's operations in order to enhance its growth and profitability would not yield as favorable a result to the Company's shareholders in the foreseeable future as would the Merger, and that it is not possible for the Company to enter into a strategic business combination that would significantly enhance shareholder value. Consequently, the Board of Directors believes that the Merger is the best available opportunity to maximize shareholder value at the present time. The $12.50 per share price to be received by the Minority Shareholders represents a premium of approximately 25% over the reported closing price of the Common Stock on the trading day immediately prior to the announcement of the Merger Agreement, and approximately 56% over the reported closing price of the Common Stock on the trading day immediately prior to announcement of the Michael Family's proposal to purchase the Minority Shares for $10.00 per share.

RECOMMENDATIONS OF THE COMPANY'S SPECIAL COMMITTEE AND BOARD OF DIRECTORS

    On August 13, 1999, the Company's Board of Directors, by unanimous vote (with the exception of James H. and Jeffrey J. Michael, who did not participate in the deliberations or the vote) at a special board meeting held on that date, determined that the transactions contemplated by the Merger are fair from a financial point of view to and in the best interests of the Minority Shareholders, approved the Merger Agreement and resolved to recommend that the Company's shareholders approve the Merger Agreement. In reaching its determination, the Board of Directors relied primarily on the determination of the Special Committee formed for the purpose of evaluating the proposed transaction involving the Michael Family. The Special Committee, in an action taken on August 13, 1999, prior to the meeting of the Company's Board of Directors, recommended approval of the Merger Agreement by the Board of Directors and the shareholders of the Company.

    SPECIAL COMMITTEE. In arriving at its recommendation and determination that the Merger is fair to and in the best interests of the Minority Shareholders, the Special Committee carefully considered the terms of the Merger Agreement. As part of this process, the Special Committee considered the advice and assistance of its outside financial and legal advisors regarding fairness to the Minority Shareholders of the terms of the Merger Agreement.

    In determining to approve and adopt the Merger Agreement, and in determining the fairness of the terms of the Merger, the Special Committee considered, among others, the following factors, each of which, in the Special Committee's view, supported the determination to recommend the Merger Agreement:

    (i) the Special Committee's knowledge of the financial condition, results of operations, liquidity, business and prospects of the Company, as well as the risks involved in achieving those prospects and current market and economic conditions;

    (ii) the fact that the $12.50 per share offered by the Michael Family represents approximately a 56% premium over the $8.00 closing price of the Common Stock on March 8, 1998, the last full trading day prior to the announcement by the Company that the Michael Family had made a proposal to acquire all of the Minority Shares, approximately a 24% premium over the $10.063 closing price of the Common Stock on August 13, 1999, the last full trading day prior to the announcement by the Company that it had entered into the Merger Agreement and approximately a 79% premium over the $7.00 closing price of the Common Stock on August 13, 1998, the date one year before the announcement of the Merger Agreement;

   (iii) the premium, on a per share basis, of the $12.50 per share offered by the Michael Family over the value of the Company as determined by the Special Committee based on the analysis of GAHS described below under the caption "--Opinion of Financial Adviser;"

    (iv) the written opinion of GAHS that the Merger Consideration to be received by the Minority Shareholders pursuant to the Merger is fair to such shareholders, from a financial point of view;

    (v) the absence of any offers to acquire the Company notwithstanding that 11 parties were contacted by the Special Committee and GAHS to solicit interest in a transaction and the fact that no firm offer had been made by any person for any business combination with the Company in the 18 months prior to the time the discussions with the Michael Family took place;

    (vi) the history of the negotiations between the Special Committee and the Michael Family with respect to the Merger Consideration that, among other things, led to an increase in the Michael Family's offer from $10.00 per share to $12.50 per share and the belief by the Special Committee that $12.50 per share was the highest price that the Michael Family would agree to pay;

   (vii) the terms and conditions of the Merger Agreement, including in particular, the "fiduciary out" provision negotiated by the Company, which allows the Company to consider unsolicited offers;

  (viii) the fact that the Company may terminate the Merger Agreement in certain circumstances, including if the Dollar Weighted Trading Price of CorVel common stock for the 15 days preceding the Annual Meeting exceeds $26.00 per share;

    (ix) the fact that there is no termination fee payable if the Merger Agreement is terminated by the Company; and

    (x) the fact that the Merger Agreement requires that the Merger be submitted for approval by a majority of the Minority Shareholders, which allows for an informed vote of Minority Shareholders on the merits of the transaction, and may be terminated in the event this approval is not obtained;

    (xi) Minnesota law entitles the Company's shareholders to dissenters' rights if the Merger is completed;

   (xii) the conditions to closing in the Merger Agreement, including the financing contingency; and

  (xiii) the fact that the Merger Consideration will consist entirely of cash.

    The foregoing list of the factors considered and given weight by the Special Committee is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Special Committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its conclusions.

    With respect to liquidation value, the Special Committee considered that the Company's liquidation value would likely be significantly lower than the valuation of the Company as a going concern, and as such would not provide a useful comparison for assessing the fairness of the Merger Consideration.

    With respect to book value, the Special Committee considered that the historic cost value of its assets would also undervalue the Company.

    With respect to the price paid by the Company for purchases of its own shares, the Special Committee considered the fact that these purchases were at then current market prices and for relatively small amounts of the Company's outstanding shares, and concluded that the prices of these purchases would not provide as useful a comparison for the Merger Consideration as the other factors listed above.

    BOARD OF DIRECTORS. The Company's Board of Directors unanimously formed the Special Committee to act solely on behalf of the Minority Shareholders for purposes of negotiating the Merger Agreement and considering the Merger. The Special Committee, in turn, retained GAHS to prepare and deliver an opinion as to the fairness of the Merger Consideration to the Minority Shareholders from a financial point of view.

    In reaching its determination referred to above, the Board of Directors considered and relied upon:

    (i) the role of the Special Committee as representative acting solely on behalf of the Minority Shareholders;

    (ii) the process conducted by the Special Committee in considering the Merger (including contacting the 11 parties who the Special Committee and GAHS thought might be interested in a possible transaction with the Company);

   (iii) the Special Committee's conclusions, recommendations and approval concerning the Merger Agreement and the transactions contemplated thereby;

    (iv) the opinion of GAHS that, as of the date of such opinion, based upon and subject to various considerations, assumptions and limitations stated therein, the $12.50 per share in cash to be received by the Minority Shareholders in the Merger was fair to such shareholders from a financial point of view, and the related analyses presented by GAHS; and

    (v) the fact that the Merger Agreement requires that the Merger be submitted for approval by a majority of the Minority Shareholders.

    The Board of Directors believes that sufficient procedural safeguards to ensure fairness of the transaction and to permit the Special Committee to effectively represent the interests of the Minority Shareholders were present. The Merger was approved by all of the directors of the Company who are not employees of the Company (other than James H. Michael, who did not participate in the deliberation or vote). These non-employee directors believed there was no need for them to retain any additional unaffiliated representative to act on behalf of the Minority Shareholders. The Board of Directors reached this conclusion in view of:

    (i) the fact that the Special Committee consisted of a disinterested director whose sole purpose was to represent the interests of the Minority Shareholders;

    (ii) retention by the Special Committee of independent legal counsel and financial advisors;

   (iii) the fact that the Special Committee, even though consisting of a director of the Company and therefore not completely unaffiliated with the Company, is a mechanism well recognized to provide for fairness in transactions of this type; and

    (iv) the fully arms' length negotiations that had taken place between the Michael Family and the Special Committee.

OPINION OF FINANCIAL ADVISOR


    As described under "SPECIAL FACTORS--Background of the Merger" above, the Special Committee engaged GAHS to act as its exclusive financial advisor in connection with the Company's review of the Michael Family proposal to acquire the Minority Shares. In connection with the transaction discussed herein and pursuant to the terms of the engagement, the Special Committee requested that GAHS evaluate the fairness to the Minority Shareholders from a financial point of view, of the consideration to be received by them pursuant to the Merger. On August 13, 1999, GAHS delivered to the Special Committee GAHS's oral opinion, which was confirmed subsequently in writing, to the effect that, as of such date, and subject to the assumptions, procedures and limitations set forth therein, the proposed Merger Consideration to be received by the Minority Shareholders pursuant to the Merger Agreement is fair to such shareholders from a financial point of view. The Special Committee does not intend to seek an updated opinion from GAHS.



    SELECTION OF GAHS; MATERIAL RELATIONSHIPS; FEE AND OTHER INFORMATION. GAHS is a nationally recognized investment banking firm, which as a customary part of its business is engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, and valuations for estate, corporate and other purposes. The Special Committee selected GAHS based upon GAHS's reputation, experience and familiarity with the Company derived from prior work with the Company. GAHS was engaged by the Company on August 27, 1998 to pursue various strategic alternatives. During the fall of 1998, GAHS assisted the Company in selling its subsidiary, Transition Networks, Inc., for which GAHS received $338,683, and the Midwest Division of Enstar Networking, for which it received $50,000.



    The Special Committee believed that GAHS' experience in connection with its previous engagement by the Company would be useful to GAHS in analyzing the Merger. In particular, the Special Committee was aware that GAHS was familiar with the businesses of the Company's operating subsidiaries and financial information regarding the Company, all of which was necessary for conducting an analysis of the Merger. The Special Committee took into account that this past experience would help provide for an efficient process in analyzing the Merger. In both its work for the Company in the fall of 1998 and its work for the Special Committee, GAHS provided services focused on providing value for the public shareholders of the Company and so had no conflict of interest with respect to these engagements.



    Pursuant to a letter agreement with the Company dated June 7, 1999 (the "Engagement Letter"), GAHS was entitled to a fee of $125,000 after delivering its opinion. Upon consummation of the Merger, GAHS is entitled to additional cash compensation of approximately $75,000. GAHS received a retainer of $30,000 upon being engaged by the Special Committee. This retainer will be credited against the total fee to be paid at closing. The Company has agreed to reimburse GAHS for out-of-pocket expenses, including reasonable fees and expenses of counsel, and to indemnify GAHS for liabilities and expenses arising out of the Merger Agreement or transactions in connection therewith, including liabilities under federal securities laws. The terms of the fee agreement with GAHS, which are customary in transactions of this nature, were negotiated at arm's length between the Company and GAHS, and the Special Committee and Board of Directors were aware of such arrangement.



    The Engagement Letter further provides for fees to be paid to GAHS in the event certain other transactions are consummated during the term of the agreement or within 12 months following termination of the agreement. The other transactions covered by the Engagement Letter include transactions involving the Company's holdings in CorVel, divestitures of subsidiaries and a sale of 50% or more of the Company. The fees in connection with such transactions range from $50,000 for the sale of Enstar Networking to $450,000 for a sale of the Company. The fees are subject to incentive payments in the case of sales of subsidiaries and would be 1.5% of the total consideration in the case of certain transactions involving CorVel.



    GENERAL. The type and amount of consideration payable in the Merger was determined through negotiation between the Special Committee and the Michael Family. Although GAHS provided financial advice to the Special Committee during the course of the negotiations, GAHS did not recommend the amount of the consideration to be paid in the Merger and the decision to enter into the Merger Agreement was solely that of the Special Committee and the Company's Board of Directors. GAHS's opinion as to the fairness of the consideration was only one of many factors considered by the Special Committee and the Board of Directors in their evaluation of the Merger.


    A copy of GAHS's opinion dated August 13, 1999, which sets forth the assumptions made, matters considered, and limits on the review taken, is attached as Exhibit B to this Proxy Statement and is incorporated herein by reference. The Company's shareholders are urged to read the GAHS opinion in its entirety. The description set forth below of GAHS's opinion is qualified in its entirety by reference to the full text of such opinion. GAHS's opinion is rendered for the benefit and use of the Special Committee in connection with the Special Committee's consideration of the Merger and does not constitute a recommendation to any holder of Company Common Stock as to how such shareholder should vote with respect to the Merger Agreement.

    In arriving at its opinion, GAHS undertook such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, GAHS (i) reviewed the Merger Agreement; (ii) analyzed financial and other information that is publicly available relating to the Company, CorVel, and Vicom and their respective assets and liabilities; (iii) analyzed certain financial and operating data of the Company that was made available to GAHS by the Company, which data did not include non-public financial and operating data for CorVel or Vicom; (iv) visited certain facilities of the Company and discussed with management of the Company the financial condition, operating results, business outlook and prospects of the Company (GAHS did not visit CorVel's or Vicom's facilities and did not hold discussions with CorVel or Vicom regarding their future business outlook); (v) held discussions with certain third parties with respect to their interest in acquiring or merging with all or part of the Company's various assets; (vi) consulted with the Company's tax advisors regarding the tax implications associated with the sale of the Company's assets in a managed sale process; (vii) analyzed the possible adverse effect on the market price of CorVel common stock which might occur in the event of a public market sale of the Company's 25% ownership position in CorVel; (viii) analyzed the valuations of publicly traded companies that GAHS deemed comparable to the Company's operating businesses; (ix) performed a comparable merger and acquisition analysis for the Company's operating businesses; (x) performed discounted cash flow analyses related to the Company's primary operating business, Americable and (xi) analyzed premiums paid for small capitalization stocks.

    In arriving at its opinion, GAHS relied upon and assumed the accuracy, completeness, and fairness of the financial statements and other information furnished by, or publicly available relating to, the

Company or otherwise made available to GAHS, and did not assume responsibility independently to verify such information. GAHS further relied upon assurances by the Company that the information provided to GAHS had a reasonable basis, and with respect to projections and other business outlook information, reflects the best currently available estimates, and that the Company is not aware of any information or fact that would make the information provided to GAHS incomplete or misleading. In arriving at its opinion, GAHS did not perform any appraisals or valuations of specific assets or liabilities of the Company and expressed no opinion regarding the liquidation value of the Company or any of its assets. GAHS's opinion is based upon the information available to it and the facts and circumstances as they existed and were subject to evaluation on the date of such opinion. In this regard, GAHS relied upon, and noted in its opinion that, recent trading prices of CorVel common stock have been within the range established by Sections 7.02 and 7.03 of the Merger Agreement. Events occurring after the date of GAHS's opinion, including changes in the price of CorVel common stock, could materially affect the assumptions used in preparing such opinion, and the conclusions reached herein. However, GAHS does not have any obligation to update, revise or reaffirm its opinion.

    GAHS relied, with respect to legal and accounting matters related to the Merger Agreement, on the advice of the Special Committee's and the Company's legal and accounting advisors. GAHS made no independent investigation of any legal or accounting matters that may affect the Company and assumed the correctness of the legal and accounting advice provided to the Special Committee, the Company and its Board of Directors.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The summary of the GAHS analyses set forth below does not purport to be a complete description of the presentation by GAHS to the Special Committee. In arriving at its opinion, GAHS did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, GAHS believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, or of the summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses set forth in GAHS's presentation to the Special Committee and its opinion.

    The analyses performed by GAHS (and summarized below) are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be acquired.

    OVERVIEW OF ANALYSIS. The analysis of the Company's value incorporated several components. In addition to the two operating companies that are part of the Company (Americable and Enstar Networking), the Company also has other associated assets and liabilities. These assets include cash (approximately $12,645,000 on June 30, 1999), a 38.5% ownership interest in Vicom, and a 25% ownership interest in CorVel. The CorVel stock ownership represents the primary asset of the Company. The liabilities associated with the Company include long term note obligations, income tax liabilities which would be incurred in the event of a sale of certain assets, lease obligations related to a facility in the United Kingdom, potential liabilities associated with the Company's historical relationship with Michael Foods, and estimated transaction costs associated with the proposed transaction. The value of the Company's CorVel stock ownership must be considered together with the potential tax liability that would be incurred if such stock were sold, liquidated or potentially distributed to its shareholders.

    Because the Company's operating entities and other assets and liabilities are largely independent components of the Company's business, GAHS analyzed each component separately as described below. GAHS's purpose in conducting these analyses was to develop an estimated composite valuation of the Company consisting of the sum of the values of the Company's various components less the Company's liabilities. GAHS then compared the composite valuation to the consideration offered in the Merger to evaluate the fairness of the proposed Merger Consideration. GAHS's conclusions regarding this composite valuation process are described below under the heading "Composite Analysis." The following summarizes the analyses performed relative to the Company.

    CORVEL. GAHS analyzed the value of the Company's 25% (2,050,000 shares) ownership interest in CorVel based upon its current market value and the taxes associated with the sale of the Company's CorVel stock under the current Company corporate structure. Based upon analysis and review of the market for large block trading, GAHS determined that the sale of a large block of CorVel in the market would require a discount of approximately 10% from current market prices due to CorVel's low average daily trading volume.

    GAHS's analysis of CorVel's common stock trading history consisted of historical analyses of the trading prices and volumes of stock traded. GAHS considered the high and low closing prices for CorVel common stock over the one-year period ended March 5, 1999, the last trading day before the date on which the Michael Family made its initial offer. On March 31, 1998, CorVel's common stock reached a one-year high closing price of $19.88 and on August 31, 1998, reached a one-year low closing price of $16.81. The average daily volume of CorVel's Common Stock for the 12 months ended on March 8, 1999, the date of the original announcement regarding the Michael Family's proposal, was 16,337 shares.

    GAHS used two scenarios in its analysis of the Company's CorVel stock ownership. In the first scenario, GAHS assumed that the Company would sell all of its CorVel stock in the open market at a 10% discount from an assumed market price of $21.00 per share of CorVel common stock (August 10, 1999 closing price). This would result in proceeds having a pre-tax value of $12.03 per share of the Company's Common Stock and an after-tax value of $8.23 per share of the Company's Common Stock (assuming 3,220,473 shares of the Company's Common Stock outstanding, which is equal to the outstanding shares plus options held by persons other than members of the Michael Family).

    In the second scenario, GAHS assumed that the Company would make a taxable distribution of the bulk of its CorVel shares to its shareholders, while selling in the open market a sufficient number of CorVel shares to cover the Company's anticipated statutory federal and state corporate tax obligations. In this scenario, GAHS assumed that tax obligations would require the sale of approximately 800,000 shares and that such sale would take place at a 10% discount from an assumed $21.00 market price. The remaining shares would be distributed to the Company's existing shareholders with an assumed value equal to the market price of $21.00 per CorVel share. The second scenario results in a pre-tax value of $12.85 per share of the Company's Common Stock and an after tax value of $8.75 per share of the Company's Common Stock.

    GAHS calculated the taxes associated with the sale of the Company's CorVel shares assuming a total tax basis of $700,000 and giving effect to a $4,000,000 net operating loss from the Company that would have been credited against the Company's taxable gain incurred in connection with the sale or distribution of the Company's ownership in CorVel.

    AMERICABLE.

    (I) ANALYSIS OF PUBLICLY TRADED COMPARABLE COMPANIES.

    GAHS analyzed selected historical and projected financial, operating, and stock market data of Americable, and other publicly traded companies that GAHS deemed to be comparable to Americable.

The five companies deemed by GAHS to be reasonably comparable to Americable in terms of products and services offered, markets served and business prospects were: (1) Anixter International Inc., (2) Arrow Electronics, Inc., (3) Nortech Systems Incorporated, (4) Anicom Inc., and (5) Waters Instruments Inc. (the "Americable Comparable Companies"). No company utilized in the comparable company analysis is identical to Americable. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning the differences in financial and operating characteristics of Americable and other factors that could affect the public trading value of the comparable companies to which it is being compared.

    GAHS examined certain publicly available financial data of the Americable Comparable Companies including the ratio of firm value (equity value plus total debt less cash and equivalents) to latest-twelve-month ("LTM") revenue; and the ratio of firm value to LTM earnings before interest, taxes, depreciation and amortization ("EBITDA"). GAHS implied a 25% discount to the Americable Comparable Companies ratios because all of the Americable Comparable Companies were significantly larger than Americable in sales and profitability. GAHS selected 25% as the appropriate discount in this and in subsequent analyses based upon its experience in mergers, acquisitions and valuations involving companies of various sizes and the relative values applied in such transactions.

    This analysis showed that after application of the 25% discount, the Americable Comparable Companies had a multiple of firm value to LTM revenue ranging from 0.2x to 0.5x, with a median of 0.3x and a multiple of firm value to EBITDA ranging from 2.5x to 8.3x, with a median of 6.5x.

    By applying median ratios derived from the Americable Comparable Company analysis to the historical and projected operating results of Americable, Americable's implied equity value ranged from $1.31 to $1.49 per share of the Company's Common Stock, net of Americable debt of $2.3 million (as of June 30,
1999) and potential capital gains taxes or credits.

    (II) ANALYSIS OF SELECTED MERGER AND ACQUISITION TRANSACTIONS.

    GAHS compared the valuations of Americable with selected comparable merger and acquisition transactions. No transaction analyzed in the comparable transaction analysis is identical to Americable. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Americable and other factors that could affect the acquisition value of the companies to which it is being compared.

    GAHS performed an analysis of eight merger and acquisition transactions involving data network component manufacturing companies that occurred between April 1, 1997 and August 10, 1999. GAHS's analysis focused on multiples of transaction value to revenues and earnings before interest and taxes ("EBIT") because other income statement measures were not publicly available for most of the acquired companies. GAHS implied a 25% discount to the multiples generated from these merger and acquisition transactions due to Americable's small size relative to the other transactions. This analysis of eight merger and acquisition transactions showed that after application of the 25% discount, transaction value to revenue multiples ranged from 0.1x to 1.3x and EBIT multiples ranged from 1.5x to 7.0x, with a median of 0.4x and 4.2x respectively. By applying the median multiples derived from the selected merger and acquisition transactions to the projected revenue and EBIT of Americable, Americable's implied equity value ranged from $0.93 to $1.65 per share of the Company's Common Stock, net of Americable debt of $2.3 million and potential capital gains taxes or credits.

    (III) DISCOUNTED CASH FLOW.

    GAHS analyzed the valuation of Americable based on the discounted cash flow of the projected five-year financial performance estimates of Americable prepared by the Company's management. Americable's weighted average cost of capital for purposes of this analysis was calculated to range from 10 to 20%. Terminal values were calculated by applying both an EBITDA multiple of 5.0x to the projected EBITDA of Americable in fiscal year 2004 and by applying a 2% perpetual growth rate to the projected free cash flow in fiscal year 2004. Based on this analysis, Americable's implied equity values ranged from $0.89 to $2.14 per share of the Company's Common Stock, net of capital gains taxes or credits.

    (IV) BOOK VALUE.

    GAHS also reviewed the book value of Americable, which was $6,539,000 as of June 30, 1999, in determining its valuation range for Americable. This book value gives an implied equity value of $1.70 per share of the Company's Common Stock, net of capital gains taxes. The book value of Americable includes a total of $4,405,000 of intangible assets and $1,350,000 of value associated with the Company's investment in Vicom.

    ENSTAR NETWORKING (DALLAS OPERATION).

    (I) ANALYSIS OF PUBLICLY TRADED COMPARABLE COMPANIES.

    GAHS analyzed selected historical and projected financial, operating, and stock market data of Enstar Networking, and other publicly traded companies that GAHS deemed to be comparable to Enstar Networking. The five companies deemed by GAHS to be reasonably comparable to Enstar Networking in terms of products and services offered, markets served and business prospects were (1) Secure Computing Corporation, (2) Datatec Systems, Inc., (3) Vanstar Corporation,
(4) Inacom Corp. and (5) Compucom Systems, Inc. (the "Enstar Networking Comparable Companies"). No company utilized in the Comparable Company Analysis is identical to Enstar Networking. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning the differences in financial and operating characteristics of Enstar Networking and other factors that could affect the public trading value of the comparable companies to which it is being compared.

    GAHS examined certain publicly available financial data of the Enstar Networking Comparable Companies including the ratio of firm value (equity value plus total debt less cash and equivalents) to 1999 projected revenue; and the ratio of firm value to 1999 projected EBITDA. For this analysis, projected revenues and EBITDA were used due to Enstar Networking's historical losses which would have made any LTM estimates meaningless and because of Enstar Networking's recent change in business strategy. GAHS implied a 25% discount to the Enstar Networking Comparable Companies ratios because all of the Enstar Networking Comparable Companies were significantly larger than Enstar Networking.

    This analysis showed that after application of the 25% discount, the Enstar Networking Comparable Companies had a multiple of firm value to projected revenue ranging from 0.1x to 0.7x, with a median of 0.2x; and a multiple of firm value to projected EBITDA ranging from 1.2x to 4.1x, with a median of 2.5x.

    By applying the median ratios derived from the Enstar Networking Comparable Company analysis to the projected operating results of Enstar Networking, Enstar Networking's implied equity value ranged from $0.43 to $1.00 per share of the Company's Common Stock, net of capital gains taxes or credits.

    (II) OTHER METHODOLOGIES.

    GAHS did not conduct a discounted cash flow analysis for Enstar Networking because of historical operating losses for that business and difficulty in predicting whether future earnings can be sustained. GAHS did not conduct an analysis of comparable merger and acquisition transactions because it was unable to identify any transactions with sufficient similarities to make such analysis meaningful.

    (III) BOOK VALUE.

    GAHS also reviewed the book value of Enstar Networking, which was $574,000 as of June 30, 1999, in determining its valuation range for Enstar Networking. This book value gives an implied equity value of $0.18 per share of the Company's Common Stock.

    VICOM.

    GAHS's analysis of the Company's investment in Vicom consisted of historical analysis of the trading prices of Vicom. The Company owns 38.5% of Vicom. On January 1, 1999, Vicom's Common Stock reached a one-year high of $3.00 and on April 1, 1998, reached a one-year low of $0.31. Vicom's average daily volume for the twelve months ended March 8, 1999 was 2,532 shares. GAHS applied a 25% discount from Vicom's stock price of $2.00 in August 1999, and discounted the Vicom note receivable by a present value factor of 15%, to arrive at an implied equity value of $0.74 per share of the Company's Common Stock. A 25% discount was applied due to the low trading volume and small market capitalization of Vicom. Similarly, a 15% discount was applied to the note receivable from Vicom due to the risk factors associated with Vicom's ongoing business.

    CASH.

    The Company had $12,645,000 in cash as of June 30, 1999.

    OTHER LIABILITIES.

    GAHS considered several liabilities associated with the Company's operations. First, the Company had approximately $16.2 million of obligations associated with its debenture program as of June 30, 1999 ($5.02 per share). Second, as incorporated in the preceding analyses of the Company's assets, the Company would incur tax liabilities of approximately $12.8 million associated with any sale or distribution of its operating assets ($3.98 per share).

    GAHS also considered a $100,000 lease obligation associated with one of the Company's former operations in the United Kingdom, $750,000 in fees and expenses associated with the proposed transaction and the costs of insuring against potential tax liabilities associated with the Company's 1997 spin-off from Michael Foods of $300,000 ($0.36 per share in the aggregate).

    COMPOSITE ANALYSIS.

    Using the analyses described above, GAHS developed an estimated composite valuation of the Company. The composite valuation was determined by adding the average valuations derived from the valuation ranges for each asset and subtracting the Company's liabilities, with such valuations stated per share of the Company's Common Stock. For example, the preceding analysis of the Company's CorVel stock stated that the after tax value of the Company's CorVel stock was determined to be within the range of $8.23 to $8.74 per share of the Company's Common Stock. The value of the CorVel stock used in the composite valuation was $8.49, the average of the values in the range. The preceding analysis of Americable used four different methodologies which indicated that the value of Americable was within the range of $0.89 and $2.14, after considering applicable capital gains taxes or credits. The value of Americable used in the composite valuation was $1.22, the average of the values in the range. The preceding analysis of Enstar Networking used two different methodologies that indicated that the value of Enstar Networking was within the range of $0.18 to $1.00, after applicable taxes or credits. The value of Enstar Networking used in the composite analysis was $0.68, the average of the values in the range. The Company's investment in Vicom as described in the preceding analysis was estimated to have a value of $0.74. The Company's cash was added and liabilities were subtracted (net value of ($0.85) per share from the total to arrive at an estimated composite valuation of $10.28 per share of the Company's common stock. The proposed Merger Consideration of $12.50 per share compares favorably to the estimated composite valuation of $10.28.

    ACQUISITION PREMIUMS ANALYSIS.

    GAHS analyzed the premiums paid for 44 recent mergers and acquisitions of publicly traded companies with transaction values under $100 million that were executed in the period including 1997 through March 1999. The mean and the median premium paid over targets' stock prices four weeks before the announcement date were 31.7% and 28%, respectively, one week before the announcement date were 27.2% and 25.3%, respectively, and one day before the announcement date were 23.9% and 20.7%, respectively. The premium of the $12.50 price for the Minority Shares to be paid by the Michael Family over the Company's closing price on March 8, 1999 (the last trading day before the Michael Family's initial offer), is 56.3%.

    COMMON STOCK TRADING HISTORY.


    GAHS's analysis of the Company's Common Stock trading history consisted of historical analyses of the trading prices and volumes of the Company's Common Stock traded. GAHS considered the high and low closing prices for the Company over the one-year period ended March 5, 1999. On November 16, 1998 the Company's Common Stock reached a one-year high closing price of $9.25 and on August 3, 1998, reached a one-year low closing price of $5.88. The average daily volume for the twelve months ended on the trading day before March 8, 1999 was 5,214 shares.


POSITION OF THE MICHAEL FAMILY AND ACQUISITION COMPANY AS TO FAIRNESS OF THE
  MERGER

    The Michael Family and Acquisition Company have considered the analyses and findings of the Special Committee and the Company's Board of Directors (described in detail in "--Recommendations of the Company's Special Committee and Board of Directors") with respect to the fairness of the Merger to the Minority Shareholders. Based upon (1) the reasons set forth under "--Recommendations of the Company's Special Committee and Board of Directors" which were made known to the Michael Family and Acquisition Company subsequent to the Special Committee's and the Company's Board of Directors determination that the Merger Consideration was fair to and in the best interests of the Minority Shareholders, (2) the Michael Family's understanding of and familiarity with the Company's business, (3) the Michael Family's due diligence investigation of the Company and (4) the fact that GAHS delivered its opinion to the Special Committee, the Michael Family and Acquisition Company believe that the Merger Consideration is fair to the Minority Shareholders from a financial point of view.

    Neither the Michael Family nor Acquisition Company attached specific weights to any factors in reaching its belief as to fairness and did not perform any independent analysis with respect thereto. In addition, neither the Michael Family nor Acquisition Company received any report, opinion or appraisal from an outside party which is materially related to the Merger Agreement or the Merger. In particular, neither the Michael Family nor Acquisition Company received any report, opinion or appraisal relating to the fairness of the Merger Consideration to the Minority Shareholders.

PLANS FOR THE COMPANY AFTER THE MERGER

    After the Merger, the Michael Family anticipates that it will continue its review of the Company and its assets, businesses, operations, properties, policies, corporate structure, dividend policy, capitalization and management and will consider whether any changes would be desirable in light of the circumstances then existing. Effective upon consummation of the Merger, Jeffrey
J. Michael, the sole director of the Acquisition Company, will be the initial director of the Surviving Corporation. It is currently contemplated, however, that James H. Michael will become a director of the Surviving

Corporation shortly after the consummation of the Merger. The Michael Family anticipates that it may cause the Surviving Corporation to redeem certain of its publicly offered debentures following the Merger. If such indebtedness would be refinanced, the Surviving Corporation would be relieved of reporting obligations under the Exchange Act. Following the Merger, the Michael Family will consider the desirability of making an election to treat the Company as an "S corporation" for purposes of the Internal Revenue Code of 1986, as amended.

    Except for the foregoing, and as otherwise indicated in this Proxy Statement, the Michael Family does not have any other present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any material change in the Company's capitalization or any other material changes in the Company's corporate structure or business or the composition of the Company's Board of Directors or management. However, the Michael Family has informed the Company that it reserves the right to change its plans for the Company after the Merger at any time.

CERTAIN EFFECTS OF THE MERGER

    Pursuant to the Merger Agreement, following approval of the Merger by the shareholders and subject to the fulfillment or waiver of certain conditions, Acquisition Company will be merged with and into the Company, and the Company continue as the surviving corporation in the Merger. As a result of the Merger, the Minority Shareholders will be entitled to receive $12.50 in cash, without interest, for each of their shares of Common Stock outstanding at the time of the Merger. The Merger Consideration represents approximately a 24% premium over the $10.063 closing price of the Company's Common Stock on August 13, 1999, the day the Merger Agreement was announced, and approximately a 56% premium over the $8.00 closing price of the Company's Common Stock on March 8, 1999, the day of the announcement of the Michael Family's proposal to purchase the Minority Shares for $10.00 per share. As a result of the Merger, the entire equity interest of the Company will be owned by the Michael Family, and the Minority Shareholders will have no continuing interest in the Company. Therefore, following the Merger, the Minority Shareholders will no longer benefit from any increases in the value of the Company and will no longer bear the risk of any decreases in the value of the Company. In addition, the Minority Shareholders may recognize a taxable gain as a result of the Merger. See "SPECIAL FACTORS--Federal Income Tax Consequences."

    In order to complete the Merger, Acquisition Company will be required to borrow funds which debt will become an obligation of the Surviving Corporation following the Merger. Following the Merger, the Michael Family will own 100% of the Company and will have complete control over the management and conduct of the Company's business, all income generated by the Company and any future increase in the Company's value. Similarly, the Michael Family will also bear the risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.

    Following the Merger, the Common Stock will no longer meet the requirements of the Nasdaq National Market for continued listing and will, therefore, be delisted from Nasdaq. The Common Stock is currently registered as a class of securities under the Exchange Act. Registration of the Common Stock under the Exchange Act may be terminated upon application of the Company to the Commission if the Common Stock is not listed on a national securities exchange or quoted on Nasdaq and there are fewer than 300 record holders of the Common Stock. Termination of registration of the Common Stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a), and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. It is the present intention of the Michael Family to cause the

Company to make an application for the termination of the registration of the Common Stock under the Exchange Act as soon as practicable after the Effective Time of the Merger.

    At the close of the Merger, unexercised options to purchase Common Stock under the Company's stock option plan, other than those held by members of the Michael Family, will be converted into cash. See "THE MERGER AGREEMENT--Treatment of Stock Options." The Company's articles of incorporation and bylaws in effect immediately before the Merger will remain the Company's articles of incorporation and bylaws immediately after the Merger.

    The Company's executive officers immediately before the Merger will remain the Company's executive officers immediately after the Merger. Jeffrey J. Michael, the sole director of the Acquisition Company immediately before the Merger, will become the Company's initial director after the Merger.

CONDUCT OF THE COMPANY'S BUSINESS IF THE MERGER IS NOT COMPLETED

    If the Merger is not approved by the Company's shareholders and the Merger does not occur, the Company expects to continue its current operations as an independent company. There are no plans in such circumstances to operate the business in a manner different from present operations.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendations of the Special Committee and the Board of Directors of the Company with respect to the Merger Agreement and the transactions contemplated thereby, shareholders should be aware that certain members of the management and the Board of Directors of the Company have certain interests in the Merger in addition to the interests of shareholders of the Company generally or have certain relationships, including those referred to below, that present actual or potential, or the appearance of actual or potential, conflicts of interest in connection with the Merger. In connection with the Special Committee's and the Board of Directors' determination that the Merger is fair to the Minority Shareholders, the Special Committee and the Board of Directors were aware of the following potential or actual conflicts of interest and carefully considered them along with other matters described under "--Recommendations of the Company's Special Committee and Board of Directors."

    RELATIONSHIP BETWEEN THE COMPANY AND THE MICHAEL FAMILY. The Michael Family beneficially owns approximately 65.5% of the outstanding Common Stock. Jeffrey
J. Michael is the Company's President and Chief Executive Officer and is a member of the Company's Board of Directors. James H. Michael is the Company's Chairman of the Board of Directors.

    EMPLOYMENT AGREEMENTS. Certain agreements relating to the employment of two executive officers of the Company and the termination of their employment are described in the section of this Proxy Statement captioned "EXECUTIVE COMPENSATION AND STOCK OPTIONS--Employment Contracts and Termination of Employment Arrangements." Pursuant to a Severance and Retention Agreement between Americable and Peter E. Flynn dated April 5, 1999, the Company's Executive Vice President and Americable's President, Mr. Flynn will be entitled to a bonus payment equal to 50% of his annual compensation (approximately $100,000) if he continues to be employed with the Company through December 31, 1999 or earlier upon consummation of the Merger.

    STOCK OPTIONS. Under the terms of the Merger Agreement, the Merger will cause the acceleration of vesting of all outstanding stock options of the Company, and all such options will be canceled as of the Effective Time. The Michael Family will not receive any payments with respect to the canceled options held by its members. The following table sets forth, with respect to each employee and director of the Company, information concerning cash settlements of "in-the-money" stock options that will be paid in connection with the consummation of the Merger. See "THE MERGER AGREEMENT--Treatment of Stock Options" and "MANAGEMENT OF THE COMPANY AND THE

ACQUISITION COMPANY--The Company." The cash settlement amounts are based upon the spread between $12.50 and the exercise price of such options and do not take into account any withholding of taxes that may be required.

                                                                             CASH
                                                 NUMBER OF     EXERCISE   SETTLEMENT
                                               OPTION SHARES    PRICE       AMOUNT
                                               -------------   --------   ----------
Richard J. Braun.............................       4,000       $9.00      $ 14,000
  (Director)                                       10,000        7.375       51,250
                                                    1,000        6.50         6,000

Miles E. Efron...............................       4,000        9.00        14,000
  (Director)                                       10,000        7.375       51,250
                                                    1,000        6.50         6,000

Peter E. Flynn...............................      23,500        9.00        82,250
  (Executive Vice President)                       90,000        7.375      461,250

Thomas S. Wargolet...........................      14,250        9.00        49,875
  (Former Chief Financial Officer)                 50,000        7.375      256,250

William P. Dease.............................      11,000        9.00        38,500
  (Vice President, Human Resources)                25,000        7.375      128,125

    SPECIAL COMMITTEE COMPENSATION. In connection with serving as the sole member of the Special Committee, Richard J. Braun received $50,000, all of which has been paid. The Company and Mr. Braun entered into an agreement providing for indemnification of Mr. Braun against claims and actions relating to his service on the Special Committee.

    INDEMNIFICATION OF OFFICERS AND DIRECTORS. The Merger Agreement provides that, following the Effective Time, the Surviving Corporation will maintain in effect all rights of indemnification of the officers, directors, employees or agents of the Company and its subsidiaries provided in its articles of incorporation, bylaws or in indemnification agreements with the Company or any of its subsidiaries, and will indemnify and hold harmless such persons to the full extent permitted by law against losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation, asserted or arising before or after the Effective Time. The Acquisition Company has also agreed to cause the Surviving Corporation to maintain, for the benefit of such persons, for a period of not less than six years after the Effective Time, any current officer's and director's liability insurance policies maintained by the Company, or policies with substantially the same coverage, provided that if the cost of such continuing coverage exceeds 200% of the annual premium currently paid by the Company, the Surviving Corporation will purchase as much comparable insurance as possible for an annual premium equal to such maximum amount.

SOURCE OF FUNDS

    The amount of funds required to (1) fund the payment of the Merger Consideration and the settlement of outstanding stock options; and (2) pay the fees and expenses in connection with the Merger is estimated to be approximately $15 million. The Acquisition Company and the Michael Family intend to obtain approximately $13.1 million of these funds under a revolving credit facility and term loan agreement and the remainder from the Company's existing cash balances.


    On July 26, 1999, the Michael Family entered into a commitment letter agreement with National City Bank under which National City Bank agreed to provide the Michael Family a revolving loan of up to $8.0 million and a term loan of $6.0 million, the proceeds of which will then be loaned by the Michael Family to the Acquisition Company. This commitment is subject to customary conditions, including the negotiation, execution and delivery of definitive documentation with respect to such commitment. As of the date of this Proxy Statement, the new credit facilities have not yet been executed. Execution of the agreements is anticipated at or about the Effective Time of the Merger. When executed, the revolving loan from National City Bank to the Michael Family is expected to have a term of three years, bear interest at a variable rate equal to 1.5% in excess of the London inter-bank offered rate (LIBOR), and call for monthly payments of interest only and a single principal payment at maturity. The term loan from National City Bank to the Michael Family is expected to have a term of five years, bear interest at a variable rate equal to 1.75% in excess of LIBOR, and call for monthly payments of interest and five equal annual installments of principal. Both loans are secured by a pledge of investment grade marketable securities. The Michael Family will enter into loan agreements with the Acquisition Company on substantially the same terms, except that the variable interest rates on the revolving loan and the term loan will be 1.75% and 2.0% in excess of LIBOR, respectively, and the loans will be secured by the Acquisition Company granting a security interest in all its assets in favor of the Michael Family. The Acquisition Company and the Michael Family have no present plans to refinance the credit facilities. The Michael Family's loan to the the Acquisition Company will become an obligation of the Surviving Corporation upon the consummation of the Merger.


FEES AND EXPENSES

    The Company and Acquisition Company estimate that merger-related fees and expenses, consisting primarily of financial advisory fees, SEC filing fees, fees and expenses of investment bankers, attorneys and accountants and other related charges, will total approximately $750,000, assuming the Merger is completed. This amount consists of the following estimated fees:

DESCRIPTION                                                    AMOUNT
-----------                                                   --------
Investment banking fees and expenses........................  $250,000
Legal fees and expenses.....................................   200,000
Printing and mailing fees...................................   120,000
Accounting fees and expenses................................    25,000
SEC filing fee..............................................     2,850
Exchange agent fees.........................................    15,000
Miscellaneous expenses......................................   137,150
                                                              --------
    Total...................................................  $750,000
                                                              ========

    For information regarding GAHS's engagement by the Special Committee, see "--Opinion of Financial Advisor." Certain of the Company's officers and directors will receive certain payments if the Merger is consummated. See "--Interest of Certain Persons in the Merger."

FEDERAL INCOME TAX CONSEQUENCES

    Under currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, applicable judicial decisions and administrative rulings, all of which are subject to change, the federal income tax consequences described below are expected to arise in connection with the Merger. Due to the complexity of the Code, the following discussion is limited to the material federal income tax aspects of the Merger for a Company shareholder who is a citizen or resident of the United States. The general tax principles discussed below are subject to retroactive changes that may result from subsequent amendments to the Code. The following discussion does not address potential foreign, state, local and other tax consequences, nor does it address taxpayers subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations, S corporations and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to Company shareholders who acquired their shares upon the exercise of employee stock options or otherwise as compensation. Neither the Company, the Acquisition Company nor the Michael Family has requested either the Internal Revenue Service or counsel to rule or issue an opinion on the federal income tax consequences of the Merger. All shareholders are urged to consult their own tax advisors regarding the federal, foreign, state and local tax consequences of the disposition of their shares in the Merger.

    For federal income tax purposes, the Merger will be treated as a taxable sale or exchange of shares of Common Stock for cash by each holder of such shares (including any holder of Dissenting Shares). Accordingly, the federal income tax consequences to the holders of Common Stock will generally be as follows:

        (a) Assuming that the shares of Common Stock exchanged by a Company shareholder for cash in connection with the Merger are capital assets in the hands of the shareholder at the Effective Time, such shareholder will recognize capital gain or loss by reason of the consummation of the Merger.

        (b) The capital gain or loss, if any, will be long-term with respect to shares of Common Stock held for more than 12 months as of the Effective Time and short-term with respect to such shares held for 12 months or less as of the Effective Time.

        (c) The amount of capital gain or loss to be recognized by each holder of Common Stock will be measured by the difference between the amount of cash payable for the account of such shareholder in connection with the Merger (including cash received for Dissenting Shares) and such shareholder's tax basis in the Common Stock at the Effective Time.

    Cash payments made pursuant to the Merger (including any cash paid to holders of Dissenting Shares) will be reported to the extent required by the Code to shareholders of the Company and the Internal Revenue Service. Such amounts will ordinarily not be subject to withholding of federal income tax. However, backup withholding of such tax at a rate of 31% may apply to certain shareholders by reason of the events specified in Section 3406 of the Code and the Treasury Regulations promulgated thereunder, which include failure of a shareholder to supply the Company or its agent with such shareholder's taxpayer identification number. Accordingly, each Company shareholder will be asked to provide the shareholder's correct taxpayer identification number on a Substitute Form W-9 which is to be included in the letter of transmittal to be sent to shareholders relating to their shares of Common Stock. Withholding may also apply to Company shareholders who are otherwise exempt from such withholding, such as a foreign person, if such person fails to properly document its status as an exempt recipient.

    The cash settlement amounts distributed in connection with the Merger to holders of options to acquire shares of the Common Stock will constitute "wages," and will be subject to income tax withholding. The gross amount due, the withheld amount and the net payment will be included in each option holder's W-2 form for 1999.

ACCOUNTING TREATMENT

    The Merger will be accounted for under the purchase method of accounting under which the total consideration paid in the Merger will be allocated among the Surviving Corporation's consolidated assets and liabilities based on the fair values of the assets acquired and liabilities assumed.

PUBLIC OFFERINGS AND REPURCHASES OF COMMON STOCK

    The Company has not made an underwritten public offering for cash since it became a publicly held company in March 1997. Pursuant to a stock repurchase program, the Company purchased a total of 290,266 shares of its Common Stock during the second and third quarters of 1998. The price per share of such repurchases ranged from $6.25 to $6.65 and the quarterly average repurchase prices were as follows: $6.625 in the second quarter of 1998 and $6.44 in the third quarter of 1998.

REGULATORY APPROVALS

    In connection with the Merger, the Company and Acquisition Company will be required to file Articles of Merger with the Secretary of State of the State of Minnesota in accordance with the Minnesota Business Corporation Act after the approval of the Merger Agreement by the Company's shareholders, and comply with federal and state securities laws. It is not expected that any other state or federal regulatory approvals will be required in connection with the Merger.

                              THE MERGER AGREEMENT

    On August 13, 1999, the Company entered into the Merger Agreement with Acquisition Company and the Michael Family. The following is a summary of the material provisions of the Merger Agreement. Because it is a summary, it does not include all of the information that is included in the Merger Agreement. The text of the Merger Agreement, which is attached as Appendix A to this Proxy Statement, is incorporated into this section by reference. Shareholders are encouraged to read the Merger Agreement carefully in its entirety.

THE MERGER

    If the shareholders of the Company approve the Merger Agreement, the Acquisition Company will be merged with and into the Company, and the separate corporate existence of the Acquisition Company will cease. The Company will be the Surviving Corporation and will be wholly owned by the Michael Family. At the Effective Time each share of the Common Stock held by the Minority Shareholders (other than Dissenting Shares) will be converted automatically into the right to receive $12.50 in cash without interest. See "--Consideration to be Received by Shareholders." The shares of the Common Stock will no longer be listed or traded on Nasdaq, and the registration of the Common Stock under the Exchange Act will be terminated.

EFFECTIVE TIME


    If the Merger Agreement is adopted by the requisite vote of the Company's shareholders, the Merger will be consummated and become effective upon the acceptance for record of the Articles of Merger by the Minnesota Secretary of State on a date as soon as practicable after conditions to the Merger are satisfied (or waived to the extent permitted), or such other date agreed on by the parties. It is currently contemplated that the Effective Time will occur on or about December 1, 1999. There can be no assurance that all conditions to the Merger will be satisfied. See "--Conditions to Consummation of the Merger."


CONSIDERATION TO BE RECEIVED BY SHAREHOLDERS

    In connection with the Merger, each share of Common Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be converted into the right to receive $12.50 in cash, without interest. Dissenting Shares will be converted to cash in the manner described under the caption "RIGHTS OF DISSENTING SHAREHOLDERS."

EXCHANGE AND PAYMENT PROCEDURES

    Norwest Bank Minnesota, National Association (the "Exchange Agent") will act as the Exchange Agent for payment of the Merger Consideration to the holders of the Common Stock. Instructions with regard to the surrender of certificates formerly representing shares of Common Stock, together with the letter of transmittal to be used for that purpose, will be mailed to shareholders as soon as practicable after the Effective Time. As soon as practicable following receipt from the shareholder of a duly executed letter of transmittal, together with certificates formerly representing Common Stock and any other items specified by the letter of transmittal, the Exchange Agent will pay the Merger Consideration to such shareholder, by check or draft.

    After the Effective Time, the holder of a certificate formerly representing Common Stock will cease to have any rights as a shareholder of the Company, and such holder's sole right will be to receive the Merger Consideration with respect to such shares (or, in the case of Dissenting Shares, the statutorily determined "fair value"). If payment is to be made to a person other than the person in whose name the surrendered certificate is registered, it will be a condition of payment that the certificates so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of such payment or establish to the satisfaction of the Surviving Corporation that such taxes have been paid or are not applicable. No transfer of shares outstanding immediately prior to the Effective Time will be made on the stock transfer books of the Surviving Corporation after the Effective Time.

    Any portion of the Merger Consideration remaining undistributed upon termination of the Exchange Agent's appointment will be returned to the Surviving Corporation, and any holders of theretofore unsurrendered Common Stock certificates may thereafter surrender to the Surviving Corporation such stock certificates and (subject to abandoned property, escheat or similar laws) receive in exchange therefor the Merger Consideration to which they are entitled.

    Shareholders of the Company should not forward their stock certificates to the Exchange Agent without a letter of transmittal, and should not return their stock certificates with the enclosed proxy.

TREATMENT OF STOCK OPTIONS

    As of the Effective Time, all outstanding options to purchase shares of the Common Stock will be canceled. In consideration of such cancellation, the Michael Family will cause the Surviving Corporation to pay to the holder of each such option, other than members of the Michael Family, whether or not such option has vested, an amount (the "Option Settlement Amount") determined by multiplying (1) the excess of $12.50 over the exercise price per share of the option by (2) the number of shares subject to the option. The amount paid shall be net of tax withholding. No interest will be paid on the Option Settlement Amount. Under the Merger Agreement, the Company has agreed to take such actions as are necessary to fully advise holders of options of their rights under the Merger Agreement and their respective stock option agreements. After the Effective Time, no holder of an option will have any rights other than to receive payment for such holder's options equal to the Option Settlement Amount.

OPERATIONS OF THE COMPANY PRIOR TO THE MERGER

    The Company has agreed that, prior to the Effective Time, the business of the Company will be conducted in accordance with certain restrictions set forth in the Merger Agreement. Among other things, the Company has agreed that unless the Acquisition Company otherwise agrees in writing, the Company will, and will cause its subsidiaries of which it owns, directly or indirectly, more than 50% of the equity interest therein ("Company Subsidiaries") to, operate only in the ordinary course of business, substantially consistent with past practice, use its reasonable best efforts to maintain its business organization and the services of its officers, employees and consultants, and preserve its current relationships with customers, suppliers and others. The Company has also agreed that prior to the Effective Time it will not do any of the following: (a) amend or change its articles of incorporation or bylaws, (b) issue , sell, pledge, dispose of, grant or encumber any shares of capital stock of the Company or Company Subsidiaries or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock except pursuant to stock options outstanding on August 13, 1999, or any of the Company's or Company Subsidiaries' assets, except for sales in the ordinary course of business consistent with past practice, except pursuant to stock options outstanding on August 13, 1999, (c) declare, set aside, make or pay any dividend or other distribution in respect of any of its capital stock, whether in cash, stock, property or otherwise, (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, (e) except in the ordinary course of business consistent with past practice, acquire any business entity or assets, incur, guarantee or endorse any indebtedness, enter into any material contracts, make any capital expenditure not budgeted prior to August 13, 1999, increase the compensation of, grant any bonus to, or enter into any employment or severance agreement with any officer, director or employee, enter into or amend any collective bargaining agreement, or establish, adopt, enter into or amend any employee benefit plan or agreement, or (f) settle or compromise any pending or threatened litigation which is material or which relates to the transactions contemplated by the Merger Agreement, unless, after consultation with independent counsel, the Company's Board of Directors believes that such action is necessary to comply with its fiduciary duties.

NO SOLICITATION

    In addition, the Company has agreed that until the earlier of the termination of the Merger Agreement or the Effective Time, neither the Company nor any Company Subsidiaries will, and each of them shall direct and use its best efforts to cause its officers, directors and other representatives not to, directly or indirectly, initiate, solicit or knowingly encourage, or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize any of the officers, directors or employees of the Company or any Company Subsidiary or any representative retained by the Company to take any such action, and the Company has agreed to notify the Acquisition Company promptly of all inquiries or proposals which the Company or any Company Subsidiary may receive relating to any of such matters and if such inquiry or proposal is in writing, the Company shall deliver to the Michael Family a copy of such inquiry or proposal. Nothing in the Merger Agreement, however, prohibits the Special Committee or the Board of Directors of the Company from:

    (a) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, if, and only to the extent that, (i) the Special Committee or the Board of Directors, after consultation with its independent legal counsel, determines in good faith that such action is necessary for the Special Committee or the Board of Directors to comply with its fiduciary duties to the Minority Shareholders under applicable law, and (ii) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides prompt written notice to the Michael Family of such activities, receives from such person or entity an executed agreement to the effect that such person or entity will not disclose any confidential information of the Company and the Company's subsidiaries, and keeps the Michael Family informed of the status (but not the terms) of any such discussions or negotiations;

    (b) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer; or

    (c) failing to make or withdrawing or modifying the recommendation of the Special Committee and the Board of Directors to the Company's shareholders to approve the Merger Agreement or modifying or halting the solicitation of proxies for shareholder approval following the making of a proposal that constitutes a Competing Transaction if the Special Committee or the Board of Directors of the Company, after consultation with its independent legal counsel, determines in good faith that such action is necessary for the Special Committee or the Board of Directors of the Company to comply with its fiduciary duties to the Minority Shareholders under applicable law.

    If the Company receives a proposal for a Competing Transaction, the Company is required to notify the Acquisition Company of the material terms and conditions of the Competing Transaction, and is required to afford the Acquisition Company the opportunity, for a period of five business days after the Acquisition Company's receipt of such notice, to make a revised offer for consideration by the Special Committee and during such five business days the Company may not enter into a written agreement with respect to such Competing Transaction.

    A Competing Transaction is defined in the Merger Agreement as a proposal for any (i) merger, consolidation, share exchange, business combination or other similar transaction involving the Company (other than the Merger or certain sale transactions involving Company Subsidiaries), (ii) sale, lease, exchange, mortgage, pledge, transfer or other disposition, in a single transaction or a series of transactions, of any assets of the Company and its subsidiaries representing 25% or more of the consolidated assets of the Company and its subsidiaries, (iii) tender offer or exchange offer or the filing of a registration statement in connection with the acquisition of more than 25% of the outstanding shares of Common Stock, (iv) transaction in which any person or group of persons will acquire beneficial ownership or the right to acquire beneficial ownership of 25% or more of the outstanding shares of Common Stock, or (v) any public announcement of a proposal, plan or intention to enter into any of the foregoing transactions. To be considered a Competing Transaction, the proposal must be a bona fide, unsolicited written proposal to engage in such a transaction that the Special Committee determines, in good faith, after consultation with its financial and legal advisors, and taking into account all the terms and conditions, is more favorable to the Minority Shareholders than the Merger and for which financing to the extent required is then fully committed or reasonably determined to be available by the Special Committee.

OTHER AGREEMENTS

    The Company has agreed in the Merger Agreement to take certain actions, as promptly as practicable following the execution of the Merger Agreement, relating to necessary Commission filings in connection with the Merger, mail this Proxy Statement to the Company's shareholders and include the recommendation of the Special Committee and the Board of Directors unless otherwise necessary due to applicable fiduciary duties of the directors of the Company. The Company and the Acquisition Company have agreed to use their best efforts to (a) take all appropriate action and do all things necessary, proper or advisable under applicable law or required to be taken by any governmental authority or otherwise to consummate and make effective the Merger as promptly as practicable, (b) obtain from any governmental authorities any consents, approvals and the like in connection with the Merger Agreement and consummation of the Merger and (c) as promptly as practicable, make all necessary filings and other required submissions with respect to the Merger Agreement and the Merger required under securities laws and other applicable laws. The Company and the Acquisition Company have further agreed to take certain actions with respect to notices to third parties and the receipt of third party consents in connection with the Merger and to notify the other party of threatened actions, proceedings or investigations by governmental authorities or others in connection with the Merger.

    The Michael Family and the Acquisition Company have agreed in the Merger Agreement to use their reasonable best efforts to cause the Acquisition Company and/or the Michael Family to enter into a binding credit facility or loan agreement with respect to a financing to allow the Acquisition Company to transfer to the Surviving Corporation the aggregate Merger Consideration.

CONDITIONS TO CONSUMMATION OF THE MERGER

    MUTUAL CLOSING CONDITIONS. The Merger will occur only if the following conditions have been satisfied: (A) the Merger Agreement and the Merger have been approved and adopted by (i) the affirmative vote of a majority of the Minority Shares and (ii) the affirmative vote of a majority of all of the outstanding shares of Company Common Stock, (B) no governmental authority or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (each an "Order") or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, and (C) all actions by, or filings with, any governmental authority required to permit the consummation of the Merger shall have been completed or obtained. Consummation of the Merger also is subject to the satisfaction of certain other conditions specified in the Merger Agreement, unless such conditions are waived (to the extent such waiver is permitted by law). The failure of any such condition to be satisfied, if not waived, would prevent consummation of the Merger.

    ADDITIONAL CLOSING CONDITIONS FOR ACQUISITION COMPANY'S BENEFIT. The obligations of the Acquisition Company to consummate the Merger are subject to satisfaction of, among others, the following conditions: (a) the Company shall have performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time,
(b) except to the extent expressly permitted under the Merger Agreement, the representations and warranties of the Company contained in the Merger Agreement shall be true as of the Effective Time as if made at and as of such time,
(c) the Dollar Weighted Trading Price of the CorVel shares shall not be less than $20.00, (d) holders of no more than 5% of the outstanding Common Stock shall have exercised dissenters' rights, (e) there shall not be instituted or pending any action or proceeding by any government or governmental authority that has a reasonable likelihood of success, before any court or governmental authority, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger or seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Merger Agreement, (ii) seeking to restrain or prohibit the Surviving Corporation's (including its subsidiaries and affiliates) ownership or operation of all or any material portion of the business or assets of the Company and Company Subsidiaries, taken as a whole, or to compel the Surviving Corporation or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and Company Subsidiaries, taken as a whole, (iii) seeking to impose or confirm material limitations on the ability of the Surviving Corporation or any of its subsidiaries or affiliates to effectively control the business or operations of the Company and Company Subsidiaries, taken as a whole, or the ability of the Michael Family effectively to exercise full rights of ownership of any shares of the Surviving Corporation or any of its subsidiaries or affiliates prior to the Effective Time on all matters properly presented to the Surviving Corporation's shareholders, or (iv) seeking to require divestiture by the Michael Family of any shares of the Surviving Corporation, and no court, arbitrator or governmental body, agency or official shall have issued any judgment, order, decree or injunction, and there shall not be any statute, rule regulation proposed, adopted or enacted, that, in the sole judgment of the Acquisition Company, is likely, directly or indirectly, to result in any of the consequences referred to in the preceding clauses (i) through (iv), (f) the Acquisition Company shall have received all documents it may reasonably request relating to the existence of the Company and Company Subsidiaries and the authority of the Company for the Merger Agreement, all in form and substance satisfactory to the Acquisition Company, (g) funds in an amount sufficient to pay the Merger Consideration shall have been transferred by the Acquisition Company to or in the manner directed by Company or the Surviving Corporation for the account of the Surviving Corporation, or the Acquisition Company shall have otherwise demonstrated to the sole satisfaction of the Special Committee that it has immediate access to sufficient funds to enable performance of the obligations of the Acquisition Company under the Merger Agreement and (h) the Acquisition Company shall have received such documents as it may reasonably request that evidence that the modifications to the Company stock options required under the Merger Agreement have been duly approved by the Company and that the holders of such stock options have duly consented to, and approved such modifications.

    ADDITIONAL CLOSING CONDITIONS FOR THE COMPANY'S BENEFIT. The obligations of Company to consummate the Merger are subject to satisfaction of the following conditions, among others: (a) the Acquisition Company shall have performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time, (b) except to the extent expressly permitted under the Merger Agreement, the representations and warranties of the Acquisition Company contained in the Merger Agreement shall be true in all material respects at and as of the Effective Time as if made at and as of such time, (c) the Dollar Weighted Trading Price of the CorVel shares shall not be greater than $26.00, (d) the Acquisition Company shall have entered into the binding credit facility or loan agreement or otherwise demonstrated to the sole satisfaction of the Special Committee that it has immediate access to sufficient funds to enable performance by it of its obligations under the Merger Agreement and (e) the Company shall have received a certificate signed, on behalf of the Company by the Chief Executive Officer of Company, to the effect that, to the best of his knowledge, all the representations and warranties made by the Company in the Merger Agreement are true, correct and complete in all material respects as of the Effective Time.

TERMINATION

    The Merger Agreement may be terminated and the Merger abandoned at any time prior to the filing of Articles of Merger with the Minnesota Secretary of State whether before or after action by the Company's shareholders and without further approval by the Company's shareholders under any of the following circumstances:
(i) by mutual written consent of the Company, the Special Committee and the Acquisition Company; (ii) by either the Company or the Acquisition Company, if the Effective Time shall not have occurred on or before December 15, 1999 so long as the terminating party is not then in breach in any material respect of its obligations under the Merger Agreement; (iii) by either the Company or the Acquisition Company, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining the Acquisition Company or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; (iv) by the Acquisition Company if the Special Committee shall have (x) withdrawn or modified or amended in a manner adverse to the Acquisition Company, its approval or recommendation of the Merger Agreement and the Merger or its recommendation that shareholders of the Company adopt and approve the Merger Agreement and the Merger or (y) approved, recommended or endorsed any proposal for a Competing Transaction or (z) if the Company has failed to mail notice of a meeting of the Company's shareholders or failed to mail the proxy statement relating to the Merger to its shareholders within 20 days after being cleared by the Securities and Exchange Commission or failed to include in such statement the recommendation referred to above;
(v) by the Company, if in the exercise of its good faith judgment (after consultation with legal counsel) as to its fiduciary duties to the Minority Shareholders under applicable law, the Special Committee, or the Board of Directors of the Company, determines that such termination is required by such fiduciary duties by reason of a proposal for a Competing Transaction; (vi) by either the Acquisition Company or the Company, if a majority of the Minority Shareholders of the Company shall have failed to approve and adopt the Merger Agreement and the Merger at a meeting duly convened therefor; (vii) by the Acquisition Company, upon a breach of any material representation, warranty, covenant or agreement on the part of the Company set forth in the Merger Agreement, or if any material representation or warranty of the Company shall have become untrue, subject to certain exceptions; (vii) by the Company, upon breach of any material representations, warranty, covenant or agreement on the part of the Acquisition Company set forth in the Merger Agreement, or if any material representation or warranty of the Acquisition Company shall have become untrue, subject to certain exceptions; (viii) by the Company if the Dollar Weighted Trading Price of CorVel shares is greater than $26.00 per share; (ix) by the Acquisition Company, if the Dollar Weighted Trading Price of CorVel shares is less than $20.00 per share; and (x) by the Acquisition Company, if the holders of more than 5% of the outstanding shares of the Common Stock shall have exercised dissenters' rights.

                       RIGHTS OF DISSENTING SHAREHOLDERS

    Under the Minnesota Business Corporation Act ("MBCA"), the holders of Common Stock are entitled to certain dissenters' rights with respect to the Merger. The following is a summary of the rights of the shareholders of the Company who dissent from the Merger. The summary does not purport to be complete and is qualified in its entirety by reference to Sections 302A.471 and 302A.473 of the MBCA (the "Minnesota Dissenters' Rights Statute"), a copy of which is attached as Exhibit C hereto.

    Under the MBCA, shareholders have the right to dissent from the Merger and, subject to certain conditions provided for under Minnesota law, are entitled to receive payment for the fair value of their shares of Common Stock. Assuming shareholder approval of the Merger Agreement, shareholders will be bound by the terms of the Merger Agreement unless they dissent by complying with all of the requirements of the Minnesota Dissenters' Rights Statute. Any shareholder contemplating exercising the right to demand such payment should carefully review the Minnesota Dissenters' Rights Statute, a copy of which is included as Exhibit C to this Proxy Statement, and in particular the procedural steps.

    Set forth below, to be read in conjunction with the full text of the Minnesota Dissenters' Rights Statute, is a summary of the procedures relating to the exercise of dissenters' rights by shareholders of the Company.

    Any shareholder who wishes to dissent must deliver to the Company, prior to the vote on the Merger Agreement, a written notice of intent to demand payment for such shareholder's shares if the applicable transaction is effectuated. In addition, such shareholder must not vote his or her shares of Common Stock in favor of the Merger Agreement. A shareholder who fails to deliver the notice on time or who votes in favor of the Merger Agreement will not have any dissenters' rights. If a shareholder returns a signed proxy but does not specify a vote against approval of the Merger Agreement or a direction to abstain, the proxy will be voted for approval of the Merger Agreement, which will have the effect of waiving such shareholder's dissenters' rights.

    If the Merger Agreement is approved by the Company's shareholders, the Company is required to deliver a written dissenters' notice to all of its shareholders who gave timely notice of intent to demand payment and who did not vote in favor of the Merger Agreement. The notice must (i) state where the payment demand and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received; (ii) inform shareholders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (iii) supply a form for demanding payment and requiring the dissenting shareholder to certify the date on which such shareholder acquired his or her shares of Common Stock; and
(iv) be accompanied by a copy of the Minnesota Dissenters' Rights Statute.

    In order to receive fair value for the shares of Common Stock, a shareholder who is sent the dissenters' notice described above must demand payment within 30 days following the date of notice, deposit such shareholder's certificates representing shares of Common Stock and complete other information as required by such notice. A shareholder who demands payment and deposits such shareholder's certificates representing shares of Common Stock as requested by the dissenters' notice retains all other rights of a shareholder of the Company until such rights are canceled by the consummation of the Merger. The Company may restrict the transfer of uncertificated shares from the date of the demand for payment until the Merger is consummated; however, the holder of uncertificated shares retains all other rights of a shareholder of the Company until those rights are canceled by the consummation of the Merger.

    Except for shares of Common Stock acquired by a dissenting shareholder after the date of the first announcement to the public of the transaction from which such dissenting shareholder dissents, upon the consummation of the Merger, or upon receipt of the payment demand (whichever is later), the Company must pay each dissenting shareholder who complies with the foregoing requirements the amount the Company estimates to be the fair value of the dissenting shareholder's shares of Common Stock plus accrued interest. The payment must be accompanied by certain financial information concerning the Company, a statement of the Company's estimate of the fair value of the shares, an explanation of the method used to reach the estimate, a brief description of the procedure to be followed to demand supplemental payment and a copy of the Minnesota Dissenters' Rights Statute.

    If a dissenting shareholder believes the payment received from the Company is less than fair value for the shares of Common Stock plus interest, the dissenting shareholder must give written notice to the Company of his or her own estimate of the fair value of the shares (with interest) within 30 days after the date of the Company's remittance to the dissenting shareholder and must demand payment of the difference between his or her estimate and the Company's remittance. If the dissenting shareholder fails to give written notice of such estimate to the Company within the 30-day time period, such dissenting shareholder will be entitled only to the amount remitted by the Company.

    If the Company and the dissenting shareholder cannot settle the dissenting shareholder's demand within 60 days after the Company receives the dissenting shareholder's estimate of the fair value of his or her shares, then the Company will file an action in a court of competent jurisdiction in Hennepin County, Minnesota, asking the court to determine the fair value of the shares. All dissenting shareholders whose demands are not settled within the applicable 60-day settlement periods shall be made parties to this proceeding.

    After notice to such dissenting shareholders, the court will institute proceedings to determine the fair value of the shares. The court may appoint one or more persons as appraisers to receive evidence and make recommendations to the court. Dissenting shareholders will be entitled to discovery on the same basis as any other party to a civil action. The court will determine the fair value of the shares, taking into account any and all factors the court finds relevant. The fair value of the shares will be computed by any method or combination of methods that the court, in its discretion, sees fit to use. The fair value of the shares, as determined by the court, is binding on all dissenting shareholders. If the court determines that the fair value of the shares is in excess of the Company's estimate of the fair value of the shares, then the court will enter a judgment in favor of the holders in an amount by which the value determined by the court exceeds the Company's estimated value, plus interest.

    If a shareholder is considering exercising his or her dissenters' rights, the shareholder should bear in mind that the fair value of his or her shares determined under Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act could be more than, the same as or, in certain circumstances, less than the consideration the shareholder would receive pursuant to the Merger Agreement if the shareholder does not seek appraisal of his or her shares. Furthermore, the opinion of any investment banking firm as to fairness, from a financial point of view, is not an opinion as to fair value under Sections 302A.471 and 302A.473.

    Cash received pursuant to the exercise of dissenters' rights may be subject to federal or state income tax. See "SPECIAL FACTORS--Federal Income Tax Consequences."

    Any holder who fails to comply fully with the statutory procedure summarized above will forfeit his or her rights of dissent and will receive the Merger Consideration for his or her shares. See Exhibit C.

                             ELECTION OF DIRECTORS

GENERAL

    In the event that the Merger Agreement is not approved and adopted, or if the Merger Agreement is terminated, the shareholders will be asked to vote on the election of directors of the Company. If the Merger is approved and adopted, no such vote will be taken, and Jeffrey J. Michael, the sole director of the Acquisition Company, will, upon the effectiveness of the Merger, become the initial director of the Surviving Corporation.

    In the event that directors are to be elected, the Board of Directors has recommended that the number of directors to be elected for the coming year be set at four. The Board of Directors has nominated and recommends that the shareholders elect the four nominees named below as directors of the Company for the ensuing year and until their respective successors are duly elected and qualified.

    Unless otherwise indicated thereon, the persons named in the enclosed form of proxy intend to vote FOR the election of the four nominees listed below. The affirmative vote of a majority of the shares of the Company's Common Stock present or represented by proxy and entitled to vote at the Annual Meeting is required to elect each of the nominees as directors for the ensuing year or until their successors are elected and have qualified. All of the nominees are members of the present Board of Directors. If for any reason any nominee shall be unavailable for election to the Board of Directors, votes will be cast pursuant to authority granted by the enclosed proxy for such other candidate or candidates as may be nominated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees listed below will be unable to serve if elected to office.

NOMINEES

    Certain information concerning the nominees for director follows:

NAME                                             BIOGRAPHICAL INFORMATION
----                                             ------------------------
James H. Michael (age 79)....  Mr. James H. Michael has served as Chairman of the Board of
                               ENStar since March 1996. Mr. Michael served on the Board of
                               Directors of North Star Universal, Inc. ("NSU"), of which
                               ENStar was a wholly owned subsidiary prior to
                               February 1997, and was the Chairman of the Board of NSU
                               prior to July 1991. Also prior to March 1996, Mr. Michael
                               was Chairman of the Board of Michael Foods, Inc. "Michael
                               Foods"), into which NSU was merged in February 1997.
                               Mr. Michael is the father of Jeffrey J. Michael, ENStar's
                               President and Chief Executive Officer.

Miles E. Efron (age 73)......  Mr. Miles E. Efron has served on the Board of Directors of
                               ENStar since March 1996. From July 1991 until
                               February 1997, Mr. Efron served as Chairman of the Board of
                               Directors of NSU. Mr. Efron also is a director of Medtox
                               Scientific, Inc.

Richard J. Braun (age 55)....  Mr. Richard J. Braun has served as a director of ENStar since March 1996. Mr. Braun served on the Board of Directors of NSU from 1994 to 1996. Since July 1996 he also has served as Chief Executive Officer and a Director of Medtox
                               Scientific, Inc., a company that provides laboratory and
                               diagnostic testing services. From 1994 to 1996, Mr. Braun
                               acted as a private investor and provided management
                               consulting services to the health care and technology
                               industries. From 1992 to 1994, Mr. Braun served as Chief
                               Operating Officer and a Director of Employee Benefit
                               Plans, Inc. (NYSE: EBP).

Jeffrey J. Michael (age        Mr. Jeffrey J. Michael has served as the President and Chief
  43)........................  Executive Officer of the Company since March 1996.
                               Mr. Michael was an initial director and officer (serving as
                               President and Secretary) of ENStar at the time it was
                               organized by NSU in December 1995. Mr. Michael served as
                               President and Chief Executive Officer of NSU from
                               December 1990 until February 1997. Mr. Michael is the son of
                               James H. Michael. Mr. Michael also is a director of Michael
                               Foods and CorVel.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

    The Board of Directors met three times in 1998. The Board of Directors has established an Audit Committee and a Compensation Committee. The Board of Directors has not established a nominating committee.

    The Audit Committee, consisting of Mr. Efron and Mr. Braun, met one time in 1998. The Audit Committee reviews and makes recommendations and reports to the Board with respect to (i) the independent auditors, (ii) the quality and effectiveness of internal controls, (iii) engagement or discharge of the independent auditors, (iv) professional services provided by the independent auditors, and (v) the review and approval of major changes in the Company's accounting principals and practices.

    The Compensation Committee, consisting of Mr. Efron and Mr. Braun, took written action once in 1998. The Compensation Committee considers and recommends to the Board salaries, bonuses and other remuneration for the Company's executive officers. This committee also administers the ENStar 1996 Stock Incentive Plan (the "Stock Incentive Plan").

    During 1998, all of the directors attended all of the meetings of the Board of Directors and Messrs. Efron and Braun both attended the meeting of the Audit Committee.

COMPENSATION OF DIRECTORS

    In 1998, the Company's non-employee directors received an annual retainer of $8,000 for serving as members of the Company's Board of Directors. Directors incurring travel expenses to attend meetings are reimbursed in full.

    Under the Stock Incentive Plan, each non-employee director of ENStar, upon his or her initial election as a director, is granted an option to purchase 4,000 shares of Common Stock. Starting with the 1997 Annual Meeting, each non-employee director of ENStar is also granted an option to purchase 1,000 shares of Common Stock on the date of the annual meeting of shareholders each year if the director will remain in office immediately following such meeting. The exercise price of each option is equal to 100% of the fair market value per share of Common Stock on the date of grant. Such options are non-qualified stock options, become exercisable six months after the date of grant and terminate on the fifth anniversary of the date of grant or earlier, under certain circumstances.

    On March 8, 1999 the Board of Directors appointed a Special Committee of the Board consisting of Richard A. Braun to consider the proposal by the Michael Family to acquire the shares of Common Stock of the Company not already owned by members of the Michael Family. For serving on the Special Committee, Mr. Braun received $50,000 in fees pursuant to this arrangement, which have been paid in full.

                    EXECUTIVE COMPENSATION AND STOCK OPTIONS

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors submitted the following report on the matters discussed therein.

    GENERAL. The Compensation Committee of the Board of Directors (the "Committee") establishes the specific compensation for the Company's executive officers who do not have direct operating responsibilities at one of the Company's operating subsidiaries. The Committee also is responsible for administering the Company's Stock Incentive Plan. Compensation for officers of the Company's operating subsidiaries, Americable and Enstar Networking, generally is determined by the Company's Chief Executive Officer, consistent with the salary structure and bonus programs at such operating subsidiaries.

    EXECUTIVE COMPENSATION PHILOSOPHY AND GOALS. The Company has only one executive officer who does not have direct operating responsibilities at any of its operating subsidiaries, Jeffrey J. Michael, President and Chief Executive Officer. The compensation arrangements for Mr. Michael are designed to motivate and reward the executive for attaining financial and strategic objectives essential to the Company's overall success and continued growth, while at the same time allowing the Company to retain high caliber executives. The key components of the Company's compensation programs are base salaries, cash bonuses and stock options.

    The Company's other current named executive officers include Peter E. Flynn, Executive Vice President and Secretary of the Company who is also President of Americable, and Ronald D. Newman, President of Enstar Networking. The compensation arrangements for Messrs. Flynn and Newman are designed to motivate and reward these executives primarily for the financial performance of the operating subsidiaries for which they perform services, although, certain of Mr. Flynn's compensation is based on his additional responsibilities as an executive officer of the Company.

    BASE SALARIES. The Committee generally believes executive officers' base salaries should be moderate, yet competitive in relation to salaries commanded by persons in similar positions; however, the Committee also believes that a portion of each executive officer's compensation should be contingent and based on the Company's and such officer's performance.

    In setting an executive officer's base salary, the Company considers the personal performance of the officer, the relative importance of the functions the officer performs, the scope of the officer's ongoing responsibilities and estimated salary levels in effect at comparable companies for comparable positions. The weight given to each of these factors varies between individuals and is a subjective determination by the Committee or, in the case of the named executive officers at the Company's operating subsidiaries, the Company's Chief Executive Officer after consultation with the members of the Committee. In 1998, Mr. Michael's base salary was $180,000 until April 1998, at which time it was reduced to $160,000. In 1998, Mr. Flynn's base salary was $157,500 until April 1998, at which time it was reduced to $145,000. The base salaries were reduced in April 1998 to place more emphasis on cash bonuses as an incentive mechanism, as well as to adjust for a greater emphasis on stock options, which were granted in December 1997.

    CASH BONUSES. Annual bonuses for executives with direct operating responsibility at the Company's operating subsidiaries are designed to reward such executives for personal contributions to the success of such operating subsidiary and generally are earned under a structured formula. Individual performance targets are established based on an annual operating budget, which is submitted for review and approved by the Chief Executive Officer of the Company after consultation with the members of the Committee. At the end of the calendar year, the Chief Executive Officer evaluates actual financial performance against individual performance targets. The potential cash bonuses range from 10% to 40% of the executive's annual base salary, beginning when operating profits exceed minimum levels of performance (80% of budget) and increasing incrementally up to the maximum when the profits equal or exceed a superior performance target (120% of budget).

    The annual cash bonuses for Messrs. Michael and Flynn are largely discretionary based on each such officer's contribution to the achievement of strategic goals of the Company. Mr. Michael received a bonus of $40,000 with respect to 1998 and Mr. Flynn received a bonus of $83,000 with respect to 1998. These bonuses reflect the achievement of strategic goals, in particular the sale of the Company's former subsidiary, Transition Networks, Inc. ("Transition"), in December 1998 and substantial progress in the sale of certain assets of Enstar Networking during 1998. Mr. Flynn's bonus also reflects the achievement of operating goals at Americable.

    STOCK OPTIONS. The Company has in the past granted, and may grant in the future, stock options to executive officers in the belief that the limited use of stock options for the Company's corporate staff will motivate executives to achieve positive long-term financial results increasing shareholder value. In 1998, the only executive officer to receive stock options was Thomas S. Wargolet, the former Chief Financial Officer and Secretary.

    The Company's operating subsidiaries have established separate stock option programs. The Committee believes that the use of separate stock option programs at the operating subsidiary level will cause those persons with operating responsibilities at an operating subsidiary to focus more directly on the performance of such subsidiary.

    1998 CEO COMPENSATION. During 1998, Mr. Jeffrey J. Michael, as President and Chief Executive Officer of ENStar, had overall responsibility for the strategic direction of ENStar and the performance of ENStar's operating subsidiaries. Mr. Michael first was elected President of NSU in December 1990, and was elected President of ENStar at the time of its initial organization.

    Mr. Michael's compensation at ENStar in 1998 consisted of base salary and a cash bonus. Mr. Michael's compensation was determined based on consideration of the factors discussed under the headings "Base Salaries" and "Cash Bonuses" appearing above.

    This report of the Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

                                          Miles E. Efron
                                          Richard J. Braun
                                          Members of the Compensation Committee

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the President and Chief Executive Officer and the four other most highly compensated executive officers (the "Named Executive Officers") for each of the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                   ANNUAL COMPENSATION   COMPENSATION
                                                   -------------------   -------------
                                                    SALARY     BONUS         STOCK        ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR       ($)        ($)      OPTIONS(#)(1)   COMPENSATION
---------------------------             --------   --------   --------   -------------   ------------
Jeffrey J. Michael....................  1998       $165,385   $ 40,000          0           7,196(2)
  President and Chief                   1997        187,654          0    125,000           7,146
  Executive Officer                     1996(3)          --         --     28,500              --

Peter E. Flynn........................  1998        148,365     83,000          0           6,590(4)
  Executive Vice                        1997        157,939          0     90,000           6,889
  President                             1996(5)          --         --     23,500              --

C.S. Mondelli.........................  1998        140,000     48,296          0          51,951(6)
  President and Chief                   1997        138,058     16,250          0           4,087
  Executive Officer                     1996        120,000     24,000     70,000(7)        2,769
  of Transition

Ronald D. Newman......................  1998        145,385     15,000    125,000(8)        4,010(9)
  President of                          1997        124,000     13,347     20,000(10)       1,718
  Enstar Networking                     1996         85,000     10,150     25,000(10)         476

Thomas S. Wargolet....................  1998         90,000      5,625     50,000           2,869(9)
  Chief Financial                       1997         90,000          0          0           4,404
  Officer and Secretary                 1996         87,231     26,100     49,250(11)       2,890

------------------------

 (1) None of the Named Executive Officers held or received any awards of restricted shares.

 (2) Consists of $4,800 contributed to the Company's 401(k) plan for the benefit of Mr. Michael and $2,396 of which represents life and disability insurance premiums paid by ENStar for the benefit of Mr. Michael.

 (3) During 1996, Mr. Michael did not receive any cash compensation from the Company. Mr. Michael did receive an annual salary of $235,000 from NSU, and $7,196 in other compensation, $4,750 of which represents amounts contributed by NSU for the benefit of Mr. Michael pursuant to NSU's 401(k) plan, and $2,466 of which represents life and disability insurance premiums paid by NSU for the benefit of Mr. Michael.

 (4) Consists of $4,451 contributed to the Company's 401(k) plan for the benefit of Mr. Flynn and $2,139 of which represents life and disability insurance premiums paid by ENStar for the benefit of Mr. Flynn.

 (5) During 1996, Mr. Flynn did not receive any cash compensation from the Company. Mr. Flynn did receive an annual salary of $161,330 and a bonus of $100,000 from NSU, and $6,889 in other compensation, $4,750 of which represents amounts contributed by NSU for the benefit of Mr. Flynn pursuant to NSU's 401(k) plan, and $2,139 of which represents life and disability insurance premiums paid by NSU for the benefit of Mr. Flynn.

 (6) Consists of $4,800 contributed to the Company's 401(k) plan for the benefit of Mr. Mondelli and $47,151 relating to the termination of options to purchase Transition stock in connection with the sale of Transition in December 1998.

 (7) Represents options to purchase shares of Transition common stock.

 (8) Represents options to purchase shares of Enstar Networking common stock.

 (9) Amount contributed to the Company's 401(k) plan for the benefit of employee.

 (10) Represents options to purchase shares of Americable. Such options were terminated in connection with the January 1998 grant of options to purchase Enstar Networking common stock.

 (11) Includes options to purchase 35,000 shares of Americable which have subsequently been cancelled.

    OPTION GRANTS DURING 1998. The following table sets forth individual grants of stock options made to the Named Executive Officers during the year ended December 31, 1998:

                                                                                       POTENTIAL REALIZABLE
                              NUMBER OF     PERCENT OF                                   VALUE AT ASSUMED
                              SECURITIES   TOTAL OPTIONS    EXERCISE                   ANNUAL RATES OF STOCK
                              UNDERLYING    GRANTED TO      PRICE OR                  PRICE APPRECIATION FOR
                               OPTIONS     EMPLOYEES IN    BASE PRICE/                    OPTION TERM(1)
                               GRANTED      FISCAL YEAR       SHARE      EXPIRATION   -----------------------
NAME                             (#)            (%)            ($)          DATE        5%($)        10%($)
----                          ----------   -------------   -----------   ----------   ----------   ----------
Jeffrey J. Michael..........        0          --                --             --           --           --
Peter E. Flynn..............        0          --                --             --           --           --
C.S. Mondelli...............        0          --                --             --           --           --
Ronald D. Newman............  125,000(2)       29%(2)        $ 1.00         1/1/08     $ 78,612     $199,218
Thomas S. Wargolet..........   50,000(3)      100%           $7.375       12/31/08     $231,905     $587,692

------------------------

(1) The compounding assumes a ten year exercise period for all option grants. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent ENStar's estimate or projection of future common stock prices. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock of ENStar and overall stock market conditions. The amounts represented in the table may not necessarily be achieved.

(2) Each option represents the right to purchase one share of common stock of Enstar Networking. The options are all non-qualified stock options. The options become exercisable with respect to one-third of such shares each year over a period of three years from the date of grant and have a term of ten years. To the extent not already exercisable, the options generally become exercisable in the event of a merger in which ENStar is not the surviving corporation, a transfer of all the stock of ENStar, a sale of substantially all the assets, or a dissolution or liquidation, of ENStar.

(3) Each option represents the right to purchase one share of common stock of the Company. The options are all non-qualified stock options. The options become exercisable with respect to 25% of such shares each year over a period of four years from the date of grant and have a term of ten years. To the extent not already exercisable, the options generally become exercisable in the event of a merger in which ENStar is not the surviving corporation, a transfer of all the stock of ENStar, a sale of substantially all the assets, or a dissolution or liquidation, of ENStar.

    AGGREGATED OPTION EXERCISES IN 1998 AND YEAR END OPTION VALUES. The following table provides information concerning stock option exercises and the value of unexercised options at December 31, 1998, for the Named Executive
Officers:

                                                         NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                               SHARES                   UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                             ACQUIRED ON    VALUE       OPTIONS AT YEAR END (#)            YEAR END ($)
                              EXERCISE     REALIZED   ---------------------------   ---------------------------
NAME                             (#)         ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         -----------   --------   -----------   -------------   -----------   -------------
Jeffrey J. Michael.........        0       $  0         45,500       108,000             0              0
Peter E. Flynn.............        0          0         34,250        79,250             0              0
C.S. Mondelli(1)...........        0          0              0             0             0              0
Ronald D. Newman...........        0          0              0       125,000(2)          0              0
Thomas S. Wargolet.........        0          0          7,125        57,125             0              0

------------------------

(1) Mr. Mondelli's employment terminated in December 1998. See "--Summary Compensation Table" above.

(2) Represents the right to purchase shares of Enstar Networking.

    Americable and Enstar Networking maintain separate stock option plans. The exercise price of the options granted pursuant to the plans of the operating subsidiaries are determined by the Board of Directors of the respective operating subsidiaries, based on the then current fair value of the common stock. Pursuant to the terms of the applicable option agreements under the plans, the shares of common stock that may be purchased pursuant to the options are subject to restrictions on transfer and certain repurchase rights by each of the respective issuers and by ENStar, based on a valuation formula. The option agreements also include certain covenants with respect to nondisclosure of confidential information and non-competition.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

    The Company has entered into severance agreements with certain of its executive officers and employees, including Messrs. Flynn and Michael. Pursuant to Mr. Flynn's agreement, he will be entitled to severance payments and benefits if the Company terminates his employment within 24 months following a change in control of the Company or Americable if the termination is by the Company without "cause" or by Mr. Flynn for "good reason," as defined in the agreement. The Merger is not a change in control for purposes of this agreement. The agreement provides for a lump sum payment equal to 24 months of total compensation as in effect prior to the termination plus continuation of benefits for 24 months. The agreement also provides that if such a termination of employment occurs that is not in connection with a change in control, Mr. Flynn will be entitled to 12 months of total compensation and continuation of benefits for 24 months. Mr. Flynn will be entitled to a bonus payment equal to 50% of his annual compensation if he continues to be employed with the Company through December 31, 1999 or earlier upon consummation of the Merger. The Company is obligated to compensate Mr. Flynn for certain taxes and penalties resulting from payments and benefits under the agreement and other arrangements.

    Pursuant to Mr. Michael's agreement, he will be entitled to severance payments and benefits if the Company terminates his employment within 24 months following a change in control if the termination is by the Company without "cause," as defined in the agreement. The events constituting a change in control specifically exclude a change in control relating to a transaction with Mr. Michael and his family members. The agreement provides for a lump sum payment equal to 24 months of total compensation as in effect prior to the termination plus continuation of benefits for 24 months. The Company is obligated to compensate Mr. Michael for certain taxes and penalties resulting from payments and benefits under the agreement and other arrangements.

    Mr. Wargolet received a severance payment in the amount of $45,000 pursuant to the terms of an employment agreement in connection with terminating his employment with the Company in March 1999. Mr. Wargolet is acting as a consultant to the Company through December 31, 1999 and is being paid a fee of $2,500 per month.

          STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

STOCK OWNERSHIP

    The following table sets forth certain information concerning beneficial ownership of the Common Stock of the Company as of August 25, 1999, with respect to (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each director of the Company, (iii) each officer of the Company, and (iv) all directors and executive officers as a group.

                                                   AMOUNT AND NATURE OF     PERCENT
NAME OF BENEFICIAL OWNER                          BENEFICIAL OWNERSHIP(1)   OF CLASS
------------------------                          -----------------------   --------
James H. Michael................................         969,664(2)           32.5%
Jeffrey J. Michael..............................       1,982,181(3)           65.4%
Miles E. Efron..................................         152,467(4)            5.1%
Peter E. Flynn..................................          40,125(5)            1.3%
Thomas S. Wargolet..............................          11,488(6)              *
Richard J. Braun................................           7,500(7)              *
C.S. Mondelli...................................               0                 *
Ronald D. Newman................................               0                 *
All officers and directors as a group
  (8 persons)...................................       2,201,261(8)           70.9%

------------------------

*   Less than one percent.

    The address for each 5% shareholder is: c/o ENStar Inc., 7450 Flying Cloud Drive, Eden Prairie, Minnesota 55344.

(1) Beneficial ownership is determined in accordance with the rules of the Commission, and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable within 60 days of the date hereof ("Currently Exercisable Options") are deemed outstanding for computing the percentage beneficially owned by the person holding such options, but are not deemed outstanding for computing the percentage beneficially owned by any other person.

(2) Includes 962,164 shares of Common Stock held by 4J2R1C Limited Partnership, as to which Mr. James H. Michael, is a general partner and exercises shared voting and dispositive power. Mr. James H. Michael has disclaimed any beneficial ownership of the shares beneficially owned by Mr. Jeffrey J. Michael. Also includes 7,500 shares of Common Stock issuable pursuant to Currently Exercisable Options.

(3) Includes (a) 865,666 shares of Common Stock held by 3J2R Limited Partnership, as to which Mr. Jeffrey J. Michael, as general partner, exercises sole voting and dispositive power, (b) 962,164 shares held by 4J2R1C Limited Partnership of which Mr. Jeffrey J. Michael is a general partner and exercises shared voting and dispositive power, (c) 101,726 shares held by the Michael Acquisition Corporation Trust U/A dated effective July 29, 1999 of which Mr. Jeffrey J. Michael is the sole trustee, and
    (d) 52,625 shares issuable pursuant to Currently Exercisable Options.

(4) Includes 7,500 shares of Common Stock issuable pursuant to Currently Exercisable Options.

(5) Consists of 40,125 shares of Common Stock issuable pursuant to Currently Exercisable Options.

(6) Includes 10,688 shares of Common Stock issuable pursuant to Currently Exercisable Options.

(7) Consists of 7,500 shares of Common Stock issuable pursuant to Currently Exercisable Options.

(8) Shares shown as beneficially owned include 125,938 shares not outstanding, but which may be acquired pursuant to Currently Exercisable Options.

TRANSACTIONS BY CERTAIN PERSONS IN COMMON STOCK

    Except for entering into the Merger Agreement and the following contributions of Common Stock to the Michael Acquisition Corporation Trust by James H. Michael and Jeffrey J. Michael and his affiliates, none of the persons named in the table above has effected any transactions in the Common Stock during the past 60 days.

James H. Michael............................................  53,301 shares
Jeffrey J. Michael..........................................   3,316 shares
Spouse of Jeffrey J. Michael................................   3,083 shares
Minor child of Jeffrey J. Michael...........................   1,683 shares

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's directors, executive officers, certain employees and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and changes in ownership of Common Shares and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with all Section 16(a) forms they file.

    To the Company's knowledge, all Section 16(a) filing requirements applicable to officers, directors and greater than 10% shareholders were satisfied during 1998.

                           MANAGEMENT OF THE COMPANY
                          AND THE ACQUISITION COMPANY

    Certain information concerning the directors and executive officers of the Company and the Acquisition Company is set forth below. Unless otherwise indicated, each such person is a citizen of the United States and the address of each such person is that of the Company or the Acquisition Company, as the case may be. Such addresses are set forth under the caption "SUMMARY--The Company" and "--The Acquisition Company."

THE COMPANY

    Except as set forth under the caption "ELECTION OF DIRECTORS--Nominees" above, the names, ages, principal occupations and employment history for the past five years of the directors and executive officers of the Company are set forth below.

    Mr. Peter E. Flynn has served as Executive Vice President of the Company since March 1996 and as Secretary of the Company since April 1999. In addition, Mr. Flynn has served as President of Americable since June 1997. Prior to such time, Mr. Flynn served as Executive Vice President, Chief Financial Officer and Secretary of NSU. Prior to joining NSU in 1989, Mr. Flynn was an Audit Manager with Arthur Andersen & Co. Mr. Flynn also serves as a director of CorVel and as a director of Vicom.

    Mr. Ronald D. Newman has served as President of Enstar Networking since September 1997 and as Chief Operating Officer of Enstar Networking since March 1997. Mr. Newman was the Regional Manager--Southwest Operations from March 1993 to February 1997 and prior to that served in various sales capacities for Americable.

    As of the Effective Time, the officers of the Company will become the officers of the Surviving Corporation. As of the Effective Time, Jeffrey J. Michael, the sole director of the Acquisition Company, will become the initial director of the Surviving Corporation. It is currently anticipated that James H. Michael will become a director of the Surviving Corporation after the consummation of the Merger.

THE ACQUISITION COMPANY

    ENStar Acquisition, Inc., a Minnesota corporation, was organized in connection with the Merger and has not carried on any activities to date other than those incident to its formation and the consummation of the Merger. As of the date of this Proxy Statement, all of the issued and outstanding capital stock is owned by 4J2R1C Limited Partnership, 3J2R Limited Partnership and the Michael Acquisition Corporation Trust. James H. Michael and Jeffrey J. Michael are the general partners of 4J2R1C Limited Partnership, and Jeffrey J. Michael is the managing general partner of 3J2R Limited Partnership. Jeffrey J. Michael is the sole trustee of the Michael Acquisition Corporation Trust.

    Jeffrey J. Michael is the sole officer (President, Treasurer and Secretary) and director of the Acquisition Company. It is currently contemplated that James
H. Michael will become a director of the Surviving Corporation after the consummation of the Merger. Their ages, principal occupations and employment histories for the past five years are set forth under the caption "ELECTION OF DIRECTORS--Nominees."

CERTAIN PROCEEDINGS

    During the past five years, neither the Company, the Acquisition Company, nor any member of the Michael Family or any director or executive officer of the Company has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors), or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding been or become subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws of finding any violation with respect to such laws.

                             SHAREHOLDER PROPOSALS

    The proxy rules of the Securities and Exchange Commission permit shareholders, after timely notice to issuers, to present proposals for shareholder action in issuer proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with proxy rules. In the event the Merger is not consummated for any reason, the Company's annual meeting of shareholders for the year ending December 31, 1999 is expected to be held on or about July 13, 2000. Shareholder proposals for that meeting under Rule 14a-8 of the SEC's proxy rules must be prepared in accordance with the proxy rules and received by the Company on or before February 5, 2000. Any other shareholder proposals intended to be presented at the 2000 annual meeting must be received by the Company on or before April 20, 2000. Shareholders should mail any proposals by certified mail return receipt requested.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The consolidated financial statements of the Company as of December 31, 1998, December 31, 1997, and December 31, 1996, and for each of the years in the three-year period ended December 31, 1998, incorporated by reference in this Proxy Statement, have been audited by Grant Thornton LLP, independent public accountants. The Board of Directors of the Company has appointed Grant Thornton LLP as independent auditors for the Company for the year ending December 31, 1999. Representatives of Grant Thornton LLP will be present at the Annual Meeting and will be given an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions raised at the meeting.

                     INFORMATION INCORPORATED BY REFERENCE

    The Company's Annual Report on Form 10-K for the year ended December 31, 1998 as amended by Form 10-K/A, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30,

1999, and its Current Report on Form 8-K filed July 21, 1999 as filed by the Company with the Commission (Commission File No. 0-29026), are incorporated by reference into this Proxy Statement.


    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Annual Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Copies of the documents (without exhibits) incorporated by reference in this Proxy Statement are available without charge upon written or oral request from Peter
E. Flynn, Executive Vice President and Secretary, ENStar Inc., 7450 Flying Cloud Drive, Eden Prairie, Minnesota 55344, (telephone (612) 942-3887). To obtain timely delivery, requests for copies should be made no later than November 23, 1999 (five business days before the date of the Annual Meeting).


                             AVAILABLE INFORMATION

    The Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copies made at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street,
Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of Commission at its Washington, D.C. address at prescribed rates. The Commission also maintains a web site address, http://www.sec.gov. The Company's Common Stock is quoted and traded on the Nasdaq National Market, and such reports, proxy statements and other information may be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                             ADDITIONAL INFORMATION

    This Proxy Statement contains information disclosed pursuant to Rule 13e-3 under the Exchange Act, which governs so-called "going private" transactions by certain issuers and their affiliates. As of August 25, 1999, the Michael Family beneficially owned 1,989,681 shares of the Common Stock, which represents approximately 65.5% of the outstanding Common Stock. The Michael Family, the Acquisition Company and the Company are filing a Rule 13e-3 Transaction Statement ("Schedule 13E-3") with the Commission to furnish information with respect to the transactions described herein. This Proxy Statement does not contain all of the information set forth in the Schedule 13E-3, parts of which are omitted in accordance with the regulations of the Commission. The Schedule 13E-3, and any amendments thereto, including exhibits filed as part thereof, will be available for inspection and copying at the offices of the Commission as set forth above.

                                          By Order of the Board of Directors

                                          [LOGO]

                                          Peter E. Flynn
                                          SECRETARY


Eden Prairie, Minnesota
October 28, 1999

                                                                       EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                                  ENSTAR INC.,

                           ENSTAR ACQUISITION, INC.,
                  AND, FOR CERTAIN PURPOSES SET FORTH HEREIN,

                              JEFFREY J. MICHAEL,

                               JAMES H. MICHAEL,

                          4J2R1C LIMITED PARTNERSHIP,

                                      AND

                           3J2R LIMITED PARTNERSHIP.

                      AND, JEFFREY J. MICHAEL, AS TRUSTEE
                                     OF THE
                     MICHAEL ACQUISITION CORPORATION TRUST

                             DATED AUGUST 13, 1999

                               TABLE OF CONTENTS

ARTICLE I     THE MERGER

      1.01    The Merger..................................................   A-4
      1.02    Effective Time; Closing.....................................   A-4
      1.03    Effect of the Merger........................................   A-4
      1.04    Articles of Incorporation; By-laws..........................   A-5
      1.05    Directors and Officers......................................   A-5

ARTICLE II    CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

      2.01    Conversion of Securities....................................   A-5
      2.02    Exchange of Certificates....................................   A-5
      2.03    Stock Transfer Books........................................   A-7
      2.04    Stock Options...............................................   A-7
      2.05    Dissenting Shares...........................................   A-7

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      3.01    Organization and Qualification; Subsidiaries................   A-8
      3.02    Articles of Incorporation and By-laws.......................   A-8
      3.03    Capitalization..............................................   A-8
      3.04    Authority Relative to This Agreement........................   A-9
      3.05    No Conflict; Required Filings and Consent...................   A-9
      3.06    Permits; Compliance.........................................   A-9
      3.07    SEC Filings; Financial Statements...........................  A-10
      3.08    Absence of Certain Changes or Events........................  A-10
      3.09    Absence of Litigation.......................................  A-10
      3.10    Employee Benefit Plans......................................  A-11
      3.11    Labor Matters...............................................  A-11
      3.12    Intellectual Property.......................................  A-11
      3.13    Taxes.......................................................  A-11
      3.14    Environmental Matters.......................................  A-12
      3.15    Opinion of Financial Advisor................................  A-12
      3.16    Vote Required...............................................  A-12
      3.17    Brokers.....................................................  A-12
      3.18    Inapplicability of Certain Restrictions.....................  A-12
      3.19    Rights Plan.................................................  A-12

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF ACQUISITION CO.

      4.01    Organization and Qualification; Subsidiaries................  A-13
      4.02    Articles of Incorporation and By-laws.......................  A-13
      4.03    Capitalization..............................................  A-13
      4.04    Authority Relative to This Agreement........................  A-13
      4.05    No Conflict; Required Filings and Consents..................  A-13
      4.06    Absence of Litigation.......................................  A-13
      4.07    Operations of Acquisition Co................................  A-14

ARTICLE V     CONDUCT OF BUSINESS PENDING THE MERGER

      5.01    Conduct of Business by the Company Pending the Merger.......  A-14

ARTICLE VI    ADDITIONAL AGREEMENTS

      6.01    Proxy Statement; Schedule 13E-3.............................  A-15
      6.02    Stockholders' Meeting.......................................  A-16
      6.03    Appropriate Action; Consents; Filings.......................  A-16
      6.04    No Solicitation of Transactions.............................  A-17
      6.05    Directors' and Officers' Indemnification and Insurance......  A-18
      6.06    Further Assurances..........................................  A-19
      6.07    Public Announcements........................................  A-19
      6.08    Employee Matters............................................  A-19
      6.09    Delivery of SEC Documents...................................  A-19
      6.10    Financing...................................................  A-19
      6.11    Resignation of Directors....................................  A-19
      6.12    Access to Information.......................................  A-20

ARTICLE VII   CONDITIONS TO THE MERGER

      7.01    Conditions to the Obligations of Each Party.................  A-20
      7.02    Conditions to the Obligations of Acquisition Co.............  A-20
      7.03    Conditions to the Obligations of the Company................  A-21

ARTICLE VIII  TERMINATION, AMENDMENT AND WAIVER

      8.01    Termination.................................................  A-22
      8.02    Fees and Expenses...........................................  A-23
      8.03    Amendment...................................................  A-23
      8.04    Waiver......................................................  A-23

ARTICLE IX    GENERAL PROVISIONS

      9.01    Non-Survival of Representations, Warranties and
              Agreements..................................................  A-23
      9.02    Notices.....................................................  A-23
      9.03    Certain Definitions.........................................  A-24
      9.04    Severability................................................  A-25
      9.05    Assignment; Binding Effect; Benefit.........................  A-25
      9.06    Incorporation of Exhibits...................................  A-26
      9.07    Specific Performance........................................  A-26
      9.08    Governing Law...............................................  A-26
      9.09    Headings....................................................  A-26
      9.10    Counterparts................................................  A-26
      9.11    Waiver of Jury Trial........................................  A-26
      9.12    Entire Agreement............................................  A-26

    AGREEMENT AND PLAN OF MERGER, dated August 13, 1999 (this "Agreement"), among ENStar Inc., a Minnesota corporation ("Company"), ENStar Acquisition, Inc., a Minnesota corporation ("Acquisition Co."), and, for certain purposes expressly set forth herein Jeffrey J. Michael, James H. Michael, 4J2R1C Limited Partnership, 3J2R Limited Partnership and Jeffrey J. Michael, as Trustee of the Michael Acquisition Corporation Trust (collectively the "Majority Shareholders").

    WHEREAS, the Majority Shareholders own approximately sixty-five percent (65%) of the issued and outstanding shares of common stock of the Company and all of the outstanding shares of capital stock of Acquisition Co.;

    WHEREAS, Acquisition Co. desires to acquire those issued and outstanding shares of common stock of the Company that the Majority Shareholders do not already own through a merger;

    WHEREAS, Acquisition Co., upon the terms and subject to the conditions of this Agreement and in accordance with the Minnesota Business Corporation Act ("Minnesota Law"), will merge with and into the Company (the "Merger"); and

    WHEREAS, a Special Committee of the Board of Directors of the Company and the Board of Directors of the Company (with the interested directors abstaining) each have (i) determined that the Merger is in the best interests of the Company and its stockholders and approved and adopted this Agreement and the transactions contemplated hereby and (ii) recommended approval and adoption of this Agreement and approval of the Merger by the stockholders of the Company.

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Majority Shareholders, Acquisition Co. and the Company hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

    SECTION 1.01. THE MERGER. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with Minnesota Law, at the Effective Time (as hereinafter defined), Acquisition Co. shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Acquisition Co. shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

    SECTION 1.02. EFFECTIVE TIME; CLOSING. As promptly as practicable and in no event later than the first business day following the satisfaction of or, if permissible, waiver of the conditions set forth in Article VII (or such other date as may be agreed in writing by each of the parties hereto), the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Secretary of State of the State of Minnesota in such form as is required by, and executed in accordance with the relevant provisions of, Minnesota Law. The term "Effective Time" means the date and time of the filing of the Articles of Merger with the Secretary of State of the State of Minnesota (or such later time as may be agreed in writing by each of the parties hereto and specified in the Articles of Merger). Immediately prior to the filing of the Articles of Merger, a closing will be held at the offices of Hinshaw & Culbertson, 222 South Ninth Street, Suite 3100, Minneapolis, Minnesota 55402 (or such other place as the parties may agree).

    SECTION 1.03. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Minnesota Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Acquisition Co. shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Acquisition Co.

shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

    SECTION 1.04. ARTICLES OF INCORPORATION; BY-LAWS. (a) At the Effective Time, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation.

    (b) At the Effective Time, the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such By-laws.

    SECTION 1.05. DIRECTORS AND OFFICERS. The directors of Acquisition Co. immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

    SECTION 2.01. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Acquisition Co., the Company, the Surviving Corporation or the holders of any of the following securities:

        (a) Each share of common stock, par value $.01 per share, of the Company ("Company Common Stock") (all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the "Shares") issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.01(b) and Dissenting Shares (as hereinafter defined)) shall be converted, subject to Section 2.02(e), into the right to receive $12.50 in net cash per Share without any interest thereon (such payment being the "Merger Consideration").

        (b) Each Share owned by the Majority Shareholders (listed on Schedule 2.01(b)) immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

        (c) Each share of common stock of Acquisition Co. issued and outstanding immediately prior to the Effective Time shall be exchanged by conversion into one validly issued fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted.

    SECTION 2.02.  EXCHANGE OF CERTIFICATES.

    (a) EXCHANGE AGENT. At the Effective Time, Acquisition Co. shall, as may be directed by the Company or the Surviving Corporation, cause to be deposited (for the account of Surviving Corporation) with Norwest Bank Minnesota, National Association, or such other bank or trust company that may be designated by Acquisition Co. and is reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of Shares for exchange in accordance with this Article II ("Exchanging Shareholders") through the Exchange Agent, cash representing the aggregate Merger Consideration pursuant to Section 2.01, as of the Effective Time, (such cash being hereinafter referred to as the "Exchange Fund"), in exchange for outstanding Shares. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid pursuant to Section 2.01 out of the Exchange Fund. Except as contemplated by
Section 2.02(c) hereof, the Exchange Fund shall not be used for any other purpose.

    (b) EXCHANGE PROCEDURES. As promptly as practicable after the Effective Time, Acquisition Co. shall cause the Exchange Agent to mail to each Exchanging Shareholder which is a holder of a certificate or certificates which immediately prior to the Effective Time represents outstanding Shares (the "Certificates")
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash pursuant to Section 2.01. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor such cash to which such holder is entitled pursuant to Section 2.02(a), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, cash to which such holder is entitled pursuant to Section 2.02(a) may be paid to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the cash to which such holder is entitled pursuant to Section
2.02(a) and the holders of such Certificates shall cease to have any rights with respect to such Shares except as otherwise provided herein or by law. To the extent not immediately required for payment on surrendered Shares, proceeds in the Exchange Fund shall be invested by the Exchange Agent, as directed by the Surviving Corporation (as long as such directions do not impair the rights of holders of Shares), in direct obligations of the United States of America, obligations for which the faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Service, Inc. or Standard & Poor's Ratings Group, or certificates of deposit issued by a commercial bank having at least $5 billion in assets, and any net earnings with respect thereto shall be paid to the Surviving Corporation as and when requested by the Surviving Corporation.

    (c) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the Exchanging Shareholders twelve (12) months after the Effective Time shall be delivered to Surviving Corporation, upon demand, and any holders of such Shares who have not theretofore complied with this
Article II shall thereafter look only to Surviving Corporation for the cash to which they are entitled pursuant to Section 2.02(a). Any portion of the Exchange Fund remaining unclaimed by holders of such Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

    (d) NO LIABILITY. Neither Acquisition Co. nor the Surviving Corporation shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

    (e) WITHHOLDING RIGHTS. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Surviving Corporation such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Surviving Corporation.

    (f) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash to which they are entitled pursuant to Section 2.02(a).

    SECTION 2.03. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent, the Surviving Corporation or Majority Shareholders for any reason shall be converted into cash to which the holders thereof are entitled pursuant to
Section 2.02(a).

    SECTION 2.04. STOCK OPTIONS. (a) All options to purchase Company Common Stock (the "Company Options") outstanding, whether or not exercisable, whether or not vested, and whether or not performance-based, under the Company's 1996 Stock Incentive Plan (the "Company Stock Option Plan") which are held by the Majority Shareholders shall be cancelled by the Company at the Effective Time. All other Company Options outstanding, whether or not exercisable, whether or not vested and whether or not performance based, under the Company Stock Option Plan, shall at or immediately prior to the Effective Time, be converted into the right to receive cash (subject to any required withholding of taxes) in an amount equal to the difference, if positive, between $12.50 per share and the option exercise price per share specified in the applicable option agreement without any interest thereon.

    (b) Prior to the Effective Time, the Company shall use its reasonable best efforts (i) to obtain any consents of holders of Company Options and (ii) to make any amendments to the terms of such stock option or compensation plans or arrangements that are necessary to give effect to the transactions contemplated by Section 2.04(a).

    SECTION 2.05. DISSENTING SHARES. (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger and who shall have demanded properly in writing and perfected his or her demand for the fair value for such Shares in accordance with Sections 302A.471 and 302A.473 of Minnesota Law and as of the Effective Time has neither effectively withdrawn nor lost his or her right to such appraisal (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the fair value of such Shares held by them in accordance with the provisions of such Section 302A.473, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 302A.473 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.02, of the Certificate or Certificates that formerly evidenced such Shares.

    (b) The Company shall give Acquisition Co. (i) prompt notice of any demand for fair value of Shares, or notice of intent to demand fair value of Shares, received by the Company and withdrawals of such demand and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for fair value under Minnesota Law. The Company shall not, except with the prior written consent of Acquisition Co., make any payment (except to the extent that any such payment is made pursuant to a final, non-appealable court order) with respect to any demands for the fair value of Shares or offer to settle or settle any such demands.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except as disclosed in the Company SEC Reports (as defined below) filed prior to the date hereof, the Company hereby represents and warrants to Acquisition Co. that:

    SECTION 3.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. The Company and each subsidiary of the Company (a "Company Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a material adverse effect on the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole (a "Material Adverse Effect"). The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. As of the date hereof, a true and complete list of all Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the approximate percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 3.01 of the Company Disclosure Schedule.

    SECTION 3.02. ARTICLES OF INCORPORATION AND BY-LAWS. The Company has heretofore furnished or made available to Acquisition Co. a complete and correct copy of the Articles of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary other than those Company Subsidiaries, that individually or in the aggregate, are not material to the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole.

    SECTION 3.03. CAPITALIZATION. The authorized capital stock of the Company consists of 80,000,000 Shares and 20,000,000 shares of preferred stock, par value $.01 per share. As of the date of this Agreement (a) 2,976,723 Shares were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (b) no Shares were held by the Company Subsidiaries, (c) 412,250 Shares were reserved for future issuance pursuant to outstanding employee stock options granted pursuant to the Company Stock Option Plan, (d) no shares were reserved for future issuance pursuant to outstanding warrants and no shares of preferred stock were issued and outstanding. Except as set forth in this Section
3.03 and Section 3.03 of the Company Disclosure Schedule, as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of, or any equity interests in, any Company Subsidiary. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another

Company Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

    SECTION 3.04. AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly and validly authorized by all necessary corporate action, except the approval of the Merger by the Company's stockholders. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Majority Shareholders and Acquisition Co., constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

    SECTION 3.05.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

    (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation or By-laws or equivalent organizational documents of the Company or any Company Subsidiary, (ii) except as disclosed in
Section 3.05(a)(ii) of the Company's Disclosure Schedule, conflict with or violate any domestic (federal, state or local) or foreign law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) except as specified in Section 3.05(a)(iii) of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or affected.

    (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic, foreign or supranational, except
(i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, and filing and recordation of appropriate merger documents as required by Minnesota Law, (ii) as specified in Section 3.05(b) of the Company Disclosure Schedule and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and would not, individually or in the aggregate, have a Material Adverse Effect.

    SECTION 3.06. PERMITS; COMPLIANCE. Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company or any Company Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect, and, as of the date hereof, no suspension or cancellation of any of the Company Permits is pending or, to the actual knowledge of the executive officers of the Company, threatened.

    SECTION 3.07.  SEC FILINGS; FINANCIAL STATEMENTS.

    (a) The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission ("SEC") and has heretofore made available to Majority Shareholders, in the form filed with the SEC, all such forms, reports and other registration statements filed by the Company with the SEC since December 31, 1997 (the forms, reports and other documents referred to herein, collectively, as the "Company SEC Reports"). The Company SEC Reports, including all Company SEC Reports filed after the date hereof and prior to the Effective Time, (i) were (in the case of Company SEC Reports filed before the date hereof) or will be prepared in accordance with the requirements of the Securities Act, and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not (in the case of Company SEC Reports filed before the date hereof) at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

    (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports, including all Company SEC Reports filed after the date hereof and prior to the Effective Time, was (in the case of Company SEC Reports filed before the date hereof) or will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented (in the case of Company SEC Reports filed before the date hereof) in all material respects or will fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein in accordance with generally accepted accounting principles (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which would not, individually or in the aggregate, have a Material Adverse Effect).

    SECTION 3.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1998, except as contemplated by, or disclosed pursuant to, this Agreement including Section 3.08 of the Company Disclosure Schedule or disclosed in writing by the Company to Majority Shareholders or Acquisition Co. on or prior to the date hereof, or disclosed in any Company SEC Report filed since
December 31, 1998 and prior to the date of this Agreement, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 1998, there has not been (a) any event or events, individually or in the aggregate, having a Material Adverse Effect, (b) any material change by the Company in its accounting methods, principles or practices, (c) any entry by the Company or any Company Subsidiary into any commitment or transaction material to the Company and the Company Subsidiaries taken as a whole, except in the ordinary course of business and consistent with past practice, (d) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities, or (e) other than pursuant to the Plans (as defined in Section 3.10), any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, except in the ordinary course of business consistent with past practice.

    SECTION 3.09. ABSENCE OF LITIGATION. Except as disclosed in Section 3.09 of the Company Disclosure Schedule or the Company SEC Reports filed prior to the date of this Agreement, as of the date hereof, there is no claim, action, proceeding or investigation pending or, to the actual knowledge of the executive officers of the Company, threatened against the Company or any Company Subsidiary, before any court, arbitrator or Governmental Authority (as hereinafter defined), which (a) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (b) seeks to delay or prevent the consummation of the Merger. As of the date hereof, neither the Company nor any

Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is in violation of any order, writ, judgment, injunction, decree, determination or award.

    SECTION 3.10. EMPLOYEE BENEFIT PLANS. For purposes of this Section 3.10, the term "Plans" means all employee benefit plans, programs and arrangements maintained for the benefit of any current or former employee, officer or director of the Company or any Subsidiary and the term "Company Employment Contracts" means all written contracts and agreements relating to employment which provide for annual base compensation in excess of $125,000 and all severance agreements providing for payment of more than $125,000, with any of the directors, officers or employees of the Company or the Company Subsidiaries (other than, in each case, any such contract or agreement that is terminable by the Company or any Company Subsidiary at will without penalty or other adverse consequence). Section 3.10 of the Company Disclosure Schedule defines each of the Plans and each of the Company Employment Contracts. The Company has made available to Majority Shareholders or Acquisition Co. a copy of each Plan and has made available upon request each material document prepared in connection with each Plan and each Company Employment Contract. Each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified and nothing has occurred since the date of such letter to affect the qualified status of such Plan. Each Plan has been operated in accordance with its terms and the requirements of applicable law except where the failure to so operate would not have a Material Adverse Effect. Neither the Company nor any Company Subsidiary has incurred any direct or indirect liability under, arising out of or by operation of Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in connection with the termination of, or withdrawal from, any Plan or other retirement plan or arrangement, and, as of the date hereof, no fact exists or event has occurred that would reasonably be expected to give rise to any such liability. No Plan is or has been covered by Title IV of ERlSA or Section 412 of the Code. The Company and the Company Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act, and no fact or event exists that could give rise to liability under such act.

    SECTION 3.11. LABOR MATTERS. Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary.

    SECTION 3.12. INTELLECTUAL PROPERTY. "Company Intellectual Property" means all trademarks, trademark rights, trade names, trade name rights, patents, patent rights, industrial models, inventions, copyrights, servicemarks, trade secrets, applications for trademarks and for servicemarks, know-how and other proprietary rights and information used or held for use in connection with the business of the Company and the Company Subsidiaries as currently conducted, together with all applications currently pending for any of the foregoing. The Company and Company Subsidiaries own or possess adequate licenses or other rights to use all Company Intellectual Property necessary to conduct the business now operated by them, except where the failure to own or possess such licenses or rights would not be reasonably likely to have a Material Adverse Effect. To the knowledge of the Company, the Company Intellectual Property does not conflict with or infringe upon any Intellectual Property Rights of others to the extent that, if sustained, such conflict or infringement has had and would be reasonably likely to have a Material Adverse Effect.

    SECTION 3.13.  TAXES.  The Company and each of the Company Subsidiaries have
(i) filed all federal, state, local and foreign tax returns required to be filed by them prior to the date of this Agreement (taking into account extensions),
(ii) paid or accrued all taxes shown to be due on such returns and have paid all applicable ad valorem and value added taxes as are due, and (iii) paid or accrued all taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), except in the case of clause (i), (ii) or (iii) for any such filings, payments or accruals which would not, individually or in the aggregate, have a

Material Adverse Effect. Except as set forth on Section 3.13 of the Company Disclosure Schedule, neither the Internal Revenue Service nor any other taxing authority has asserted any claim for taxes, or to the actual knowledge of the executive officers of the Company, is threatening to assert any claims for taxes, which claims, individually or in the aggregate, would have a Material Adverse Effect. The Company has open years for federal, state and local income tax returns only as set forth in the Section 3.13 of Company Disclosure Schedule. The Company and each Company Subsidiary have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all taxes required by law to be withheld or collected, except for amounts which would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any Company Subsidiary has made an election under Section 341(f) of the Code.

    SECTION 3.14. ENVIRONMENTAL MATTERS. As of the date hereof: (i) neither the Company nor any Company Subsidiary has received any notice of noncompliance with, violation of, or liability or potential liability under, any Laws relating to pollution and the discharge of hazardous materials into the environment ("Environmental Laws"); (ii) neither the Company nor any Company Subsidiary has entered into or agreed to any consent decree or order, nor is subject to any judgment, decree or judicial order, under any Environmental Laws or relating to the cleanup of any hazardous materials contamination and (iii) neither the Company nor any Company Subsidiary has agreed to undertake, or has undertaken, any other cleanup of hazardous materials contamination, whether with respect to each of the foregoing, such matter related to properties owned or leased by the Company or any Company Subsidiary or to any off-site location.

    SECTION 3.15. OPINION OF FINANCIAL ADVISOR. The Company has received the written opinion of Goldsmith, Agio, Helms and Company on the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Minority Shareholders (as hereinafter defined) from a financial point of view and the Company will promptly, after the date of this Agreement, deliver a copy of such opinion to Acquisition Co.

    SECTION 3.16. VOTE REQUIRED. The affirmative vote of (i) the holders of a majority of the outstanding shares of Company Common Stock and (ii) the holders of a majority of the outstanding shares of Company Common Stock not held by the Majority Shareholders ("Minority Shareholders"), are the only votes of the holders of any class or series of capital stock of the Company necessary to approve the Merger.

    SECTION 3.17. BROKERS. No broker, finder or investment banker (other than Goldsmith, Agio, Helms and Company) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Majority Shareholders a correct copy of all agreements between the Company and Goldsmith, Agio, Helms and Company pursuant to which such firm would be entitled to any payment relating to the Merger.

    SECTION 3.18. INAPPLICABILITY OF CERTAIN RESTRICTIONS. No "fair price", "moratorium", "business combination", "control share acquisition", or other form of anti-takeover statute or regulation under Minnesota law limits, prevents, contravenes or is breached by the Merger, the execution and performance of this Agreement or the consummation of any other transaction contemplated hereby. Prior to the execution hereof, the Merger, the execution and performance of this Agreement and the consummation of the transactions contemplated hereby was approved by a committee consisting of all "disinterested" directors as defined in Minnesota Statutes, Section 302A.673 subd. 1(d)(3).

    SECTION 3.19. RIGHTS PLAN. The Company has not entered into, and its Board of Directors has not adopted or authorized the adoption of, a shareholder rights plan or similar agreement.

                                   ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF ACQUISITION CO.

    Acquisition Co. hereby represents and warrants to the Company that:

    SECTION 4.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Acquisition Co. is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Acquisition Co. is not qualified or licensed as a foreign corporation to do business in any jurisdiction.

    SECTION 4.02. ARTICLES OF INCORPORATION AND BY-LAWS. Acquisition Co. has heretofore furnished or made available to the Company a complete and correct copy of the Articles of Incorporation and the By-laws, each as amended to date, of Acquisition Co.

    SECTION 4.03. CAPITALIZATION. As of the date of this Agreement, the authorized capital stock of Acquisition Co. consists of 80,000,000 shares of Acquisition Co. common stock, having no par value, of which 1,929,556 shares are issued and outstanding and held by the Majority Shareholders.

    SECTION 4.04. AUTHORITY RELATIVE TO THIS AGREEMENT. Acquisition Co. has all necessary corporate and other power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by Acquisition Co. and the consummation by Acquisition Co. of the Merger have been duly and validly authorized by all necessary corporate action (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Minnesota Law). This Agreement has been duly and validly executed and delivered by Acquisition Co. and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Acquisition Co. enforceable against Acquisition Co. in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

    SECTION 4.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by Acquisition Co. do not, and the performance of this Agreement by Acquisition Co. will not, (i) conflict with or violate the Articles of Incorporation or By-laws of Acquisition Co., (ii) conflict with or violate any Law applicable to Acquisition Co. or by which any of its property or assets is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Acquisition Co. pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquisition Co. is a party or by which Acquisition Co. or any of its property or assets is bound or affected, except for any such breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect.

    (b) The execution and delivery of this Agreement by Acquisition Co. do not, and the performance of this Agreement by Acquisition Co. will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic, foreign or supranational, except for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, and filing and recordation of appropriate merger documents as required by Minnesota Law.

    SECTION 4.06. ABSENCE OF LITIGATION. As of the date hereof there is no claim, action, proceeding or investigation pending or, to the actual knowledge of the executive officers of Acquisition Co., threatened against Majority Shareholders or Acquisition Co. before any court, arbitrator or

Governmental Authority which (a), individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (b) seeks to delay or prevent the consummation of the Merger. As of the date hereof, neither Majority Shareholders nor Acquisition Co. nor any property or asset of Majority Shareholders or Acquisition Co. is in violation of any order, writ, judgment, injunction, decree, determination or award.

    SECTION 4.07. OPERATIONS OF ACQUISITION CO. Acquisition Co. is wholly owned by the Majority Shareholders and its assets, as of immediately prior to the Effective Time, shall consist substantially of the Merger Consideration.

                                   ARTICLE V
                     CONDUCT OF BUSINESS PENDING THE MERGER

    SECTION 5.01. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as contemplated by any other provision of this Agreement, unless Acquisition Co. shall otherwise agree in writing, (1) the businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business and in a manner substantially consistent with past practice, (2) Company shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations and (3) the Company shall not:

        (a) amend or otherwise change its Articles of Incorporation or By-laws or equivalent organizational documents;

        (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of the Company or any Company Subsidiary of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary (except for the issuance of shares of capital stock issuable pursuant to currently outstanding Company Options) or (ii) any of the Company's or the Company Subsidiaries' assets, except for sales in the ordinary course of business and in a manner consistent with past practice;

        (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

        (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

        (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, other than the acquisition of assets in the ordinary course of business consistent with past practice; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except for indebtedness incurred in the ordinary course of business and consistent with past practice; (iii) enter into any contract or agreement material to the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole other than in the ordinary course of business, consistent with past practice; (iv) authorize any capital expenditure, other than capital expenditures reflected in the capital expenditure budget for the fiscal year ending December 31, 1999 previously provided to Majority Shareholders or Acquisition Co.; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this subsection (e);

        (f) except in the ordinary course of business consistent with past practice and except in the case of officers for annual increases in compensation payable or to become payable to any officer of the Company consistent with past practices of the Company, (i) increase the compensation payable or to become payable to any director, officer or other employee, or grant any bonus, to, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any Company Subsidiary or enter into or amend any collective bargaining agreement, or (ii) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation or other plan, trust or fund for the benefit of any director, officer or class of employees; or

        (g) settle or compromise any pending or threatened litigation which is material or which relates to the transactions contemplated hereby, provided that nothing in this Section 5.01(g) will prohibit the Company's Board of Directors from settling or compromising any such litigation if, after consultation with independent counsel, the Company's Board of Directors believes that such action is necessary to comply with its fiduciary duties.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

    SECTION 6.01.  PROXY STATEMENT; SCHEDULE 13E-3.

    (a) As promptly as practicable after the execution of this Agreement,
(i) Company, with the good faith assistance of Acquisition Co., shall prepare and file with the SEC a preliminary proxy statement relating to the meeting of the Company's stockholders to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the "Proxy Statement") and use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with the Majority Shareholders, to respond promptly to any comments made by the SEC with respect to the Proxy Statement; provided that Acquisition Co. and its counsel shall be given an opportunity to review and comment on the Proxy Statement (and any amendment or supplement thereto) prior to its being filed with the SEC and (ii) Company shall prepare and file with the SEC a transaction statement on Schedule 13E-3 (together with all amendments thereto, the "Transaction Statement") in which the Proxy Statement shall be included, in connection with the going private transaction under the Securities Exchange Act pursuant to the Merger. As promptly as practicable, the Company shall mail the definitive Proxy Statement to its stockholders. The Proxy Statement shall include the recommendation of the Special Committee of the Board of Directors of the Company and the Board of Directors of the Company that shareholders of the Company vote in favor of the Merger and the adoption of this Agreement, unless otherwise necessary due to the applicable fiduciary duties of the directors of the Company as provided in Section 6.04.

    (b) The information supplied by Acquisition Co. regarding Acquisition Co. and the information supplied by the Majority Shareholders regarding the Majority Shareholders for inclusion in the Transaction Statement and the Proxy Statement shall not, at (i) the time the Transaction Statement is filed with the SEC,
(ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of the Stockholders' Meeting (as hereinafter defined), and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Majority Shareholders, Acquisition Co., or Acquisition Co.'s officers or directors, should be discovered by the Majority Shareholders or Acquisition Co. which should be set forth in an amendment or a supplement to the Transaction Statement or Proxy Statement, the Majority Shareholders or Acquisition Co., as the case may be, shall promptly inform the Company. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

    (c) The Proxy Statement and the information supplied by the Company for inclusion in the Transaction Statement shall not, at (i) the time the Transaction Statement is filed with the SEC, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of the Stockholders' Meeting, and
(iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Transaction Statement or Proxy Statement, the Company shall promptly inform Acquisition Co. All documents that Majority Shareholders or Acquisition Co. are responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

    SECTION 6.02. STOCKHOLDERS' MEETING. The Company shall call and hold a meeting of its stockholders (the "Stockholders' Meeting") as promptly as practicable for the purpose of voting upon the approval of the Merger. Company shall use its reasonable best efforts to solicit from the Minority Shareholders proxies in favor of the approval of the Merger, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by Minnesota Law, to obtain such approvals, unless otherwise necessary under the applicable fiduciary duties of the directors of the Company as provided in
Section 6.04. The Majority Shareholders shall vote all of the shares of Company Common Stock beneficially owned by them in favor of the Merger.

    SECTION 6.03. APPROPRIATE ACTION; CONSENTS; FILINGS. (a) The Company and Acquisition Co. shall use their best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or required to be taken by any Governmental Authority or otherwise to consummate and make effective the Merger as promptly as practicable, (ii) obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Acquisition Co. or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under
(A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, and (B) any other applicable Law; provided that Acquisition Co. and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and Acquisition Co. shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement and the Transaction Statement) in connection with the transactions contemplated by this Agreement.

    (b) (i) Each of Acquisition Co. and the Company shall give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, their reasonable best efforts to obtain any third party consents, (A) necessary to consummate the Merger,
(B) disclosed or required to be disclosed in the Company Disclosure Schedule or
(C) required to prevent a Material Adverse Effect from occurring prior to or after the Effective Time.

    (ii) In the event that Acquisition Co. or the Company shall fail to obtain any third party consent described in subsection (b)(i) above, it shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon the Company and Acquisition Co., their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

    (c) From the date of this Agreement until the Effective Time, each party shall promptly notify the other party of any pending or, to the actual knowledge of the executive officers of the first party, threatened action, proceeding or investigation by any Governmental Authority or any other person (i) challenging or seeking material damages in connection with the Merger or the conversion of the Company Common Stock into the Merger Consideration pursuant to the Merger or
(ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Acquisition Co. to own or operate all or any portion of the businesses or assets of the Company or the Company Subsidiaries.

    SECTION 6.04. NO SOLICITATION OF TRANSACTIONS. Neither the Company nor any Company Subsidiary shall, and each of them shall direct and use its best efforts to cause its respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any Company Subsidiary) not to, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize any of the officers, directors or employees of the Company or any Company Subsidiary or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any Company Subsidiary to take any such action, and the Company shall notify Acquisition Co. promptly of all inquiries or proposals which the Company or any Company Subsidiary may receive relating to any of such matters and if such inquiry or proposal is in writing, the Company shall deliver to Majority Shareholders a copy of such inquiry or proposal; provided, however, that nothing contained in this Section 6.04 or in any other provision of this Agreement shall prohibit the Special Committee of the Board of Directors of the Company or the Board of Directors of the Company from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), if, and only to the extent that, (A) the Special Committee of the Board of Directors of the Company or the Board of Directors of the Company, after consultation with its independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that such action is necessary for the Special Committee of the Board of Directors of the Company or the Board of Directors of the Company to comply with its fiduciary duties to the Minority Stockholders under applicable law and
(B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company (x) provides prompt written notice to Majority Shareholders to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, (y) receives from such person or entity an executed agreement to the effect that such person or entity will not disclose any confidential information of the Company and the Company Subsidiaries and (z) keeps Majority Shareholders informed of the status (but not the terms) of any such discussions or negotiations, (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer or (iii) failing to make or withdrawing or modifying recommendation referred to in Section 6.01(a) or modifying or halting the solicitation of proxies referred to in Section 6.02 following the making of a proposal that constitutes a Competing Transaction if the Special Committee of the Board of Directors of the Company or the Board of Directors of the Company, after consultation with its independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that such action is necessary for the Special Committee of the Board of Directors of the Company or the Board of Directors of the Company to comply with its fiduciary duties to the Minority Stockholders under applicable law. In the event of receipt of a proposal for a Competing Transaction, the Company shall notify Acquisition Co. of the material terms and conditions of such Competing Transaction, and shall afford Acquisition Co. the opportunity, for a period of five (5) business days after Acquisition Co.'s receipt of such notice, to make a revised offer for consideration by the Special Committee of the Board of Directors of the Company and during such five
(5) business days shall not enter into a written agreement with respect to such Competing Transaction. For purposes of this Agreement, "Competing Transaction" shall mean any bona fide, unsolicited written proposal to engage in any of the following transactions, and that the Special Committee of the Board of Directors of the Company determines, in good faith, after consultation with its financial and legal advisors, and taking into account all the terms and conditions, is more favorable to the Minority Stockholders than the Merger and for which financing to the extent required is then fully committed or reasonably determined to be available by the Special Committee (considering such factors as the Special Committee shall deem reasonably appropriate including, without limitation, the financial strength and creditworthiness of the party making such written proposal) (1) any merger, consolidation, share exchange, business combination, or other similar transaction involving the Company (other than the Merger contemplated hereby or such sale transactions involving any Company Subsidiary that are prohibited pursuant to Section 5.01); (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of the Company and the Company Subsidiaries, taken as a whole, in a single transaction or series of transactions; (3) any tender offer or exchange offer for 25% or more of the Shares or the filing of a registration statement under the Securities Act in connection therewith; (4) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the Shares (other than through arbitrage transactions); or (5) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

    SECTION 6.05.  DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.

    (a) Acquisition Co. shall cause the Surviving Corporation to keep in effect the provisions in its Articles of Incorporation and By-Laws containing the provisions with respect to exculpation of director and officer liability and indemnification set forth in the Articles of Incorporation and By-Laws of the Company on the date of this Agreement to the fullest extent permitted under Minnesota Law, which provisions shall not be amended, repealed or otherwise modified except as required by applicable Law or except to make changes permitted by Law that would enlarge the exculpation or rights of indemnification thereunder. Acquisition Co. acknowledges that the Company has entered into certain indemnification agreements including, without limitation, an agreement to indemnify members of the Special Committee of the Company's Board of Directors. Acquisition Co. hereby consents that such agreements shall remain enforceable obligations of the Surviving Corporation after the Effective Time.

    (b) From and after the Effective Time, Acquisition Co. hereby agrees to guarantee and to cause the Surviving Corporation to perform all of its obligations under the Articles of Incorporation and By-laws of the Company with respect to indemnification and under any indemnification agreements currently in effect between the Company and any officer or director of the Company.

    (c) The Surviving Corporation shall maintain in effect for six years from the Effective Time directors' and officers' liability insurance covering the persons who are currently covered in their capacities as such directors and officers by the Company's existing directors' and officers' policies and on terms substantially no less advantageous than such existing insurance coverage; provided however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.05 more than an amount per year equal to 200% of the current annual premiums (which premium the Company represents and warrants to be approximately $46,000 in the aggregate) paid by the Company for such existing insurance coverage (the "Cap"); provided further, however, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

    (d) The rights under this Section 6.05 shall be in addition to any other rights under Minnesota law or otherwise. This Section 6.05 shall survive the consummation of the Merger.

    SECTION 6.06. FURTHER ASSURANCES. Acquisition Co. shall, and the Majority Shareholders shall undertake reasonable best efforts to cause Acquisition Co. to, take all action necessary to perform Acquisition Co.'s obligations under this Agreement.

    SECTION 6.07. PUBLIC ANNOUNCEMENTS. Acquisition Co. and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with the National Association of Securities Dealers, Inc. or any national securities exchange to which the Company is a party. The parties have agreed on the text of a joint press release by which Acquisition Co. and the Company will announce the execution of this Agreement.

    SECTION 6.08. EMPLOYEE MATTERS. Acquisition Co. agrees that, for the period from the Effective Time to December 31, 1999, subject to applicable law, the Surviving Corporation and its subsidiaries will provide benefits to its employees which will, in the aggregate, be comparable to those currently provided by the Company and Company Subsidiaries to their employees (other than any stock option or other equity based incentive plan currently provided by the Company). Notwithstanding the foregoing, nothing herein shall otherwise limit the Surviving Corporation's right to amend, modify or terminate any Plan (as defined in Section 3.10 hereof.).

    SECTION 6.09. DELIVERY OF SEC DOCUMENTS. Each of the Company and Acquisition Co. shall promptly deliver to the other true and correct copies, of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement.

    SECTION 6.10. FINANCING. A written commitment letter from a lending institution has been obtained which will provide financing sufficient in amount to allow Acquisition Co. to transfer to the Surviving Corporation the aggregate Merger Consideration at the Effective Time as provided in Article II. Prior to the Effective Time, the Majority Shareholders and Acquisition Co. shall use their reasonable best efforts to cause Acquisition Co. and/or the Majority Shareholders to enter into a binding credit facility or loan agreement with respect to a financing to allow Acquisition Co. to transfer to the Surviving Corporation the aggregate Merger Considerations.

    SECTION 6.11. RESIGNATION OF DIRECTORS. Prior to the Effective Time, the Company shall deliver to Acquisition Co. evidence satisfactory to Acquisition Co. of the resignation of all directors of the Company (except as requested by Acquisition Co.) effective at the Effective Time.

    SECTION 6.12. ACCESS TO INFORMATION. From the date hereof until the Effective Time, the Company will give Acquisition Co., its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and Company Subsidiaries, will furnish to Acquisition Co., its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with Acquisition Co., in its investigation of the business of the Company and Company Subsidiaries; provided that no investigation pursuant to this Section 6.11 shall affect any representation or warranty given by the Company to Acquisition Co. hereunder.

                                  ARTICLE VII
                            CONDITIONS TO THE MERGER

    SECTION 7.01. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company and Acquisition Co. to consummate the Merger are subject to the satisfaction of the following conditions:

        (a) this Agreement and the Merger contemplated hereby shall have been approved and adopted by (i) the affirmative vote of a majority of the shares of Company Common Stock held by the Minority Shareholders and (ii) the affirmative vote of a majority of all of the outstanding shares of Company Common Stock in accordance with Minnesota Law and the Company's Articles of Incorporation;

        (b) no Governmental Authority or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (each an "Order") or statute, rule, regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; and

        (c) all actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Merger shall have been completed or obtained.

    SECTION 7.02. CONDITIONS TO THE OBLIGATIONS OF ACQUISITION CO. The obligations of Acquisition Co. to consummate the Merger are subject to the satisfaction of the following further conditions:

        (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) except to the extent expressly permitted under this Agreement, the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto (x) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Effective Time as if made at and as of such time, and (y) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Effective Time as if made and as of such time and (iii) Acquisition Co. shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

        (b) the Dollar Weighted Trading Price (as hereinafter defined) of CorVel, Inc. ("CorVel") common stock shall not be less than $20.00. For purposes of this Agreement, "Dollar Weighted Trading Price" shall mean the quotient of (A) the product of (i) the total number of shares of CorVel traded during the fifteen (15) trading days immediately prior to the date of the Stockholder's Meeting, multiplied by (ii) the price paid per share, divided by (B) the total number of shares of CorVel traded during such fifteen (15) day period;

        (c) holders of no more than five percent (5%) of the outstanding Company Common Stock shall have exercised dissenters' rights; and

        (d) there shall not be instituted or pending any action or proceeding by any government or Governmental Authority that has a reasonable likelihood of success, before any court or Governmental Authority, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger or seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by this Agreement, (ii) seeking to restrain or prohibit the Surviving Corporation's (including it subsidiaries and affiliates) ownership or operation of all or any material portion of the business or assets of the Company and Company Subsidiaries, taken as a whole, or to compel the Surviving Corporation or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and Company Subsidiaries, taken as a whole, (iii) seeking to impose or confirm material limitations on the ability of the Surviving Corporation or any of its subsidiaries or affiliates to effectively control the business or operations of the Company and Company Subsidiaries, taken as a whole, or the ability of the Majority Shareholders effectively to exercise full rights of ownership of any shares of the Surviving Corporation or any of its subsidiaries or affiliates prior to the Effective Time on all matters properly presented to the Surviving Corporation's stockholders, or (iv) seeking to require divestiture by the Majority Shareholders of any shares of the Surviving Corporation, and no court, arbitrator or governmental body, agency or official shall have issued any judgment, order, decree or injunction, and there shall not be any statute, rule regulation proposed, adopted or enacted, that, in the sole judgment of Acquisition Co. is likely, directly or indirectly, to result in any of the consequences referred to in the preceding clauses (i) through
    (iv);

        (e) Acquisition Co. shall have received all documents it may reasonably request relating to the existence of the Company and Company Subsidiaries and the authority of the Company for this Agreement, all in form and substance satisfactory to Acquisition Co.; and

        (f) funds in an amount sufficient to make the deposit required pursuant to Section 2.02(a), as contemplated in Section 6.10, shall have been transferred by Acquisition Co. to or in the manner directed by Company or the Surviving Corporation for the account of the Surviving Corporation or Acquisition Co. shall have otherwise demonstrated to the sole satisfaction of the Special Committee of the Board of Directors that it has immediate access to sufficient funds to enable performance of the obligations of Acquisition Co. hereunder, provided, however, that failure of satisfaction of this condition shall not waive or diminish the obligations of Acquisition Co. and the Majority Shareholders under Section 6.06 and 6.10.

        (g) Acquisition Co. shall have received such documents as it may reasonably request that evidence that the modifications to the Company Options held by holders (other than the Majority Shareholders) described in
    Section 2.04(a) have been duly approved by the Company and that the holders of such Company Options have duly consented to, and approved such modifications.

    SECTION 7.03. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

        (a) (i) Acquisition Co. shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) except to the extent expressly permitted under this Agreement, the representations and warranties of Acquisition Co. contained in this Agreement and in any certificate or other writing delivered by Acquisition Co. pursuant hereto shall be true in all material respects at and as of the Effective Time as if made at and as of such time and (iii) the Company shall have received a certificate signed by an executive officer of Acquisition Co. to the foregoing effect;

        (b) The Dollar Weighted Trading Price of CorVel common stock shall not be greater than $26.00 per share.

        (c) Acquisition Co. shall have entered into the binding credit facility or loan agreement referred to in Section 6.10 and such facility or agreement shall be in full force and effect or otherwise demonstrated to the sole satisfaction of the Special Committee of the Board of Directors immediate access to sufficient funds to enable performance of the obligations of Acquisition Co. hereunder.

        (d) Company shall have received a certificate signed, on behalf of the Company, by Jeffrey J. Michael, the Chief Executive Officer of Company, to the effect that, to the best of his knowledge, all the representations and warranties made by the Company in this Agreement are true, correct and complete in all material respects as of the Effective Time.

                                  ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 8.01. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby as follows:

        (a) by-mutual written consent duly authorized by the Boards of Directors of each of Acquisition Co., the Company, and the Special Committee of the Board of Directors of the Company;

        (b) by either Acquisition Co. or the Company, if the Effective Time shall not have occurred on or before December 15, 1999, provided that the party seeking to exercise such right is not then in breach in any material respect of any of its obligations under this Agreement;

        (c) by either the Company or Acquisition Co., if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Acquisition Co. or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

        (d) by Acquisition Co. if the Special Committee of the Board of Directors of the Company shall have (i) withdrawn or modified or amended in a manner adverse to Acquisition Co., its approval or recommendation of this Agreement and the Merger or its recommendation that stockholders of the Company adopt and approve this Agreement and the Merger or (ii) approved, recommended or endorsed any proposal for a Competing Transaction or
    (iii) if the Company has failed to mail notice of a special meeting of the Company's stockholders or failed to mail the Proxy Statement to its stockholders within 20 days after being cleared by the SEC or failed to include in such statement the recommendation referred to above;

        (e) by the Company, if in the exercise of its good faith judgment (after consultation with legal counsel) as to its fiduciary duties to the Minority Stockholders under applicable law, subject to compliance with the terms of
    Section 6.04, the Special Committee of the Board of Directors of the Company, or the Board of Directors of the Company determines that such termination is required by such fiduciary duties by reason of a proposal for a Competing Transaction;

        (f) by either Acquisition Co. or the Company, if a majority of the Minority Shareholders of the Company shall have failed to approve and adopt this Agreement and the Merger at a meeting duly convened therefor;

        (g) by Acquisition Co., upon a breach of any material representations, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any material representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) would not be satisfied (a "Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is curable by the Company in the reasonable opinion of Acquisition Co. within thirty (30) days through the exercise of its best efforts and for so long as the Company continues to exercise such best efforts, Acquisition Co. may not terminate this Agreement under this Section 8.01(g);

        (h) by the Company, upon breach of any material representations, warranty, covenant or agreement on the part of Acquisition Co. set forth in this Agreement, or if any material representation or warranty of Acquisition Co. shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) would not be satisfied ("Terminating Breach"); provided, however, that, if such Terminating Breach is curable by Acquisition Co. in the reasonable opinion of the Company within thirty (30) days through best efforts and for so long as Acquisition Co. continues to exercise such best efforts, the Company may not terminate this Agreement under this Section 8.01(h);

        (i) by the Company if the Dollar Weighted Trading Price of CorVel common stock is greater than $26.00 per share;

        (j) by Acquisition Co., if the Dollar Weighted Trading Price of CorVel common stock is less than $20.00 per share;

        (k) by Acquisition Co., if the holders of more than five percent (5%) of the outstanding Company Common Stock shall have exercised dissenters' rights.

    SECTION 8.02. FEES AND EXPENSES. Except as set forth in this Section, all costs and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such expenses, whether or not any Merger is consummated.

    SECTION 8.03. AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    SECTION 8.04. WAIVER. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and
(c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE IX
                               GENERAL PROVISIONS

    SECTION 9.01.  NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
AGREEMENTS. The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time, except that the agreements set forth in Articles I and II and Sections 6.05 and 6.08 shall survive the Effective Time indefinitely.

    SECTION 9.02. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

    if to Acquisition Co.:

       ENStar Aquisition, Inc.
       6479 City West Parkway
       Eden Prairie, Minnesota 55344-3246
       Attn: Jeffrey J. Michael
       Facsimile: 612-947-8660

    with a copy to:

       Burton G. Ross, Esq.
       Ross Rosenblatt, Ltd.
       4100 Piper Jaffray Tower
       222 South Ninth Street
       Minneapolis, Minnesota 55402
       Facsimile: 612-338-1131

    if to the Company:

       ENStar Inc.
       7450 Flying Cloud Drive
       Eden Prairie, MN 55344
       Attn: Peter Flynn

    with a copy to:

       Richard Braun
       Special Committee of the Board of Directors
       c/o MEDTOX Scientific, Inc.
       402 West County Road D
       St. Paul, MN 55112
       Facsimile: 651-628-6102

    and

       Robert R. Ribeiro, Esq
       Hinshaw & Culbertson
       222 South Ninth Street, Suite 3100
       Minneapolis, Minnesota 55402
       Facsimile: 612-334-8888

    and

       Patrick Courtemanche, Esq.
       Dorsey & Whitney
       Pillsbury Center South
       220 South Sixth Street
       Minneapolis, Minnesota 55402
       Facsimile: 612-340-8827

    SECTION 9.03. CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

        (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

        (b) "beneficial owner" with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or
    (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or any person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares;

        (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of Minneapolis;

        (d) "Company Disclosure Schedule" means the disclosure schedule provided by the Company pursuant to this Agreement;

        (e) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

        (f) "Governmental Authority" means any United States (federal, state or local) or foreign government, or governmental, regulatory or administrative authority, agency or commission;

        (g) "person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

        (h) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

    SECTION 9.04. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

    SECTION 9.05. ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article II and Sections 6.05 and 6.08 (collectively, the "Third Party Provisions"), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provisions may be enforced by the beneficiaries thereof.

    SECTION 9.06. INCORPORATION OF EXHIBITS. The Company Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

    SECTION 9.07. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

    SECTION 9.08. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Minnesota state or federal court sitting in the County of Hennepin, State of Minnesota.

    SECTION 9.09. HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 9.10. COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    SECTION 9.11. WAIVER OF JURY TRIAL. Each of the Company and Acquisition Co. hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Company or Acquisition Co. in the negotiation, administration, performance and enforcement thereof.

    SECTION 9.12. ENTIRE AGREEMENT. This Agreement, the Exhibits, the Company Disclosure Schedule, and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

    IN WITNESS WHEREOF, Majority Shareholders, Acquisition Co. and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                                       ENSTAR INC.

                                                       By:              /s/ Peter E. Flynn
                                                            -----------------------------------------
                                                                       Name: Peter E. Flynn
                                                                 Title: Executive Vice President

                                                       ENSTAR ACQUISITION, INC.

                                                       By:            /s/ Jeffrey J. Michael
                                                            -----------------------------------------
                                                                     Name: Jeffrey J. Michael
                                                                         Title: President

                                                       JEFFREY J. MICHAEL

                                                                   /s/ Jeffrey J. Michael
                                                        ---------------------------------------------

                                                       JAMES H. MICHAEL

                                                                    /s/ James H. Michael
                                                        ---------------------------------------------

                                                       4J2R1C LIMITED PARTNERSHIP

                                                                    /s/ James H. Michael
                                                        ---------------------------------------------
                                                                    By: James H. Michael
                                                                    Its: General Partner

                                                       3J2R LIMITED PARTNERSHIP

                                                                   /s/ Jeffrey J. Michael
                                                        ---------------------------------------------
                                                                   By: Jeffrey J. Michael
                                                                Its: Managing General Partner

                                                       MICHAEL ACQUISITION CORPORATION TRUST U/A DATED
                                                       EFFECTIVE JULY 29, 1999

                                                       By:            /s/ Jeffrey J. Michael
                                                            -----------------------------------------
                                                                        Jeffrey J. Michael
                                                                             Trustee

                                                                       EXHIBIT B

                    GOLDSMITH, AGIO, HELMS SECURITIES, INC.
                MEMBER: NATIONAL ASSOCIATION SECURITIES DEALERS
                    FIRST BANK PLACE, THE FORTY-SIXTH FLOOR
             601 SECOND AVENUE SOUTH, MINNEAPOLIS, MINNESOTA 55402
                       TEL 612 339 0500  FAX 612 339 0507

13 August 1999

PERSONAL AND CONFIDENTIAL

Special Independent Committee of the Board of Directors
ENStar, Inc.
7450 Flying Cloud Drive
Eden Prairie, MN 55344-3720

Gentlemen:

    In connection with the proposed going private merger of a newly formed corporation owned by the Michael family and its affiliates ("Newco") with and into ENStar Corporation ("ENStar or "the Company"), you have requested our opinion as to the fairness, from a financial point of view, to the Company's minority shareholders of the consideration to be received by such shareholders for their common stock in the proposed going private merger (the "Merger"). The terms of the Merger are set forth in an Agreement and Plan of Merger dated August 13, 1999 (the "Merger Agreement") by and between the Company and Enstar Inc., ENStar Acquisition, Inc., Jeffery J. Michael, James H. Michael, Michael Acquisition Corporation Trust, 4J2RIC Limited Partnership, and 3J2R Limited Partnership ("Newco"). Pursuant to the Merger Agreement, Newco will merge with and into the Company and all of the shares of Common Stock held by the Company's shareholders, other than the Michael family and its affiliates and any dissenting shareholders, will be canceled and converted into the right to receive $12.50 per share in cash (the "Merger Consideration").

    As a customary part of its investment banking business, Goldsmith, Agio, Helms Securities, Inc. ("GAHS") is engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, and valuations for estate, corporate, and other purposes. In return for our services in connection with providing this opinion, the Company, through its Special Committee, will pay us a fee for this fairness opinion, which fee is not contingent upon the consummation of the Merger, and indemnify us against certain liabilities. We are also acting as a financial advisor to the Special Committee in connection with the Merger for which we will receive an additional fee which is contingent upon the consummation of the Merger.

    In arriving at our opinion, we have undertaken such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have:

    (i) Reviewed a draft of the Merger Agreement;

    (ii) Analyzed financial and other information that is publicly available relating to ENStar, CorVel Corporation ( "CorVel"), and Vicom, Inc. ("Vicom") and their respective assets and liabilities.

   (iii) Analyzed certain financial and operating data of the Company that has been made available to us by ENStar, which data did not include financial and operating data for CorVel or Vicom.

    (iv) Visited certain facilities of the Company and discussed with management of the Company the financial condition, operating results, business outlook and prospects of the Company. We did not visit CorVel or Vicom's facilities and did not hold discussions with CorVel or Vicom regarding their future business outlook.

    (v) Held discussions with certain third parties with respect to their interest in acquiring or merging with all or part of the Company's various assets.

    (vi) Consulted with the Company's tax advisors regarding the tax implications associated with the sale of ENStar's assets in a managed sale process.

   (vii) Analyzed the possible adverse effect on the market price of CorVel common stock, which might occur in the event of a public market sale of ENStar's 25 percent ownership position in CorVel.

  (viii) Analyzed the valuations of publicly traded companies that we deemed comparable to the Company's operating businesses.

    (ix) Performed a comparable merger and acquisition analysis for the Company's operating businesses.

    (x) Performed discounted cash flow analyses related to the Company's primary operating business, Americable, Inc.

    (xi) Analyzed premiums paid for small capitalization stocks.

    In arriving at our conclusions, we have relied upon and assume the accuracy, completeness, and fairness of the financial statements and other information furnished by, or publicly available relating to, the Company or otherwise made available to us, and have not assumed responsibility independently to verify such information. We have further relied upon assurances by the Company that the information provided to us has a reasonable basis, and with respect to projections and other business outlook information, reflects the best currently available estimates, and that the Company is not aware of any information or fact that would make the information provided to us incomplete or misleading. In arriving at our opinion, we have not performed any appraisals or valuations of specific assets or liabilities of the Company and express no opinion regarding the liquidation value of the Company or any of its assets. Our opinion is based upon the information available to us and the facts and circumstances as they exist and are subject to evaluation on the date hereof. In this regard, we have relied upon, and noted that, recent trading prices of CorVel common stock, have been within the range established by Section 7.02 and 7.03 of the Merger Agreement. Events occurring after the date hereof, including changes in the price of CorVel common stock, could materially affect the assumptions used in preparing this opinion, and the conclusions reached herein. However, we do not have any obligation to update, revise or reaffirm this opinion.

    We have relied, with respect to legal and accounting matters related to the Merger, on the advice of the Special Committee's and the Company's legal and accounting advisors. We have made no independent investigation of any legal or accounting matters that may affect the Company and have assumed the correctness of the legal and accounting advice provided to the Special Committee, the Company and its Board of Directors.

    Our opinion is rendered for the benefit and use of the Special Committee of the Board of Directors of the Company in connection with the Board's consideration of the Merger and does not constitute a recommendation to any holder of Company common stock as to how such shareholder should vote with respect to the Merger. We have not been asked to, nor do we express an opinion as to the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. This opinion may not be published or otherwise used or referred to publicly without our written consent; provided, however, that this opinion may be included in its entirety in any filing with the Securities and Exchange Commission with respect to the Merger.

    Based upon and subject to the foregoing, and based upon such other facts as we consider relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the Company's minority shareholders for their common stock in the proposed Merger is fair to such shareholders from a financial point of view.

Sincerely,

By: /s/ Goldsmith, Agio Helms Securities, Inc.
---------------------------------------------

Goldsmith, Agio, Helms Securities, Inc.

                                                                       EXHIBIT C

                  MINNESOTA BUSINESS CORPORATIONS ACT SECTIONS
                        DEALING WITH DISSENTERS' RIGHTS

    302A.471 RIGHTS OF DISSENTING SHAREHOLDERS--SUBDIVISION 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

        (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

           (1) alters or abolishes a preferential right of the shares;

           (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

           (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

           (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

        (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

        (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3;

        (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

        (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

    Subd. 2. BENEFICIAL OWNERS. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

    (b) A beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

    Subd. 3. RIGHTS NOT TO APPLY. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

    (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

    Subd. 4. OTHER RIGHTS. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

    (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

    (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

    (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1 up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

    Subd. 2. NOTICE OF ACTION. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

    Subd. 3. NOTICE OF DISSENT. If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

    Subd. 4. NOTICE OF PROCEDURE; DEPOSIT OF SHARES. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

        (1) The address to which a demand for payment and certificates of certified shares must be sent in order to obtain payment and the date by which they must be received;

        (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

        (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

        (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

    (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice was given, but the dissenter retains all other rights of a shareholder until the proposed action takes place.

    Subd. 5. PAYMENT; RETURN OF SHARES. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

        (1) the corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

        (2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to each the estimate; and

        (3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

    (b) The corporation may withhold the remittance described in paragraph
(a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction.

    The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

    (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

    Subd. 6. SUPPLEMENTAL PAYMENT; DEMAND. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

    Subd. 7. PETITION; DETERMINATION. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

    Subd. 8. COSTS; FEES; EXPENSES. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

    (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

    (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                                 FORM OF PROXY

                                  ENSTAR INC.
                            7450 FLYING CLOUD DRIVE
                         EDEN PRAIRIE, MINNESOTA 55344
    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 1, 1999
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned appoints Peter E. Flynn and Richard J. Braun, and each of them, with power to act without the other and with all the right of substitution in each, the proxies of the undersigned to vote all shares of Common Stock of ENStar Inc. (the "Company") held by the undersigned on October 15, 1999, at the Annual Meeting of Shareholders of the Company, to be held on December 1, 1999 at 9:00 a.m. local time at the offices of the Company, 7450 Flying Cloud Drive, Eden Prairie, Minnesota, and all adjournments thereof, with all powers the undersigned would possess if present in person. All previous proxies given with respect to the meeting are revoked.

    Receipt of Notice of Annual Meeting of Shareholders and Proxy Statement is acknowledged by your execution of this proxy. Complete, sign, date, and return this proxy in the addressed envelope, no postage required. Please mail promptly to save further solicitation expenses.

1. Approval of Merger Agreement,
   dated August 13, 1999, by and
   among ENStar Inc., ENStar
   Acquisition, Inc. and the Michael
   Family

            / /  FOR            / /  AGAINST            / /  ABSTAIN

2. If the Merger Agreement is not approved, or if the Merger Agreement is terminated, and unless otherwise indicated below by a line through the name of a nominee, for the election of the nominees for director indicated below:

       James H. Michael   Jeffrey J. Michael  Miles E. Efron  Richard J. Braun

             (CONTINUED, AND TO BE DATED AND SIGNED, ON OTHER SIDE)

3. To vote with discretionary authority upon such other matters as may come before the meeting. (Discretionary authority will only be exercised with respect to votes in favor or abstentions.)

                       / / APPROVED         / / WITHHELD

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS PROVIDED BY THE UNDERSIGNED SHAREHOLDER, THIS PROXY WILL BE VOTED "FOR" ITEM 1 LISTED HEREIN, AND "FOR" EACH DIRECTOR NAMED IN ITEM 2. UPON ALL OTHER MATTERS, THE PROXIES SHALL VOTE AS THEY DEEM IN THE BEST INTERESTS OF THE COMPANY.

                                              SIGNATURE(S)

                                              __________________________________

                                              __________________________________

                                              DATED: _____________________, 1999

    INSTRUCTION: When shares are held by joint tenants, all joint tenants should sign. When signing as attorney, executor, administrator, trustee, custodian, or guardian, please give full title as such. If shares are held by a corporation, this proxy should be signed in full corporate name by its president or other authorized officer. If a partnership holds the shares subject to this proxy, an authorized person should sign in the name of such partnership.